Exhibit 10.57

CONFIDENTIAL TREATMENT REQUESTED UNDER

17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 240.24b-2.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

AMENDED AND RESTATED

COLLABORATION AGREEMENT

by and between

THE PROCTER & GAMBLE COMPANY

and

PROCTER & GAMBLE PHARMACEUTICALS, INC.

and

AVENTIS PHARMACEUTICALS INC.

Dated October 8, 2004

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		1

ARTICLE II - COMPENSATION		15
A.	Milestone Payments to P&G	15
B.	Global Payment	15

ARTICLE III - OVERALL COLLABORATION STRUCTURE		15
A.	Alliance Management Structure	15
B.	Conduct of Work	17
C.	Costs and Expenses of Alliance Management	18
D.	Management of Product Improvements	19
E.	Costs and Expenses of Studies	19
F.	Labeling	20
G.	Research and Development	21
H.	Regulatory Decision-Making	23
I.	Employees	23
J.	Promotional Commitments	23
K.	Global Efforts	24
L.	2004 Efforts	24

ARTICLE IV - CO-PROMOTION TERRITORY		24
A.	Rights and Obligations of the Parties	24
B.	Promotion Efforts	25
C.	Marketing Efforts and R&D Efforts	29
D.	Other Expenses	30
E.	Recording of Sales	31
F.	Marketing Services Agreements	31
G.	Health Registrations	31
H.	Product Recalls	32
I.	Trademarks	33
J.	Conversion to Secondary Co-Promotion Territory	33
K.	Conversion of Italy	33

ARTICLE IVa - SECONDARY CO-PROMOTION TERRITORY		34
A.	Rights and Obligations of the Parties	34
B.	Promotion Efforts	34
C.	Marketing Efforts and Joint R&D Efforts	38
D.	Other Expenses	40
E.	Recording of Sales	40
F.	Marketing Services Agreements	40
G.	Health Registrations	41
H.	Product Recalls	43
I.	Trademarks	44

J.	Product Supply and Cost	44
K.	Expansion Countries	44

ARTICLE V - CO-MARKETING TERRITORY		45
A.	Rights of the Parties	45
B.	Independent Management	45
C.	Recording of Sales	45
D.	Expenses	46
E.	Health Registrations	46
F.	Product Recalls	47
G.	Trademarks	47
H.	Product Supply and Cost	48

ARTICLE VI - POTENTIAL CO-PROMOTION TERRITORY		48
A.	Rights and Obligations of the Parties	48
B.	Management Structure	49
C.	Recording of Sales	49
D.	Expenses	49
E.	Product Supply and Cost	49
F.	Health Registrations	50
G.	Product Recalls	52
H.	Trademarks	53
I.	Additions to the Potential Co-Promotion Territory	53

ARTICLE VII - CONVERTED TERRITORIES		53
A.	Conversion of Potential Co-Promotion Territory	53
B.	Primary Converted Co-Promotion Territory	55
C.	Secondary Converted Co-Promotion Territory	56
D.	Converted Co-Marketing Territory	57
E.	Conversion of Co-Marketing Territory to Co-Promotion Territory	58
F.	Limitation Upon or After Change in Control with Respect to P&G	60

ARTICLE VIII - [RESERVED]		60

ARTICLE IX - MANUFACTURING AND SUPPLY		60

ARTICLE X - WHITE SPACE TERRITORY		60
A.	Commercialization	61
B.	License Grant	61
C.	Failure to Comply with Sub-Licensing Obligations	61
D.	Recording of Sales	62
E.	Terms and Conditions of Sub-License Agreements	62
F.	Consideration	62
G.	Expenses	62

H.	Health Registrations	62
I.	Trademarks	63
J.	Conversion to Potential Co-Promotion Territory	63
K.	Product Supply and Cost	63

ARTICLE XI - ACTIVITIES OUTSIDE THE TERRITORY		64

ARTICLE XII - INTELLECTUAL PROPERTY DISCLOSURE, RIGHTS AND ENFORCEMENT		64
A.	Know-how	64
B.	Ownership of Patents	64
C.	Grant of License by API	64
D.	Filing, Prosecution and Maintenance of Patent Applications	64
E.	Patent Prosecution and Maintenance Responsibilities	65
F.	Enforcement of Patents	66
G.	Enforcement of Trademarks	68
H.	Limitation of Rights	70

ARTICLE XIII - CONFIDENTIALITY OF INFORMATION		70
A.	Non-Disclosure of Confidential Information	70
B.	Exceptions	70
C.	Publication	71
D.	Duration	71
E.	External Communications	72
F.	Merger of Prior Confidentiality Agreement	72

ARTICLE XIV - REPRESENTATIONS AND WARRANTIES		72
A.	Representations and Warranties of HMR	72
B.	Representations and Warranties of P&G	73

ARTICLE XV - INDEMNIFICATION		75
A.	Indemnification Obligations	75
B.	Procedures for Indemnification	76

ARTICLE XVI - DISPUTE RESOLUTION		77
A.	Dispute Resolution Process	77
B.	Arbitration	78

ARTICLE XVII - TERM AND TERMINATION		79
A.	Term of the Agreement	79
B.	Termination for Material Breach	81
C.	Termination for Bankruptcy	83
D.	Termination Prior to Third Milestone Payment	84
E.	Termination for Arbitral Decision Against a Party’s Vital Interest	84
F.	Termination by Mutual Consent	85
G.	Other Rights	85

H.	Other Collaboration Agreement Documents	85
I.	Survival of Liability	86
J.	Change in Control Put/Call Rights	86

ARTICLE XVIII - PRODUCT IMPROVEMENTS		89
A.	Proposed Product Improvements	89
B.	Product Improvements Initiated Prior to Product Improvement Trigger	89
C.	Product Improvements Initiated After Product Improvement Trigger	90
D.	Osteoarthritis Product Improvement	94

ARTICLE XIX - ADVERSE EVENT REPORTING		95

ARTICLE XX - COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS		95

ARTICLE XXI - ACCOUNTING		96
A.	Records	96
B.	Audit Procedure	96
C.	Audit Results	96
D.	Challenge Procedure	97
E.	Co-Marketing and Converted Co-Marketing Territories	97
F.	Merck License	97

ARTICLE XXII - COMMERCIALIZATION OF SECONDARY PRODUCTS		97

ARTICLE XXIII - RISEDRONATE OTC RIGHT		98
A.	P&G Exclusive Rights to OTC Products	98
B.	Remuneration of API Upon Introduction of OTC Product	98

ARTICLE XXIV - [RESERVED]		99

ARTICLE XXV - MISCELLANEOUS		99
A.	Use and Obligations of Affiliates	99
B.	Setoff	99
C.	Payment Method	99
D.	Currency Conversion	99
E.	Additional Agreements	100
F.	Withholding Tax	100
G.	Non-Assignment	100
H.	Force Majeure	100
I.	Governing Law	101
J.	Entire Agreement	101
K.	Severability	101
L.	Amendments	101
M.	Notices	101
N.	Waivers	102

O.	Survival	102
P.	Captions	102
Q.	Counterparts	102
R.	Original Agreement	102
S.	Cross Border Trade	102

List of Schedules and Exhibits

Schedule I-A -	API Patents

Schedule I-B -	Cost of Goods

Schedule I-C -	Net Outside Sales

Schedule I-D -	P&G Patents

Schedule I-E -	Example of FTE Calculation

Schedule I-F -	Potential Co-Promotion Territory

Schedule I-G -	Example of Threshold Amount Using CPIU

Schedule I-H -	Primary Detail Cost Determination

Schedule I-I -	Detail Definitions

Schedule I-J -	Detailing Effort Evaluation

Schedule I-K -	Co-Promotion Initial Marketing Spend and Secondary Co-Promotion Initial Marketing Spend

Schedule II(B) -	Calculation of Reimbursement Payment

Schedule III(A)(2)(a) -	Oversight Committee

Schedule III(A)(2)(b) -	Alliance Management Committee

Schedule III(A)(2)(c) -	Research & Development Committee

Schedule III (A)(2)(d) -	Global Commercial Steering Team

Schedule III(E) -	Listed Studies

Schedule III(G)(1) -	Current Programs

Schedule IV(B)(4) -	Base Detailing Efforts (Co-Promotion Territory)

Schedule IV(B)(7) -	Calculation of Actual Detailing Efforts and Detailing Efforts Service Mark Up

Schedule IV(B)(8) -	Under Performance of Detailing Efforts

Schedule IV(E)(2) -	Bundled Sales Calculation

Schedule IVa(B)(4) -	Base Detailing Efforts (Secondary Co-Promotion Territory)

Schedule VII(A)(2) -	Definition of Detailing Capacity for Conversion of Co-Promotion/Co-Marketing

Schedule VII(C)(1) -	Entry Payment

Schedule X(F) -	Calculation of Payments in White Space Territory

Schedule XIV(A)(1)(c) -	Collaboration Agreement Documents by HMR

Schedule XIV(B)(1)(c) -	Collaboration Agreement Documents by P&G

Schedule XIV(B)(2)(d) -	Pending Litigation

Exhibit A -	Listed Entities

AMENDED AND RESTATED COLLABORATION AGREEMENT

AMENDED AND RESTATED COLLABORATION AGREEMENT (this “Agreement”) dated as of the 8th day of October, 2004 (the “A&R Agreement Effective Date”), between The Procter & Gamble Company, a corporation organized and existing under the laws of the State of Ohio, having offices at One Procter & Gamble Plaza, Cincinnati, Ohio, Procter & Gamble Pharmaceuticals, Inc., a corporation organized and existing under the laws of Ohio, having offices at One Procter & Gamble Plaza, Cincinnati, Ohio (collectively, “P&G”), and Aventis Pharmaceuticals Inc., a corporation organized and existing under the laws of Delaware with a place of business at 300 Somerset Corporate Boulevard, Bridgewater, New Jersey (“API”).

WHEREAS, P&G and Hoechst Aktiengesellschaft (“HMR”) entered into the Collaboration Agreement (as amended prior to the A&R Agreement Effective Date, the “Original Agreement”), dated April 30, 1997 (the “Original Agreement Effective Date”), pursuant to which HMR agreed to collaborate with P&G to commercialize the Product within the Territory pursuant to the Original Agreement and the other Collaboration Agreement Documents; and

WHEREAS, API is the successor to HMR’s rights and obligations under the Original Agreement, and P&G and API desire to continue the collaboration between the parties with respect to the Product and amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings for purposes of the Collaboration Agreement Documents:

“Action” shall mean any claim, litigation, suit, cause of action, opposition proceeding, arbitration, mediation, or any other proceeding by or before any court, arbitrator, mediator or governmental authority.

“Actual Detailing Effort” (“ADE”) shall mean (a) for the time period prior to January 1, 2005, the actual Details, and (b) for the time period beginning January 1, 2005 and thereafter, the actual Primary Details and Secondary Details, as measured pursuant to Schedule I-J, in each case performed by a party in a particular country during a semi-annual period, as expressed in PDEs. If a party’s ADE exceeds its Detail Commitment, such ADE will be set to a level equal to such Detail Commitment.

“Affiliate” shall mean, with respect to a person, any other person directly or indirectly controlled by, controlling, or under common control with, such person.

“Alliance Detail Objective” shall mean, with respect to both parties in a particular country in a semi-annual period, the combined target level of Details agreed by both parties in such country as further described in Section IV(B)(4) and Section IVa(B)(4).

“Alliance General Manager” shall mean the cross-functional business manager described in Section III(A)(3).

“Alliance Management Committee” shall mean the committee described in Schedule III(A)(2)(b).

“ANDA” shall have the meaning set forth in Section XII(F)(1)(a).

“API Patent” shall mean the entire right, title and interest in the claim of a patent which: (a) claims an invention conceived and/or reduced to practice by or for API before or during the Term, regarding Risedronate, compositions containing Risedronate, or methods of making or using Risedronate; or (b) is otherwise acquired by API with the right to sublicense before or during the Term which would be infringed by the manufacture, use, import, or sale of a Product in the Territory. API Patents include, without limitation, the patents and patent applications listed in Schedule I-A (as may be amended as appropriate), and all continuing and divisional patent applications, continuations-in-part, reissue applications and all other related patent applications claiming priority, indirectly and directly, to said applications, and all patents issuing therefrom in the Territory as well as extensions thereof, including Supplementary Certificates of Protection of a member state of the European Community.

“API Product Improvement” shall have the meaning set forth in Section XVIII(C)(2).

“API Studies” shall have the meaning set forth in Section III(E)(2).

“Assertion” shall have the meaning set forth in Section XV(B)(1).

“Auditor” shall have the meaning set forth in Section XXI(B).

“Bankrupt Party” shall have the meaning set forth in Section XVII(C)(1).

“Budgetary CPI Adjustment” shall mean, for the United States, an adjustment on an annual basis for changes in inflation pursuant to the Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics (CPI) and, for each other country, an adjustment on an annual basis for changes in inflation pursuant to the nearest equivalent to the CPI for that country, in each case beginning as of the A&R Agreement Effective Date and continuing during the Term.

“Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized to close. Any reference in this Agreement to “day,” whether or not capitalized, shall refer to a calendar day, not a Business Day.

“Capacity” shall have the meaning set forth in Section VII(A)(2).

“Change in Control” shall mean an event which shall be deemed to have occurred as to a party: (i) if such party shall consolidate or merge with another person or entity (other than an Affiliate of such party), or convey, sell or lease to another person or entity (other than an Affiliate of such party), all or substantially all of the stock, assets or business of such party taken as a whole, unless the stockholders of such party immediately prior to any such transaction own a majority of the voting stock of the merged, consolidated or acquiring entity after such transaction; or (ii) upon consummation of any transaction or event as a result of which any other person or entity (other than an Affiliate of such party) acquires or controls and is able to vote more than fifty percent (50%) of the voting stock of such party or if any such person or entity (other than an Affiliate of such party) acquires direct or indirect power to direct or cause the direction of the management and policies of such party as such policies relate to the Product within the Territory, whether by ownership of voting stock, by contract, or otherwise.

“Change in Control Request” shall have the meaning set forth in Section XVII(J)(1).

“Collaboration Agreement Documents” shall mean, with respect to the time period prior to the A&R Agreement Effective Date, the Original Agreement, or, with respect to the time period from and after the A&R Agreement Effective Date, this Agreement, and in each case the Supply Agreement, the Marketing Services Agreements and any and all other agreements executed between the parties to assist or facilitate the transactions contemplated by or otherwise related to the Original Agreement or this Agreement, as applicable.

“Co-Market” shall mean the independent marketing, promotion, detailing, distribution and sale of the Product by P&G and API under two or more separate trademarks within the same country pursuant to the terms and conditions of the Collaboration Agreement Documents.

“Co-Marketing Territory” shall mean an area within the Territory in which P&G and API Co-Market, which area, at the A&R Agreement Effective Date, consists of Italy.

“Commercial Expenses” shall mean external out of pocket costs and expenses and internal costs and expenses authorized by both parties for Marketing Efforts and Non-Detailing Promotion Efforts in connection with the Product.

“Commercial Value” shall have the meaning set forth in Section XVIII(C)(4)(d).

“Confidential Information” shall have the meaning set forth in Section XIII(A).

“Contract Representative” shall mean a Representative who engages in Detailing Efforts and/or Non-Detailing Promotion Efforts with respect to the Product who is employed by a non-Affiliate third party or who is self-employed.

“Contract Year” shall mean each year beginning on any January 1 and ending on the next December 31.

“Control” shall mean, with respect to a person, such relationship as, in fact, constitutes actual control.

“Conversion Date” shall have the meanings set forth in Section VII(A) and Section VII(E).

“Conversion Notice” shall have the meanings set forth in Section VII(A) and Section VII(E).

“Converted Co-Marketing Territory” shall mean all countries formerly within the Potential Co-Promotion Territory with respect to which P&G has elected to convert the rights and obligations of the parties pursuant to Sections VII(A) and (D).

“Co-Promote” shall mean the marketing, promotion and detailing of the Product by P&G and API under one trademark within the same country pursuant to the terms and conditions of the Collaboration Agreement Documents.

“Co-Promotion Marketing Costs” (“CPMC”) shall have the meaning set forth in Section IV(F).

“Co-Promotion Minimum Marketing Spend” shall mean, for each country in the Co-Promotion Territory, an amount equal to the spending levels for each such country as set forth in Schedule I-K, as such amounts may be adjusted pursuant to the Budgetary CPI Adjustment on October 1 of each Contract Year beginning with October 1, 2005, such adjustment to be applicable to the spending levels for the following Contract Year; provided, however, that such minimum commitments will be renegotiated as required pursuant to Section III(J).

“Co-Promotion Service Mark Up” (“CPSMU”) shall have the meaning set forth in Section IV(F).

“Co-Promotion Territory” shall mean an area within the Territory, which area consists of (i) at the A&R Agreement Effective Date, the USA (including Puerto Rico), Canada, France, Belgium (including Luxembourg), The Netherlands and Germany, (ii) all countries formerly within the Co-Marketing Territory with respect to which P&G has revised the rights and obligations of the parties pursuant to Section VII(E), and (iii) Italy if the rights and obligations with respect to such country are revised by the parties pursuant to Section IV(K).

“Cost of Goods” shall have the meaning set forth in Schedule I-B.

“Current Programs” shall have the meaning set forth in Section II(G)(1).

“Detail” or “Detailing” shall mean a presentation by a Representative to an office- or hospital-based physician, licensed physician assistant, nurse practitioner, or any other office- or hospital-based person who is legally permitted to prescribe prescription drugs during which such Representative promotes the Product (whether or not such promotion occupies the entire visit or only some portion thereof). A sample drop does not constitute a Detail. The terms “Primary Detail” and “Secondary Detail” shall have the meanings ascribed in Schedule I-I to this Agreement. Unless the parties agree that for a particular country it is practicable to track calls made upon hospital-based persons as Details, such efforts shall be included in Non-Detailing Promotion Efforts.

“Detail Adjustment Factor” (“DAF”) shall mean, with respect to a party in a particular country in a semi-annual period, the ratio of that party’s ADE for such country during that period to that party’s DC for such country during that period.

“Detail Commitment” (“DC”) shall mean, with respect to a party in a particular country in a semi-annual period, the specified level of Details to be performed by such party, measured in PDEs pursuant to Schedules IV(B)(4) and IVa(B)(4). Any Detail Commitment established for a party shall also include a profile (e.g., prescriber deciles, physician specialties, or where practicable, a defined list of prescribers) of prescriber targets for such party in such country in such semi-annual period.

“Detailing Efforts” shall mean all activities within the Territory involving the Detailing of the Product.

“Drug Dossier” shall mean a global data base for the purpose of filing and maintaining Health Registrations, maintained by P&G and updated from time to time, which shall include a copy of the underlying data supporting, and a copy of, the NDA and any other application for a Health Registration filed by P&G or API with the USFDA or any Ministry of Health and such other data files containing standard information regarding Products in a form acceptable for a later filing with a Ministry of Health. P&G will include, and API will submit to P&G for inclusion, in the Drug Dossier all studies involving the Product, and all registration documents, including supplements and updates, used to obtain or maintain marketing approval in any country in the Territory in which that party has the responsibility to obtain or maintain Health Registrations or other approvals.

“Entry Payment” means any payment calculated and to be paid as set forth on Schedule VII(C)(1).

“Expansion Countries” shall mean Norway, Sweden, Finland, Denmark, Portugal, Austria, Switzerland, Greece, Mexico, Brazil and Australia.

“FDCA” shall mean the Food, Drug and Cosmetics Act of 1938, 21 United States Code 301 et. seq., as amended.

“First Extension Option” shall mean the extension of the Term by API pursuant to Section XVII(A)(2).

“First Option Extension Payment” shall mean the payment by API to P&G pursuant to Section XVII(A)(1), (2) or (3).

“Four Year R&D Plan” shall have the meaning set forth in Section III(G)(1).

“Full Time Equivalent” (“FTE”) shall mean a measurement of a party’s internal costs, where one FTE is the equivalent of the allocation of one hundred percent (100%) of one employee’s working hours in support of a particular effort. One FTE should represent the average annual cost for one employee performing a specific function in a specific country for a specific Contract Year. The cost of one FTE shall be agreed to by the parties and shall be applicable to both parties. Calculation of an FTE includes salary and benefits, bonuses and rewards, normal operating expenses (automobile, office supplies, office space, equipment, depreciation, repairs, maintenance, telephones, computers, etc.) and normal travel and meeting expenses. Examples of FTE calculations are included in Schedule I-E.

“Fully Dedicated Contract Representative” shall mean a Contract Representative engaged by a party that exclusively promotes the products owned, licensed or co-promoted by the party by which it is engaged.

“Future Programs” shall have the meaning set forth in Section III(G)(1).

“GMP” shall mean current Good Manufacturing Practices as defined in the FDCA and related regulations or any successor laws or regulations governing the manufacture of Product.

“GCS Team” shall mean the Global Commercial Steering Team described in Schedule III(A)(2)(d).

“Health Registration” shall mean any and all consents, licenses, authorizations, reimbursement pricing or approvals required by the USFDA or any Ministry of Health for the distribution, sale, manufacture, or testing of the Product, including, without limitation, an NDA or supplemental NDA or other application or supplemental application for a Health Registration.

“Indemnitee” shall have the meaning(s) set forth in Section XV.

“Indemnitor” shall have the meaning(s) set forth in Section XV.

“Industry Expert” shall have the meaning set forth in Section III(G)(2).

“Infringement” shall have the meaning set forth in Section XII(G)(1).

“Invention” shall have the meaning set forth in Section XII(D)(1).

“Italy Conversion” shall have the meaning set forth in Section IV(K).

“Joint Forecast” shall have the meaning set forth in Section III(B)(3).

“Joint Product Improvement” shall have the meaning set forth in Section XVIII(A)(1).

“Joint Studies” shall have the meaning set forth in Section III(E)(3).

“Know-how” shall mean the entire right, title and interest in trade secret information or other confidential information, whether or not patentable, which is required for the research, development and commercialization of Product. “P&G Know-how” shall mean the entire right, title and interest in Know-how owned solely, owned jointly with a third party or otherwise possessed, in each case with the right to license, by P&G before or during the Term. “API Know-how” shall mean the entire right, title and interest in Know-how owned solely, owned jointly with a third party or otherwise possessed, in each case with the right to license, by API before or during the Term.

“Life Cycle Programs” shall have the meaning set forth in Section III(G)(1).

“Listed Studies” shall have the meaning set forth in Section III(E)(1).

“Losses” shall have the meaning set forth in Section XV(A).

“Marketing Efforts” shall mean any and all activities within the Territory undertaken by or for a party related to the marketing of the Product, including, without limitation, the undertaking of advertising, market research, conventions, symposia and marketing studies and which are not Detailing Efforts or Non-Detailing Promotional Efforts. The costs of Marketing Efforts shall include the actual cost of manufacturing and distributing samples of the Product.

“Marketing Services Agreement(s)” shall mean the agreements between P&G Affiliates and API Affiliates to be entered into pursuant to Section IV(F), Section IVa(F) and Section VII(B)(4).

“Merck License” means the License Agreement dated May 17, 2002, between P&G and Merck & Co. Inc.

“Ministry of Health” shall mean the USFDA or other governmental agencies (within or outside the US) charged with the authority to regulate the pricing, marketing, promotion, manufacture, testing, distribution or sale of pharmaceutical products in a country or countries.

“NDA” shall mean a New Drug Application as described by the FDCA and regulations promulgated thereunder.

“Net Outside Sales” shall have the meaning set forth in Schedule I-C.

“Non-Detailing Promotion Effort” shall mean a presentation or other direct interface by a Representative with any customer who is not an office-based physician, licensed physician assistant, nurse practitioner, or other office-based person who is legally permitted to prescribe prescription drugs during which such Representative promotes the Product. This includes, but is not limited to, presentations or other direct interfaces by a Representative with wholesalers, retailers, chain drug stores, managed care organizations, government workers, opinion leaders, pharmacists, medical associations and patient associations. Unless the parties agree that for a particular country it is practicable to track calls made upon hospital-based persons as Details, such efforts shall be included in Non-Detailing Promotion Efforts.

“Non-R&D Promotional Commitments” shall have the meaning set forth in Section III(J).

“Non-Requesting Party” shall have the meaning set forth in Section XVII(J)(1).

“Notifying Party” shall have the meaning set forth in Section XII(G)(1).

“OA Milestone Payment” shall have the meaning set forth in Section XVIII(D)(3).

“OA Milestone Trigger” shall have the meaning set forth in Section XVIII(D)(3).

“OTC Product” shall mean human pharmaceutical products containing Risedronate which may legally be sold to an end-user consumer without a prescription from a health care practitioner and which can be legally advertised to the end consumer directly.

“Other Information” shall have the meaning set forth in Section XIII(A).

“Oversight Committee” shall mean the committee described in Schedule III(A)(2)(a).

“P&G Patent” shall mean the entire right, title and interest in the claim of a patent which: (a) is owned solely, owned jointly with a third party, or licensed with the right to sublicense by P&G during the Term in the Territory; and (b) without license, would be infringed by the manufacture, use, import, or sale of Product or of Risedronate for use in a Product in the Territory. P&G Patents include, without limitation, the patents and patent applications listed in Schedule I-D (as may be amended as appropriate), and all continuing and divisional patent applications, continuations-in-part, reissue applications and all other related patent applications claiming priority, indirectly and directly, to said applications, and all patents issuing therefrom in the Territory as well as extensions thereof, including Supplementary Certificates of Protection of a member state of the European Community.

“P&G Product Improvement” shall have the meaning set forth in Section XVIII(A).

“P&G Studies” shall have the meaning set forth in Section III(E)(1).

“Patent Application” shall have the meaning set forth in Section XII(D)(1).

“Patent Expiration Date” shall mean, with respect to any country within the Territory, the last date of expiration of a Valid Claim covering the Product under any API Patent, P&G Patent or other patent owned or controlled by a party to this Agreement or any of its Affiliates.

“Patent Extension Payment” shall have the meaning set forth in Section XVII(A)(3).

“PCCPSMU” shall have the meaning set forth in Section VII(B)(4).

“PDMA” shall mean the Prescription Drug Marketing Act of 1987, 21 United States Code 301 et. seq., as amended.

“Person” whether or not capitalized, shall mean, as the context requires, a natural person, corporation, partnership, limited liability company, an association, trust or other entity or organization, including, without limitation, a government or political subdivision or agency or instrumentality thereof.

“PMO” shall mean postmenopausal osteoporosis.

“Potential Co-Promotion Territory” shall mean an area which area, at the A&R Agreement Effective Date, consists of all countries set forth in Schedule I-F; provided, however, that any country with respect to which P&G has revised the rights and obligations of the parties pursuant to Article VII shall not be considered part of the Potential Co-Promotion Territory from and after the Conversion Date except to the extent provided for in Article VII.

“Pre-Agreed Option Consideration” shall have the meaning set forth in Section XVIII(C)(4)(b).

“Primary Converted Co-Promotion Territory” shall mean all countries formerly within the Potential Co-Promotion Territory with respect to which P&G has elected to convert the rights and obligations of the parties pursuant to Sections VII(A) and (B).

“Primary Detail Cost” shall mean, with respect to each country in the Co-Promotion Territory or Secondary Co-Promotion Territory, the value of a Primary Detail. For each Contract Year, this value of a Primary Detail shall be established in accordance with Schedule I-H to this Agreement.

“Primary Detail Equivalent” (“PDE”) shall mean a measurement of Detailing Effort, where a Primary Detail shall have the value of *****. Unless the parties agree otherwise, the PDE for a Secondary Detail shall be *****. Unless the parties agree otherwise, all Details performed by Contract Representatives will have a PDE valued at 100% of the PDE value of Details performed by employee Representatives of a party.

“Product” shall mean any human pharmaceutical product containing Risedronate, including any Joint Product Improvement, but which product is not a P&G Product Improvement, an API Product Improvement or an OTC Product. Certain Sections of this Agreement refer to “P&G’s Product,” “API’s Product,” or “its Product.” Such terms refer to the Product marketed, promoted, sold or distributed by the party identified, but not to the Product marketed, promoted, sold or distributed by the other party, regardless of which party owns the trademark therefor.

“Product Components” shall mean any or all of the components required to manufacture, fabricate, package and label the Product.

“Product Improvement” shall mean any improvement, discovery, or invention dealing with the use or application of the Product, any indication for the Product other than Paget’s disease, PMO or corticosteroid induced osteoporosis, any new dosage form for the Product, any change in Product formulation and/or composition (including combination products containing Risedronate and another active ingredient) any change in Product dosage, including any change in the shape, size, or color of the Product and any material package or labeling change or enhancements intended for use in humans.

“Product Improvement Trigger” shall mean the date that API notifies P&G that it wishes to trigger the revised rights of the parties after such date, with respect to Product Improvements as set forth in Section XVIII(C), provided API provides such notice within thirty (30) days after the date API makes the Patent Extension Payment, if at all.

“Product Liability Action” shall mean any Action in which a third party alleges that ingestion or other medical use of the Product resulted in personal injury and/or economic harm.

“Promotion Efforts” shall mean any and all activities within the Territory related to the promotion and detailing of the Product and shall consist of Detailing Efforts and Non-Detailing Promotion Efforts.

“Promotional Actual Loss of Exclusivity” shall mean, with respect to a country, (i) the loss of marketing exclusivity (i.e., through loss of patent exclusivity, including expiration, invalidation or unenforceability, or any exclusivity granted by statute, law, regulation, rule or other act of a governmental authority) for any Product form representing more than ***** of the Net Outside Sales of the Product in such country for the prior Contract Year, (ii) the entry of a generic version of any Product form representing more than ***** of the Net Outside Sales of the Product in such country for the prior Contract Year, or (iii) reduction in Net Outside Sales of the Product in any Contract Year of ***** or more as compared to Net Outside Sales of the Product in the prior Contract Year.

“Promotional Loss of Exclusivity” shall mean either a Promotional Potential Loss of Exclusivity or a Promotional Actual Loss of Exclusivity.

“Promotional Potential Loss of Exclusivity” shall mean, with respect to a country, any event that a party determines in good faith could reasonably be expected to result in (i) the loss of marketing exclusivity for the Product in such country or (ii) the entry in such country of (A) a generic version of any dosage or form of the Product as marketed at the date of determination or (B) a generic version of a product in the bisphosphonate class substantially adversely affecting Product sales in such country.

“Put Interest” shall have the meaning set forth in Section XVII(J)(1).

“Put Price” shall have the meaning set forth in Section XVII(J)(1).

“Quarter” whether or not capitalized, shall mean any three-month period (i) beginning on any January 1 and ending on the next March 31, (ii) beginning on any April 1 and ending on the next June 30, (iii) beginning on any July 1 and ending on the next September 30, or (iv) beginning on any October 1 and ending on the next December 31.

“R&D Actual Loss of Exclusivity” shall mean a reduction in the global Net Outside Sales of the Product in any Contract Year of ***** or more as compared to global Net Outside Sales of the Product in the prior Contract Year.

“R&D Commitments” shall have the meaning set forth in Section III(G)(5).

“R&D Costs” shall mean all costs and expenses incurred in connection with any R&D Efforts, including the costs of agreed upon internal and external FTEs involved in such efforts.

“R&D Efforts” shall mean any and all activities within the Territory related to any Product Improvement, and any agreed clinical or pre-clinical study, process development or process improvement, regulatory filings or maintenance, pharmacovigilance, pharmacoeconomic studies, investigator-initiated grant studies or any other agreed research and development associated with the development or marketing of any Product conducted in accordance with the terms of this Agreement.

“R&D Leaders” shall mean the persons described in Schedule III(A)(2)(c).

“R&D Loss of Exclusivity” shall mean either an R&D Potential Loss of Exclusivity or an R&D Actual Loss of Exclusivity.

“R&D Potential Loss of Exclusivity” shall mean any event that a party determines in good faith could reasonably be expected to result in a material adverse effect on the global Net Outside Sales of the Product.

“Representative” shall mean an individual (i) employed and trained by P&G or API or (ii) employed by a non-Affiliate third party or self-employed and trained by P&G or API, in either case, to make presentations about the Product to physicians, residents and other persons legally permitted to prescribe prescription drugs and/or to other persons who influence the sale of prescription pharmaceutical products, including, without limitation, pharmacists and appropriate employees of managed care organizations.

“Research & Development Committee” (“R&D Committee”) shall mean the committee described in Schedule III(A)(2)(c).

“Requesting Party” shall have the meaning set forth in Section XVII(J)(1).

“Responsible Party” shall have the meaning(s) set forth in Section XII(D)(1) and Section XII(G)(1).

“Risedronate” shall mean 2-(3-pyridyl)-hydroxyethane-1,1-bisphosphonic acid, and any pharmaceutically acceptable salt or ester thereof.

“Rules” shall have the meaning set forth in Section XVI(B)(1).

“Sales Adjustment Factor” (“SAF”) shall mean the ratio of the actual Net Outside Sales of the Product in a particular country during any semi-annual period to the Sales Objective in a particular country during any semi-annual period. If a SAF is greater than 1.0, it shall be set at 1.0.

“Sales Objective” (“SO”) shall mean, with respect to a particular country in a semi-annual period, the forecast level of Net Outside Sales of the Product, as agreed to by both parties.

“Secondary Converted Co-Promotion Marketing Costs” (“SCCPMC”) shall have the meaning set forth in Section VII(C)(2).

“Secondary Converted Co-Promotion Service Mark Up” (“SCCPSMU”) shall have the meaning set forth in Section VII(C)(2).

“Secondary Converted Co-Promotion Territory” shall mean all countries formerly within the Potential Co-Promotion Territory with respect to which P&G has elected to convert the rights and obligations of the parties pursuant to Sections VII(A) and (C).

“Secondary Co-Promotion Marketing Costs” (“SCPMC”) shall have the meaning set forth in Section IVa(F).

“Secondary Co-Promotion Minimum Marketing Spend” shall mean, for each country in the Secondary Co-Promotion Territory, an amount equal to the spending levels for each such country as set forth in Schedule I-K, as such amounts may be adjusted pursuant to the Budgetary CPI Adjustment; provided, however, that such minimum commitments will be renegotiated as required pursuant to Section III(J).

“Secondary Co-Promotion Service Mark Up” (“SCPSMU”) shall have the meaning set forth in Section IVa(F).

“Secondary Co-Promotion Territory” shall mean an area which consists of (i) at the A&R Agreement Effective Date, the United Kingdom and the Republic of Ireland, (ii) the Expansion Countries which may become part of the Secondary Co-Promotion Territory in accordance with Section IVa(K), and (iii) all countries formerly within the Co-Marketing Territory with respect to which P&G has revised the rights and obligations of the parties pursuant to Section VII(E).

“Secondary Product” shall mean a bisphosphonate pharmaceutical product other than the Product.

“Second Extension Option” shall mean the extension of the Term by API pursuant to Section XVII(A)(3).

“Second Option Period” shall have the meaning set forth in Section XVII(A)(3).

“Spot Rate” shall have the meaning set forth in Section XXV(D).

“SOV Levels” shall mean detailing share of voice levels, measured and established for each country using IMS data or the equivalent.

“Sub-Licenses” shall have the meaning set forth in Section X(A).

“Supply Agreement” shall mean the Supply Agreement between Procter & Gamble Pharmaceuticals, Inc. and API (as successor in interest in Hoechst Marion Roussel Aktiengesellschaft) dated June 15, 1998, as amended by the parties to such agreement.

“Term” shall mean the period beginning on the Original Agreement Effective Date and ending on termination of this Agreement pursuant to Article XVII.

“Terminating Party” shall have the meaning set forth in Section XVII(C)(1).

“Territory” shall mean an area which consists of all countries in the world, except Japan. The Territory shall be divided initially into smaller areas: the Co-Promotion Territory, the Secondary Co-Promotion Territory, the Co-Marketing Territory, the Potential Co-

Promotion Territory and the White Space Territory and, pursuant to Article VII, may be further divided to also include the Primary Converted Co-Promotion Territory and Secondary Converted Co-Promotion Territory and the Converted Co-Marketing Territory. Each such smaller area may be referred to in the Collaboration Agreement Documents as a “Sub-Territory.”

“Threshold Amount” shall mean, with respect to any four Quarter rolling period, ***** as adjusted on a monthly basis pursuant to the US Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics (or nearest equivalent) beginning as of December 1, 1996, and continuing during the Term. Notwithstanding the foregoing, effective as of January 1, 2005, the Threshold Amount will be increased by *****, provided that for the purposes of calculating the Bonus pursuant to Schedule II(B) for the Quarter ending December 31, 2004, the foregoing increase shall not apply. The operation of the calculations set forth in this definition is demonstrated by the examples set forth in Schedule I-G.

“Total Net Outside Sales” shall mean the sum of all Net Outside Sales in the Territory.

“Trademark Expenses” shall mean the reasonable external out-of-pocket expenses of applying for, maintaining, enforcing and defending any trademark related to a Product.

“USA” or “US” shall mean the United States of America.

“USD” shall mean US Dollars, the lawful currency of the USA.

“USFDA” shall mean the Food and Drug Administration of the USA.

“Valid Claim” shall mean any claim in an unexpired API Patent, P&G Patent or other patent or patent application owned or controlled by a party to this Agreement or any of its Affiliates which claim has not been held unpatentable, unenforceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through disclaimer by the patenting party.

“White Space Territory” shall mean an area, which area consists of all countries within the Territory which are not within the Co-Promotion Territory, the Secondary Co-Promotion Territory, the Co-Marketing Territory, the Potential Co-Promotion Territory, the Primary or Secondary Converted Co-Promotion Territories or the Converted Co-Marketing Territory.

ARTICLE II

COMPENSATION

A.	Milestone Payments to P&G. Subject to the terms and conditions of the Original Agreement, HMR shall pay the following non-refundable milestone payments, totaling in the aggregate *****:

1.	First Milestone Payment. On the Original Agreement Effective Date, HMR shall pay to P&G *****.

2.	Second Milestone Payment. HMR shall pay to P&G ***** on the earlier of (1) June 30, 1998, provided that at such date P&G continues to support the effort to gain approval of an NDA or supplemental NDA for the Product for PMO, or (2) the date on which the NDA or supplemental NDA for the Product with an indication for PMO is accepted for filing by the USFDA (such date shall be referred to as the “Second Milestone Date”), such payment to be made within seven (7) Business Days after the Second Milestone Date.

3.	Third Milestone Payment. HMR shall pay to P&G ***** within seven (7) Business Days after the approval by the USFDA of an NDA or supplemental NDA for the Product with an indication for PMO.

4.	Osteoarthritis Payment. By May 27, 1999, HMR agrees to pay P&G a non-refundable payment of *****.

B.	Global Payment. In compensation for the monies and effort expended and to be expended by API in performance of its obligations hereunder, P&G shall, once for each Quarter during the Term, pay to API a global reimbursement payment calculated as set forth in Schedule II(B). If for any Quarter, the calculation of the global reimbursement payment under Schedule II(B) results in a deficit amount, API shall pay to P&G an amount equal to such deficit. Payments under this section shall be made within sixty (60) days of the end of the relevant Quarter.

ARTICLE III

OVERALL COLLABORATION STRUCTURE

A.	Alliance Management Structure.

1.

Principles. The parties wish to establish an effective and efficient management coordination system so as to optimize the long term global profitability of the Products. The parties have agreed that the oversight and management structures established by the parties should facilitate quick decision-making and issue resolution, that work in the alliance management structure should be organized and carried out around business needs, not functional grouping and that work should be done at the most efficient geographic and organizational level possible. The parties have also agreed that the alliance management structure should facilitate maximum allowable collaboration between the parties to achieve these goals, yet cause as little disruption as possible to the organizational structures of the parties and their Affiliates.

2.	Committees. The parties have agreed to establish certain committees within the alliance management structure to assist in achieving the parties’ goals for the alliance. The parties shall establish and maintain an Oversight Committee, the functions, composition, meeting requirements, decision-making authority and record keeping requirements for which are set forth in Schedule III(A)(2)(a). The parties shall establish an Alliance Management Committee, the functions, composition, meeting requirements, decision-making authority and record keeping requirements for which are set forth in Schedule III(A)(2)(b). The parties shall establish a Research & Development Committee, the functions, composition, meeting requirements, decision-making authority and record keeping requirements for which are set forth in Schedule III(A)(2)(c). The parties shall establish a Global Commercial Steering Team, the functions, composition, meeting requirements, decision-making authority and record keeping requirements for which are set forth on Schedule III(A)(2)(d).

3.	Alliance General Managers. Each company will appoint one experienced cross functional business manager to become the party’s Alliance General Manager. A party’s Alliance General Manager shall be accountable to the Oversight Committee and the Alliance Management Committee for creating and maintaining a collaborative work environment between the parties. Each party’s Alliance General Manager shall have the following responsibilities:

a.	To lead execution work assigned by the Alliance Management Committee to the global level and to serve as the single unifying element in the organization of each party to ensure global consistency and simplification as appropriate in work assigned to the respective regions or countries within the regions; and

b.	To coordinate the various functional representatives developing and executing global strategies and plans for the Product in the Territory; and

c.	To interface as appropriate with the P&G development team responsible for obtaining Health Registrations in North America and the European Union for the Product; and

d.	To provide single-point leadership for generating consensus both internally within their respective party’s organizations and externally across party lines regarding key global strategy and plan issues; and

e.	To ensure the ability for rapid decision making regarding the execution of strategies and plans approved by the Alliance Management Committee to avoid the need for excessive Alliance Management Committee meetings and input; and

f.	To identify and raise cross company, cross region and/or cross function disputes to the Alliance Management Committee and (if needed) the Oversight Committee Leaders; and

g.	To plan and coordinate both: (i) efforts aimed at establishing and maintaining the functionality of the alliance; and (ii) internal and external communications relating to the alliance, including conducting an annual audit of alliance functionality.

B.	Conduct of Work. The Alliance Management Committee shall review and assign all work that needs to be completed to ensure a successful commercialization of the Product consistent with the parties’ purposes. The parties expect that much of the strategy and planning work on Products can be completed on a global or regional level and that the country organizations will be primarily responsible for tailoring and deploying global and regional plans. The Alliance Management Committee and the Alliance General Managers shall be responsible for structuring global work within the parties’ organizations as well as reviewing and approving work done at a global level. The region Presidents/Vice Presidents shall be responsible for reviewing, approving, structuring and delegating work assigned to their respective region, and country general managers shall be responsible for reviewing, approving, structuring and delegating work assigned to their respective countries. The Alliance General Managers shall also review work done at the regional level to ensure global consistency and simplification as is appropriate. The region Presidents/Vice Presidents shall also review work done at the country level to ensure regional consistency and simplification as is appropriate. The Alliance General Managers shall also facilitate communications between and among the regions and will serve as a resource for the regions.

1.

Budgets and Forecasts. Formal budgets and forecasts will be developed annually at each geographic level for work to be performed in the following Contract Year, and these annual budgets and forecasts will be agreed in writing no later than October 31 of the then current Contract Year; provided, however, that the annual budget and forecast for Contract Year 2005 will be agreed in writing no later than November 15, 2004. In the event that such budgets and forecasts have not been completed and approved by December 1 of the then current Contract Year, such budgets and forecasts will be referred to the Oversight Committee which will meet as necessary to resolve any differences and finalize such budgets and forecasts by December 31 of the then current Contract Year. Each such budget and forecast will also include projections for the six-month period following the end of the Contract Year in question and contain sufficient detail for three six-month periods to allow the parties’ Finance organizations to develop pro-forma budgets and forecasts to accommodate both companies’ planning processes. Each party’s internal planning process should include the most current input from the joint profit and expense outlooks. The Alliance General Managers and the Alliance Management Committee shall approve budgets and forecasts at the global level; region Presidents/Vice Presidents shall approve budgets and forecasts delegated to the region level and country general managers shall approve budgets and forecasts delegated to the country level. The Alliance Management Committee shall also approve any budgets and forecasts delegated to the region level to the extent such budgets and forecasts have global impact; the region Presidents/Vice Presidents shall also approve any budgets and forecasts delegated to the country level to the extent such budgets and forecasts have regional impact. Only payments made or obligations incurred pursuant to budgets and forecasts approved at the appropriate level(s) shall be reimbursable.

2.	Profit and Expense Reporting. The Alliance General Managers will develop a global Net Outside Sales forecast each month and a formal profit and expense outlook each six-month period. Formal changes to such profit and expense outlook recommended by the country general managers or region Presidents/Vice Presidents will be collected by the Alliance General Managers and reviewed and approved on a six-month basis by the Alliance Management Committee.

3.	Long Term Joint Forecast. To further the parties’ objective of guiding investment choices and developing business strategies, the parties will cooperate to develop a joint forecast for the remaining period of the Term, taking into account sales, spending, costs, pricing, Product Improvements, Studies, competitive impacts, life cycle management and the matters covered by the budgets and forecasts described in Section III(B)(1), in each case by party, country and Product dosage and route of delivery as agreed by the Alliance General Managers (the “Joint Forecast”). The initial Joint Forecast will be finalized by November 1, 2005, and thereafter will be updated annually by agreement of the parties no later than October 31 of each year, it being understood that drafts of the Joint Forecast will be prepared for review and comment no later than September 30 of each year. Additionally, as soon as practicable after the A&R Agreement Effective Date, the parties will prepare an interim Joint Forecast for use by the parties from the A&R Agreement Effective Date until November 1, 2005. In the event that the Joint Forecast has not been completed by December 1 of any year, the Joint Forecast will be referred to the Oversight Committee which will convene a special meeting to resolve any differences between the parties and finalize the Joint Forecast by December 31 of such year, it being understood that agreement by the parties on the Joint Forecasts need only be achieved in the countries of the Co-Promotion Territory and the Secondary Co-Promotion Territory, and in all other countries the Joint Forecasts are only submitted to the other party for review and comment but not approval.

C.

Costs and Expenses of Alliance Management. Other than as specifically set forth in this Agreement or the other Collaboration Agreement Documents, each party shall bear its own costs and expenses of maintaining the members of the Oversight Committee, the Alliance Management Committee and the Research & Development Committee appointed by it, including, without limitation, the costs and expenses of salaries, benefits and travel. Except as set forth in note 4 of Schedule II(B), all costs and expenses to be shared by the parties pursuant to this Agreement must be expenses incurred on a basis consistent with United Stated generally accepted accounting principles. Each invoice required to be provided to a party hereunder will be accompanied by appropriate and necessary supporting documentation.

D.	Management of Product Improvements.

1.	Task Forces. The GCS Team and/or the Research & Development Committee can create a task force to study the technical and commercial feasibility of any potential Product Improvement that it deems to be worthy of further consideration. If the task force agrees that there is merit for proceeding with development of the proposed Product Improvement, then the task force shall forward a formal written recommendation to the GCS Team and the Research & Development Committee that outlines the technical and commercial basis for development and the development plan and resource needs. If the GCS Team, in consultation with the Research & Development Committee, agrees that a project has potential scientific and commercial merit, a recommendation to pursue such Product Improvement will be forwarded to the Alliance Management Committee.

2.	Development Teams. If the Alliance Management Committee agrees that a Product Improvement opportunity warrants further development and commercialization as a Joint Product Improvement, and subject to the provisions of Article XVIII, then the Research & Development Committee shall form a single development team with minimal duplicate resources to plan and execute the development and registration work.

3.	Project Leaders. Each party shall appoint a project leader (who shall have a research and development background) to lead the single development team to ensure each party fully supports the overall development strategies and plan. These project leaders shall report to that member of the party’s Alliance Management Committee team responsible for research and development or an appropriate alternate, who is responsible for providing periodic updates on Product Improvements to the Alliance Management Committee and who will coordinate Alliance Management Committee reviews of each Joint Product Improvement at agreed to decision points.

E.

Costs and Expenses of Studies. The R&D Costs of all P&G Studies, all R&D Costs related to R&D Efforts utilized exclusively by P&G in the Co-Marketing Territory or Converted Co-Marketing Territory and all R&D Costs related to any P&G Product Improvement shall be borne by P&G (such R&D Efforts, “P&G R&D Efforts,” and such R&D Costs, “P&G R&D Costs”). The R&D Costs of all API Studies, all R&D Costs related to R&D Efforts utilized exclusively by API in any Co-Marketing Territory, Converted Co-Marketing Territory, Potential Co-Promotion Territory, Primary Converted Co-Promotion Territory or White Space Territory and all R&D Costs related to any API Product Improvement shall be borne by API (such R&D Efforts, “API R&D Efforts,” and such R&D Costs, “API R&D Costs”). The R&D Costs of all Joint Studies, all R&D Costs related to Joint Product Improvements and all other R&D Efforts other than those set forth in the two immediately preceding sentences (such R&D Efforts, “Joint R&D Efforts,” and such R&D Costs, “Joint R&D Costs”) shall be borne equally by the parties on a global or local basis, as appropriate.

1.	P&G Studies. As used herein, “P&G Studies” are the following:

a.	the non-clinical and clinical studies set forth on Schedule III(E) (hereinafter “Listed Studies”); and

b.	any non-clinical or clinical studies with respect to the Product which are utilized exclusively by P&G in any Co-Marketing Territory or Converted Co-Marketing Territory.

2.	API Studies. As used herein, “API Studies” are any non-clinical or clinical studies with respect to the Product, other than P&G Studies, utilized exclusively by API in the Co-Marketing Territory, Converted Co-Marketing Territory, Potential Co-Promotion Territory, Primary Converted Co-Promotion Territory or White Space Territory.

3.	Joint Studies. As used herein, “Joint Studies” are any non-clinical or clinical studies with respect to the Product which are conducted by or for P&G and API other than P&G Studies or API Studies.

4.	Other Studies. Subject to Section XVIII(C), (a) P&G shall bear the cost and expense of any non-clinical or clinical studies with respect to any P&G Product Improvement or OTC Product which studies are conducted by or for P&G and which are not otherwise P&G Studies or Joint Studies, and (b) API shall bear the cost and expense of any non-clinical or clinical studies with respect to any API Product Improvement which studies are conducted by or for API and which are not otherwise Joint Studies.

5.	Use of Studies. Once a study is completed and placed into the Drug Dossier, either party and/or both parties may use that study without further compensation. The parties shall work together to ensure that the use of any study will not jeopardize the publication plans for such study.

6.	Review and Approval of R&D Efforts. All study protocols and other R&D Efforts involving the Product must be reviewed and approved by the Research & Development Committee pursuant to Schedule III(A)(2)(c).

F.	Labeling. The Research & Development Committee shall have responsibility for determining all Product labeling, including, specifically, responsibility for maintaining consistency of Product labeling within the Territory. Neither party, nor any Affiliate or sublicensee or subdistributor, shall in any way commercialize any Product within the Territory using labeling other than labeling approved by the Research & Development Committee.

G.	Research & Development.

1.	Four Year R&D Plan. Without limiting Section III(B)(1), as promptly as practicable after the A&R Agreement Effective Date, and in any case no later than December 31, 2004, the parties will use their reasonable best efforts to develop and agree to a rolling four-year research and development plan and budget, updated annually (the “Four Year R&D Plan”) for global annual research and development spending. The initial Four Year R&D Plan will cover the period from January 1, 2005 through December 31, 2008. The initial Four Year R&D Plan will consist of those life cycle management programs set forth on Schedule III(G)(1) (the “Current Programs”) and life cycle management programs foreseen at the time of the development of such Four Year R&D Plan (the “Future Programs” and, together with the Current Programs, the “Life Cycle Programs”). All Current Programs will remain funded as set forth on Schedule III(G)(1).

2.	Modifications. Except as set forth in Section XVIII or in this Section III(G)(2), neither party shall terminate any ongoing Life Cycle Program or amend any Four Year R&D Plan, in each case that is approved in connection with the budget and forecast process described in Section III(B)(1), without the consent of the other party. Notwithstanding the foregoing, if either party in good faith believes that a significant safety concern relating to a Life Cycle Program exists and the other party does not consent to a termination of such Life Cycle Program in connection therewith, then the parties will within five (5) Business Days agree upon and appoint a non-Affiliate third party that is familiar with medical safety issues in the pharmaceutical industry (an “Industry Expert”) or, if the parties cannot so agree on one Industry Expert, each party will designate its own Industry Expert and such Industry Experts will jointly appoint a third Industry Expert within five (5) Business Days. The Industry Expert appointed pursuant to the preceding sentence will resolve the dispute within five (5) Business Days of their appointment.

3.	Oncology Programs. Notwithstanding any other provision hereof, unless otherwise agreed by the parties, after the A&R Agreement Effective Date, API will continue to be responsible for leading the execution of research and development programs existing as of the A&R Agreement Effective Date in the oncology field pursuant to the Four Year R&D Plan.

4.	R&D FTEs and Joint R&D Costs.

a.

Following the determination described in the first sentence of Section III(G)(4)(b), the parties will determine the scope of work to be performed by internal resources and the number of FTEs required to perform such work. Based on such determination, the Research & Development Committee will in good faith determine the most efficient division of FTEs between P&G, API and non-Affiliate third parties and recommend such determination to the Alliance Management Committee for approval;

provided, however, that each party may, at its option, perform up to fifty percent (50%) of the work to be performed in connection with research and development programs for the Product using its internal FTEs. The Alliance General Managers or other managers who commission Joint Studies, Joint Product Improvements or other research and development programs are authorized to reimburse a party in the event a party has a higher number of FTEs than the other party in respect of research and development programs for the Product. In furtherance of the foregoing, the parties will on a semi-annual basis be compensated and reimbursed for differences in FTE commitments agreed to in advance in the annual R&D Plan, taking into consideration any adjustments to such FTE commitments as a result of an amendment to an R&D Plan pursuant to Section III(G)(2). In furtherance of the foregoing, the party having the lower number of research and development FTEs shall pay to the other party an amount equal to fifty percent (50%) of the difference between the number of research and development FTEs provided by each party. Any such amounts shall be paid in USD no later than sixty (60) days following the expiration of the relevant semi-annual period.

b.	Prior to either party incurring any Joint R&D Costs, the parties will establish and agree to appropriate levels of support for such Joint R&D Efforts. Except as otherwise provided in this Agreement and as specifically set forth in the first two sentences of Section III(E), all Joint R&D Costs will be shared equally by the parties. In furtherance of the foregoing, the party incurring the lesser amount of Joint R&D Costs in any Quarter shall make a payment to the other party in an amount such that the parties will then each have borne fifty percent (50%) of the Joint R&D Costs in such Quarter. Any such amounts shall be paid in USD no later than sixty (60) days following the expiration of the relevant Quarterly period.

5.	R&D Commitments. In the event that one of the parties notifies the other party that it has reasonably determined that an R&D Loss of Exclusivity has occurred, the parties will discuss in good faith to determine whether it is advisable to reduce or otherwise modify the parties’ research and development obligations and commitments pursuant to Sections III(G)(1), IV(C)(4), IV(C)(5), IVa(C)(4) and IVa(C)(5) (collectively, the “R&D Commitments”). In the event that the parties cannot agree to any such reductions or modifications within thirty (30) days of the applicable notice, then (i) in the case of an R&D Potential Loss of Exclusivity, the then current R&D Commitments shall remain in effect in accordance with the terms of this Agreement or (ii) in the case of an R&D Actual Loss of Exclusivity, the then current R&D Commitments shall no longer apply and the parties will have no minimum research and development commitments for the remainder of the Term.

6.	Principles. For research and development purposes, in order to efficiently capitalize on the capabilities, expertise, and scale offered by each party, the alliance should be empowered to draw upon the available skills and resources of each party, with quality, timing and efficiency being the primary concerns and, subject to the terms of this Agreement, without the artificial constraint of trying to equalize effort across the parties.

H.	Regulatory Decision-Making. Except as provided elsewhere in this Agreement, any disputes under this Agreement or any other Collaboration Agreement Document relating to any interaction with regulatory authorities in the Co-Promotion Territory or regulatory decision-making in connection therewith that a party reasonably determines in good faith could have a material adverse effect on the Product on a global basis may, at either party’s election, be immediately referred to the Oversight Committee, and each party will use best efforts to resolve any such issue within five (5) Business Days of such referral.

I.	Employees. Both parties will assign high performing, highly rated employees to the development and commercialization efforts undertaken pursuant to this Agreement, consistent with such party’s practice for their other brands of similar commercial potential. Subject to reasonable career development requirements, each party will use its commercially reasonable efforts to ensure (a) that key employees working on the matters covered by this Agreement are maintained in their positions as long as practicable in such a manner so as to establish and maintain continuity and (b) that transition periods are adequate when such key employees no longer are available to work on such matters to ensure that the development and commercialization efforts undertaken pursuant to this Agreement are not significantly disrupted. To facilitate decision-making on brand strategies, plans, budgets, forecasts and executional responsibilities in Europe, each party will appoint and empower, or cause to be appointed and empowered, a single senior marketing manager, medical affairs manager and finance manager, each with authority and responsibility for Product for such party for the countries of the Co-Promotion Territory and Secondary Co-Promotion Territory in the European Union.

J.

Promotional Commitments. In the event that one of the parties notifies the other party that it has reasonably determined that a Promotional Loss of Exclusivity has occurred in a given country, the parties will negotiate in good faith to determine whether it is advisable to reduce or otherwise modify the parties’ then current obligations and commitments to undertake Promotional Efforts or Marketing Efforts in the applicable country in the Co-Promotion Territory or Secondary Co-Promotion Territory pursuant to Sections IV(B)(4), IV(B)(7), IV(B)(9), IV(C)(2), IVa(B)(4), IVa(B)(7), IVa(B)(9) or IVa(C)(2) (collectively, the “Non-R&D Promotional Commitments”). In the event that the parties cannot mutually agree in good faith to any such reductions or modifications within thirty (30) days of the applicable notice, then (i) in the case of a Promotional Potential Loss of Exclusivity, the then current Promotional Commitments for such country shall remain in effect in accordance with the terms of this Agreement or (ii) in the case of a Promotional Actual Loss of Exclusivity, the then current Non-R&D Promotional Commitments for such country shall no longer apply and the parties will have no minimum Promotional Efforts or Marketing Efforts with respect to such country for the remainder of the Term.

Without limiting the foregoing or any other provision hereof, for the two-year period ending on the expiration of the Term (as it may be extended pursuant to Section XVII(A)), the parties shall have no obligation to commit to minimum spending levels in respect of Promotional Efforts or Marketing Efforts in the Co-Promotion Territory or the Secondary Co-Promotion Territory, including without limitation pursuant to the Co-Promotion Minimum Marketing Spend or the Secondary Co-Promotion Minimum Marketing Spend.

K.	Global Efforts. To support the marketing and development of Products across regions, the parties will develop global strategies and plans. Prior to the beginning of each Contract Year, the parties will establish each party’s obligation, if any, to undertake Marketing Efforts at the global level during such Contract Year, and a forecast of such efforts for the first six months of the subsequent Contract Year (i.e., from January of the Contract Year through June of the following Contract Year). Such Marketing Efforts data will be broken down in six month increments and will be approved by the Alliance Management Committee. The parties will ***** all pre-agreed Commercial Expenses associated with global Marketing Efforts. If the actual expenses and costs of one party incurred in conjunction with the agreed upon Marketing Efforts in a Contract Year exceeds the expenses and costs of the other party incurred in conjunction with the agreed upon Marketing Efforts, the other party will refund ***** of the difference as part of the global reimbursement payment pursuant to Section II(B); provided, however, any costs and expenses in excess of the pre-agreed budget for Commercial Expenses shall not be included in such reimbursement unless otherwise agreed in advance by the parties.

L.	2004 Efforts. Notwithstanding any other provision hereof, the R&D Efforts, Marketing Efforts and Promotion Efforts relating to the 2004 Contract Year that have been budgeted, planned and agreed to by the parties prior to the A&R Agreement Effective Date will remain the obligations in effect with respect thereto for such Contract Year

ARTICLE IV

CO-PROMOTION TERRITORY

With respect to the Co-Promotion Territory, the parties shall have the rights and obligations set forth in this Article IV.

A.	Rights and Obligations of the Parties.

1.	P&G hereby grants API the right to market, promote and detail Product in the Co-Promotion Territory. The rights granted to API pursuant to this Section IV(A)(1) shall terminate at the end of the Term.

2.	API shall not sell, assign or otherwise transfer or grant to any non-Affiliate third party any or all of its rights or obligations regarding Product in the Co-Promotion Territory, other than as explicitly stated in the Collaboration Agreement Documents.

3.	P&G shall not grant any right to a non-Affiliate third party to market, promote or detail Product in the Co-Promotion Territory without the prior written consent of API. This Section IV(A)(3) shall not prohibit P&G from entering into arrangements with non-Affiliate third parties to physically distribute Products (for example, warehousing, order taking, invoicing and the like).

4.	Each party shall use commercially reasonable efforts, at least equivalent to efforts used by the party with respect to other of its products of equivalent commercial value, to market, promote and detail the Product in the Co-Promotion Territory and P&G shall use such efforts to distribute and sell the Product in the Co-Promotion Territory in accordance with the terms and conditions of the Collaboration Agreement Documents.

B.	Promotion Efforts. The parties shall have the obligations to undertake Promotion Efforts as set forth in this Section IV(B).

1.	[Reserved].

2.	Contract Years. Prior to the beginning of each Contract Year, the parties shall, on an annual basis, establish each party’s obligation, if any, to undertake Promotion Efforts within each country within the Co-Promotion Territory during the next Contract Year and a forecast of such efforts for the first six (6) months of the subsequent Contract Year in accordance with Section III(B)(1).

3.	Considerations for Determining Promotion Efforts. In determining each party’s obligation to undertake Promotion Efforts within each country within the Co-Promotion Territory, the parties shall take into account the parties’ goal of maximizing sales and profits of the Product within the Co-Promotion Territory.

4.

Obligation to Undertake Promotion Efforts. To establish each party’s obligations to undertake Promotion Efforts, the parties shall specify for each country in the Co-Promotion Territory for each semi-annual period an Alliance Detail Objective for both parties, a Sales Objective, a Primary Detail Cost, a Detail Commitment for each party and Non-Detailing Promotion Efforts for each party; provided, however, that in determining the Alliance Detail Objective, the parties will in good faith attempt to agree to target SOV Levels for each country that are (a) substantially competitive to the SOV Levels for the market-leading product most similar to the Product, without giving effect to temporary or unreasonable variations of such SOV Levels, and (b) consistent with the parties’ goal of maximizing sales and profits of the Product within the Co-Promotion Territory; provided, however that in the event the parties cannot agree for any country upon such target SOV Levels or cannot otherwise agree on the Alliance Detail Objective for such country, then the sum of the Alliance Detail Objectives for such country for the two semi-annual periods within a given Contract Year will equal at least ***** of the budgeted Detailing Efforts for

Contract Year 2004, as set forth in Schedule IV(B)(4). In the event that the parties agree upon the Alliance Detail Objective, each party’s Detail Commitment shall be at least ***** of the agreed upon Alliance Detail Objective; in the event the parties do not agree on the Alliance Detail Objective, then the sum of each party’s Detail Commitment for the two semi-annual periods within a given Contract Year shall be at least ***** of the budgeted Detailing Efforts for Contract Year 2004, as set forth in Schedule IV(B)(4). During the relevant semi-annual period, each party shall use commercially reasonable efforts to undertake Promotion Efforts within the applicable area, as established by the parties. Either party may engage Contract Representatives to fulfill up to ***** of the Detailing Commitment for such party within such country during any semi-annual period. The other party must first consent to the identity of the Contract Representatives to be engaged, which consent shall not be unreasonably withheld. Any party which engages Contract Representatives shall, at its own expense, provide adequate training with respect to the Product to the Contract Representatives, and, any Contract Representatives engaged by either party to fulfill Detailing Efforts in excess of ***** of such party’s Detailing Commitment must be Fully Dedicated Contract Representatives. All Promotion Efforts shall be performed in accordance with approved labeling and all applicable laws and regulations in the relevant country. While undertaking Promotion Efforts, Representatives may distribute samples and promotional materials for the Product to physicians, residents and others legally entitled to prescribe prescription drugs. Representatives shall distribute only promotional materials approved by the parties for each country. The quantity of samples of the Product and promotional materials to be provided to the Representatives of each party shall be determined by the parties consistent with each party’s obligations to undertake Promotion Efforts.

5.	Handling of Samples. Sampling will be conducted in accordance with applicable laws and regulations, including, without limitation, with respect to Product samples to be distributed within the USA, the PDMA. The parties’ Affiliates in each country of the Co-Promotion Territory shall agree on procedures for handling Product samples in such country, which procedures shall include tracking samples in each such country and the exchange between the parties’ Affiliates of reports covering Product sampling activities. Each P&G and API Affiliate shall also make available to the other party’s Affiliate in its country such original documentation concerning sampling activities as the other may need for compliance with applicable laws and regulations, including, without limitation, with respect to Product samples to be distributed in the USA, the PDMA.

6.

Tracking Detailing Efforts. Each P&G Affiliate and API Affiliate in the Co-Promotion Territory shall keep track of the number and priority of targeted and non-targeted Details performed by their Representatives and by their Contract Representatives, if applicable, in accordance with their normal internal reporting procedures. Within thirty (30) days after the last day of each semi-annual period, each party’s Affiliate shall calculate their Actual Detailing Effort or ADE based upon actual Details performed as reflected in their respective internal selling records, and report to the other party’s Affiliate the number and priority of Details performed by its Representatives and Contract Representatives, if applicable, for such semi-annual period.

7.	Detailing Efforts. In each country of the Co-Promotion Territory in each semi-annual period during the Term, P&G’s Affiliate shall, unless otherwise agreed by the Alliance Management Committee, purchase from API’s Affiliate in such country, and such API Affiliate shall provide to P&G’s Affiliate, API’s Detailing Efforts in such country; provided, however, such purchase and sale of Detailing Efforts shall not be considered in the calculation of P&G’s or API’s ADE for purposes of Section IV(B)(8). Such purchase and sale of such services shall be pursuant to a Marketing Services Agreement to be agreed between such Affiliates pursuant to the terms of Section IV(F). Each party’s Affiliate has the right, but not the obligation, to perform the greater of (1) ***** of the required Detailing Efforts in a particular country and (2) the difference between *****. Each P&G Affiliate and API Affiliate in the Co-Promotion Territory shall keep track of the costs and expenses for Detailing Efforts incurred by such Affiliate. Within thirty (30) days after the last day of each semi-annual period, each Affiliate shall report to the other party’s Affiliate in such country the costs and expenses for such Affiliate’s Detailing Efforts for such semi-annual period and each API Affiliate shall invoice the P&G Affiliate in its country for, and each P&G Affiliate shall pay the API Affiliate in its country for, such costs and expenses, plus a service mark up of ***** of such costs and expenses, plus VAT, if applicable. The operation of the calculations set forth in this Section IV(B)(7) is demonstrated by the examples set forth in Schedule IV(B)(7). Any amounts owed pursuant to this Section IV(B)(7) shall be paid pursuant to the applicable Marketing Services Agreement.

8.	Under Performance of Detailing Efforts. The Marketing Services Agreement agreed between each party’s Affiliate in each country of the Co-Promotion Territory shall include (but shall not be limited to) the following terms and conditions:

a.	If a party’s Affiliate’s Detail Adjustment Factor or DAF with respect to a semi-annual period in a country is:

1) greater than or equal to *****, then that party’s Affiliate shall not be obligated to pay to the other party’s Affiliate any amounts under this Section IV(B)(8); or

2) less than ***** and less than the other party’s Affiliate’s DAF in such country for such semi-annual period, then that party’s Affiliate shall be obligated to pay to the other party’s Affiliate an amount equal to the applicable Primary Detail Cost (for employee Representatives) multiplied by ***** as calculated pursuant to the following formula:

Penalty Amount = (Primary Detail Cost)* *****

3) less than ***** but greater than the other party’s Affiliate’s DAF in such country for such semi-annual period, then that party’s Affiliate shall be obligated to pay to the other party’s Affiliate an amount equal to the applicable Primary Detail Cost (for employee Representatives) multiplied by *****, as calculated pursuant to the following formula:

Penalty Amount = (Primary Detail Cost) * *****

b.	The operation of the calculations set forth in this Section IV(B)(8) are demonstrated by the examples set forth in Schedule IV(B)(8). Any amounts owed pursuant to this Section IV(B)(8) shall be paid pursuant to the requirements of the applicable Marketing Services Agreement and Section IV(B)(10).

c.	If a party’s Affiliate’s DAF in any country in the Co-Promotion Territory with respect to a semi-annual period is less than *****, and that party’s Affiliate’s DAF has been less than ***** for any other semi-annual period in the preceding three (3) semi-annual periods, then the other party’s Affiliate may refer the matter to arbitration under Section XVI(B)(2) for consideration of the issue of breach or material breach.

9.

Non-Detailing Promotion Effort. In each country of the Co-Promotion Territory during the Term, P&G’s Affiliate in such country shall, unless otherwise agreed by the Alliance Management Committee, purchase from API’s Affiliate in such country, and such API Affiliate shall provide to P&G’s Affiliate in such country, Non-Detailing Promotion Effort. Such purchase and sale of such services shall be pursuant to a Marketing Services Agreement to be agreed between such Affiliates pursuant to the terms of Section IV(F). The parties will establish and agree to appropriate levels of Non-Detailing Promotion Effort for each semi-annual period. Valuation of Non-Detailing Promotion Effort in a country shall be in terms of the number of Full Time Equivalents. Each party’s Affiliate has the right, but not the obligation, to perform ***** of the required Non-Detailing Promotion Effort in a particular country. Each P&G and API Affiliate in the Co-Promotion Territory shall keep track of the costs and expenses for Non-Detailing Promotion Efforts incurred by such Affiliate. Within thirty (30) days after the last day of each Quarter, each Affiliate shall report to the other party’s Affiliate in such country the costs and expenses for Non-Detailing Promotion Efforts incurred by such Affiliate for the Quarter and each API Affiliate shall invoice the P&G Affiliate in its country for, and each P&G Affiliate shall pay the API Affiliate in its country for such costs and expenses plus a service mark up of ***** of such costs and expenses, plus VAT, if applicable.

10.	Payment Terms. Any amounts payable pursuant to Section IV(B) and/or the Marketing Services Agreements shall be paid in local currency no later than sixty (60) days following the expiration of the relevant Quarter.

C.	Marketing Efforts and R&D Efforts.

1.	Product Identification. In all countries within the Co-Promotion Territory and to the extent legally permissible, both parties’ names and logos shall appear with equal prominence on Product labels and promotional materials. In any such country where this is not legally permitted, the parties agree to work together in good faith to identify a mechanism to allow the association of both parties’ names with the Product.

2.	Obligations to Undertake Marketing Efforts. The parties shall, on a semi-annual basis, set forth in specific terms each party’s Affiliate’s obligation, if any, to undertake Marketing Efforts within each country within the Co-Promotion Territory to be performed during the next Contract Year, and a forecast of such efforts for the first six months of the subsequent Contract Year (i.e., from January of the Contract Year through June of the following Contract Year). During the Term, each party’s Affiliates will spend an amount each Contract Year at least equivalent to the Co-Promotion Minimum Marketing Spend. During each Quarter, each party’s Affiliate in each country of the Co-Promotion Territory shall use commercially reasonable efforts to undertake such Marketing Efforts within each such country. Except as otherwise permitted by this Agreement, no party shall engage any non-Affiliate third party to fulfill its obligations under this Section IV(C)(2) or to undertake any Marketing Efforts without the agreement of the other party.

3.

Marketing Effort Costs. In each country of the Co-Promotion Territory during the Term, P&G’s Affiliate in such country shall, unless otherwise agreed by the Alliance Management Committee, purchase from API’s Affiliate in such country, and such API Affiliate shall provide to P&G’s Affiliate in such country, Marketing Efforts. Such purchase and sale of such services shall be pursuant to a Marketing Services Agreement to be agreed between such Affiliates pursuant to the terms of Section IV(F). The parties shall establish and agree to appropriate levels of Marketing Effort for each Quarter. Each P&G and API Affiliate in the Co-Promotion Territory shall keep track of the costs and expenses for Marketing Efforts incurred by such Affiliate. Within thirty (30) days after the last day of each Quarter, each Affiliate shall report to the other party’s Affiliate in such country the costs and expenses for Marketing Efforts incurred by such Affiliate for the Quarter and each API Affiliate shall invoice the P&G Affiliate in its country for, and each P&G Affiliate shall pay the API Affiliate in its country for such costs and expenses plus a service mark up of ***** of such costs and expenses, plus VAT, if applicable.

4.	Obligations to Undertake Joint R&D Efforts. The parties shall, on a semi-annual basis, set forth in specific terms each party’s Affiliate’s obligation, if any, to undertake Joint R&D Efforts within each country within the Co-Promotion Territory to be performed during the next Contract Year, and a forecast of such efforts for the first six months of the subsequent Contract Year (i.e., from January of the Contract Year through June of the following Contract Year). During each Quarter, each party’s Affiliate in each country of the Co-Promotion Territory shall use commercially reasonable efforts to undertake such Joint R&D Efforts within each such country. Except as otherwise permitted by this Agreement, no party shall engage any non-Affiliate third party to fulfill its obligations under this Section IV(C)(4) or to undertake any Joint R&D Efforts without the agreement of the other party.

5.	R&D Efforts and Joint R&D Costs. In each country of the Co-Promotion Territory during the Term, P&G’s Affiliate in such country shall, unless otherwise agreed by the Alliance Management Committee, purchase from API’s Affiliate in such country, and such API Affiliate shall provide to P&G’s Affiliate in such country, Joint R&D Efforts. Such purchase and sale of such services shall be pursuant to a Marketing Services Agreement to be agreed between such Affiliates pursuant to the terms of Section IV(F). The parties shall establish and agree to appropriate levels of Joint R&D Effort for each Quarter. Each P&G Affiliate and API Affiliate in the Co-Promotion Territory shall keep track of the R&D Costs incurred by such Affiliate. Within thirty (30) days after the last day of each Quarter, each Affiliate shall report to the other party’s Affiliate in such country the Joint R&D Costs incurred by such Affiliate for the Quarter and each API Affiliate shall invoice the P&G Affiliate in its country for, and each P&G Affiliate shall pay the API Affiliate in its country for, such Joint R&D Costs plus a service mark up of ***** of such costs and expenses, plus VAT, if applicable.

6.	Payment Terms. Any amounts payable pursuant to Section IV(C)(3) or (5) and/or the Marketing Services Agreements shall be paid in local currency no later than sixty (60) days following the expiration of the relevant Quarter.

D.	Other Expenses. Other than as specifically set forth in the Collaboration Agreement Documents, each party shall bear its own costs and expenses within the Co-Promotion Territory, including, without limitation, the costs and expenses of salaries, benefits and travel.

E.	Recording of Sales.

1.	P&G Obligation. P&G’s Affiliate in each country of the Co-Promotion Territory shall solicit and accept orders for, and ship and invoice sales of, the Product from and to third parties in all countries within the Co-Promotion Territory at prices to be established solely by such Affiliate.

2.	Bundled Sales. If the Product is sold or otherwise transferred as part of a package with other products, the Net Outside Sales for such Product shall be the Net Outside Sales applicable to such Product as if sold separately, less the pro-rata amount of any discount associated with the package. The operation of the calculations in this Section IV(E)(2) is demonstrated by the examples set forth in Schedule IV(E)(2).

F.	Marketing Services Agreements. Unless the parties agree otherwise, P&G’s Affiliate in each country of the Co-Promotion Territory shall enter into a Marketing Services Agreement with the API Affiliate in such country pursuant to which P&G’s Affiliate shall purchase from API’s Affiliate, and API’s Affiliate shall provide to P&G’s Affiliate, API’s Affiliate’s Detailing Efforts (pursuant to Section IV(B)(7) hereof), Non-Detailing Promotion Efforts (pursuant to Section IV(B)(9) hereof), Marketing Efforts (pursuant to Section IV(C)(3) hereof) and Joint R&D Efforts (pursuant to Section IV(C)(5) hereof). For each Quarter during the Term, the total cost of all API’s Affiliates’ Detailing Efforts, Non-Detailing Promotion Efforts, Marketing Efforts and Joint R&D Efforts plus the total cost of all P&G Affiliates’ Detailing Efforts, Non-Detailing Promotion Efforts, Marketing Efforts and Joint R&D Efforts shall be defined as the Co-Promotion Marketing Costs or CPMC. The penalties provided pursuant to Section IV(B)(8)(a) shall not be included in the calculation of CPMC. For each Quarter during the Term, ***** of the total cost of all API’s Affiliates’ Detailing Efforts, Non-Detailing Promotion Efforts, Marketing Efforts and Joint R&D Efforts shall be defined as the Co-Promotion Service Mark Up or CPSMU. Local Marketing Services Agreements in all countries of the Co-Promotion Territory shall be implemented on or before January 1, 2005. Such Marketing Services Agreements will comply with this Agreement and in the case of discrepancies between the terms of this Agreement and any local Marketing Services Agreement, the terms and conditions of this Agreement shall prevail.

G.	Health Registrations.

1.	Ownership. Unless the Alliance Management Committee determines otherwise, P&G shall be the holder of all Health Registrations related to the Product in all countries within the Co-Promotion Territory.

2.

Establishment. In each country within the Co-Promotion Territory, P&G shall undertake all commercially reasonable efforts to obtain all Health Registrations necessary, as the case may be, to market, promote, detail, distribute, sell and, if applicable, manufacture the Product in such countries, as soon as practicable after the Original Agreement Effective Date. If such filings have not been made in any country within three (3) months after the date of filing with the USFDA the NDA or supplemental NDA for PMO for the Product, then API shall have the right, but not the obligation, to undertake the efforts to obtain such Health Registrations. P&G will work with API to develop Health Registration packages and filing strategies for Paget’s disease, PMO, corticosteroid induced osteoporosis and other indications intended to maximize the commercial success of the Product. The parties will cooperate to develop strategies to extend or modify existing Health Registrations for the Product and to obtain Health Registrations for any Joint Product Improvement. If the parties disagree on the content of such Health Registration packages or filing strategies, said disagreement shall be immediately referred to the Oversight Committee Leaders for resolution and the party referring the disagreement to the Oversight Committee Leaders shall give notice of such disagreement to the other party in accordance with Section XXV(M). If the Oversight Committee Leaders or their designees cannot agree within five (5) Business Days of such referral, P&G’s position shall prevail. Internal administrative costs and expenses and all country specific registration fees (including without limitation user fees) of obtaining and maintaining Health Registrations within the Co-Promotion Territory shall be ***** as part of Joint R&D Costs.

3.	Launch. P&G and API shall use commercially reasonable efforts to launch the Product as soon as practicable after the approval of any such Health Registration and other required approvals, such as pricing approvals, in the applicable country.

4.	Maintenance. P&G shall use all commercially reasonable efforts to maintain in good order all Health Registrations held by it with respect to the Product within the Co-Promotion Territory, including, without limitation, the filing of all required reports with the applicable Ministry of Health. P&G shall not materially change, supplement or otherwise amend the Product’s labeling without the prior consent of API, which consent shall not be unreasonably withheld.

H.	Product Recalls.

1.	Decision-making Authority. With respect to any country within the Co-Promotion Territory, P&G shall have the sole discretion to determine whether and upon what terms and conditions the Product shall be recalled or otherwise withdrawn from sale to third parties within such country (for purposes of this Section IV(H), a “Recall”). Prior to making any Recall decision, however, P&G shall provide notice to API’s Alliance General Manager and in accordance with Section XXV(M), and use reasonable efforts to consult with API. P&G shall assume primary responsibility for discussions with regulatory officials within the applicable country within the Co-Promotion Territory regarding all aspects of the Recall decision and the execution thereof. Upon the request of P&G, API shall cooperate completely in all Recall efforts.

2.	Expenses. P&G and API shall bear ***** all reasonable costs and expenses of any Recall within the Co-Promotion Territory; provided, however, that if such

Recall is due in whole or in part to the gross negligence or intentional misconduct on the part of only one party, such party shall fully bear all of the cost and expense for the Recall. Determination of gross negligence or intentional misconduct shall be made by arbitration pursuant to Section XVI(B)(1).

I.	Trademarks. In each country within the Co-Promotion Territory, the Product shall be sold under a trademark selected by P&G, in consultation with API, and owned by P&G. P&G shall be responsible for applying for, maintaining, enforcing and defending all trademarks related to the Product. Trademark Expenses shall be split *****.

J.	Conversion to Secondary Co-Promotion Territory. At P&G’s sole discretion, a country within the Co-Promotion Territory may be converted to a Secondary Co-Promotion Territory country. The rights and obligations of the parties with respect to such converted country shall be the same as if such country was a Secondary Co-Promotion Territory.

K.

Conversion of Italy. Notwithstanding the provisions of Article VII(E), in the event that the parties agree (1) that co-promotion of the Actonel business in Italy (“Actonel”) is a legally viable option and (2) to a level of Marketing Efforts in support of Actonel for the two-year period ending June 30, 2007, then API may, by giving P&G thirty (30) days prior notice provided before June 30, 2005, convert Italy from the Co-Marketing Territory into the Co-Promotion Territory (such conversion, the “Italy Conversion”); provided, however, that in such event Italy will not be deemed to have been converted under the provisions of Section VII(E). Following the Italy Conversion, and except as specifically set forth in this Section IV(K), the rights and obligations of the parties with respect to Italy will be the same as if Italy were within the Co-Promotion Territory on the date of such conversion. Upon such conversion, (1) P&G will thereafter have the exclusive right to solicit and accept orders for, and ship and invoice sales of, the Product to and from third parties in Italy, and (2) the parties will cooperate in good faith to convert Optinate prescribers to Actonel and to ensure a smooth and efficient transfer of inventories and product supply for the two brands. Notwithstanding the provisions of Section IV(B)(4), upon the Italy Conversion, in order to establish each party’s obligations to undertake Promotion Efforts in Italy, the parties shall specify for Italy for each semi-annual period an Alliance Detail Objective for both parties, a Sales Objective, a Primary Detail Cost, a Detail Commitment for each party and Non-Detailing Promotion Efforts for each party; provided, however, that in determining the Alliance Detail Objective, the parties will in good faith attempt to agree to target SOV Levels for Italy that are (a) substantially competitive to the SOV Levels for the market-leading product most similar to the Product, without giving effect to temporary or unreasonable variations of such SOV Levels, and (B) consistent with the parties’ goal of maximizing sales and profits of the Product within the Co-Promotion Territory; provided, however, that in the event the parties cannot agree upon such target SOV Levels, the Alliance Detail Objective for Italy will equal at least ***** of the combined budgeted Detail Efforts for P&G and API in Contract Year 2004. In the event that the parties agree upon the Alliance Detail Objective, each party’s Detail Commitment shall be *****

of the agreed upon Alliance Detail Objective; in the event the parties do not agree on the Alliance Detail Objective, then each party’s Detail Commitment shall be at least ***** of the combined budgeted Detailing Efforts for P&G and API in Contract Year 2004. If, however, the parties do not agree to the Italy Conversion, then Italy will remain part of the Co-Marketing Territory. Without limiting the foregoing, API will use its commercially reasonable efforts to support and sustain the Optinate business prior to June 30, 2005.

ARTICLE IVa

SECONDARY CO-PROMOTION TERRITORY

With respect to the Secondary Co-Promotion Territory, the parties shall have the rights and obligations set forth in this Article IVa.

A.	Rights and Obligations of the Parties.

1.	P&G hereby grants API the right to market, promote, detail, distribute and sell Product in the Secondary Co-Promotion Territory. The rights granted to API pursuant to this Section IVa(A)(1) shall terminate at the end of the Term.

2.	API shall not sell, assign or otherwise transfer or grant to any non-Affiliate third party any or all of its rights or obligations regarding Product in the Secondary Co-Promotion Territory, other than as explicitly stated in the Collaboration Agreement Documents. This Section IVa(A)(2) shall not prohibit API from entering into arrangements with non-Affiliate third parties to physically distribute Products (for example, warehousing, order taking, invoicing and the like).

3.	P&G shall not grant any right to a non-Affiliate third party to market, promote, detail, distribute or sell Product in the Secondary Co-Promotion Territory without the prior written consent of API.

4.	Each party shall use commercially reasonable efforts, at least equivalent to efforts used by the party with respect to other of its products of equivalent commercial value, to market, promote and detail the Product in the Secondary Co-Promotion Territory and P&G shall use such efforts to distribute and sell the Product in the Secondary Co-Promotion Territory in accordance with the terms and conditions of the Collaboration Agreement Documents.

B.	Promotion Efforts. The parties shall have the obligations to undertake Promotion Efforts as set forth in this Section IVa(B).

1.	[Reserved]

2.

Contract Years. Prior to the beginning of each Contract Year, the parties shall, on an annual basis, establish each party’s obligation, if any, to undertake Promotion Efforts within each country within the Secondary Co-Promotion Territory during the next Contract Year and a forecast of such efforts for the first six (6) months of the subsequent Contract Year in accordance with Section III(B)(1).

3.	Considerations for Determining Promotion Efforts. In determining each party’s obligation to undertake Promotion Efforts within each country within the Secondary Co-Promotion Territory, the parties shall take into account the parties’ goal of maximizing sales and profits of the Product within the Secondary Co-Promotion Territory.

4.

Obligation to Undertake Promotion Efforts. To establish each party’s obligations to undertake Promotion Efforts, the parties shall specify for each country in the Secondary Co-Promotion Territory for each semi-annual period an Alliance Detail Objective for both parties, a Sales Objective, a Primary Detail Cost, a Detail Commitment for each party and Non-Detailing Promotion Efforts for each party; provided, however, that in determining the Alliance Detail Objective, the parties will in good faith attempt to agree to target SOV Levels for each country that are (a) substantially competitive to the SOV levels for the market-leading product most similar to the Product, without giving effort to temporary or unreasonable variations of such SOV Levels, and (b) consistent with the parties’ goal of maximizing sales and profits of the Product within the Secondary Co-Promotion Territory; provided, however that in the event the parties cannot agree for any country upon such target SOV Levels or cannot otherwise agree on the Alliance Detail Objective for such country, then the sum of the Alliance Detail Objectives for such country for the two semi-annual periods within a given Contract Year will equal at least ***** of the budgeted Detailing Efforts for Contract Year 2004, as set forth in Schedule IVa(B)(4). In the event that the parties agree upon the Alliance Detail Objective, each party’s Detail Commitment shall be at least ***** of the agreed upon Alliance Detail Objective; in the event the parties do not agree on the Alliance Detail Objective, then the sum of each party’s Detail Commitment for the two semi-annual periods within a given Contract year shall be at least ***** of the budgeted Detailing Efforts for Contract Year 2004, as set forth in Schedule IVa(B)(4). During the relevant semi-annual period, each party shall use commercially reasonable efforts to undertake Promotion Efforts within the applicable area, as established by the parties. Either party may engage Contract Representatives to fulfill up to ***** of the Detailing Commitment (***** in the case of Detailing in the United Kingdom and the Republic of Ireland) for such party within such country during any semi-annual period. The other party must first consent to the identity of the Contract Representatives to be engaged, which consent shall not be unreasonably withheld. Any party which engages Contract Representatives shall, at its own expense, provide adequate training with respect to the Product to the Contract Representatives, and, any Contract Representatives engaged by either party to fulfill Detailing Efforts in excess of ***** of such party’s Detailing Commitment must be Fully Dedicated Contract Representatives. All Detailing Efforts shall be performed in accordance with approved labeling and all applicable laws and regulations in the relevant country. While undertaking Promotion Efforts, Representatives may distribute samples and promotional materials for the Product to physicians, residents and others legally entitled to prescribe prescription drugs. Representatives shall distribute only promotional materials approved by the by the parties for each country. The quantity of samples of the Product and promotional materials to be provided to the Representatives of each party shall be determined by both parties consistent with each party’s obligations to undertake Promotion Efforts.

5.	Handling of Samples. Sampling will be conducted in accordance with applicable laws and regulations. The parties’ Affiliates in each country of the Secondary Co-Promotion Territory shall agree on procedures for handling Product samples in such country, which procedures shall include tracking samples in each such country and the exchange between the parties’ Affiliates of reports covering Product sampling activities. Each P&G and API Affiliate shall also make available to the other party’s Affiliate in its country such original documentation concerning sampling activities as the other may need for compliance with applicable laws and regulations.

6.	Tracking Detailing Efforts. Each P&G Affiliate and API Affiliate in the Secondary Co-Promotion Territory shall keep track of the number and priority of targeted and non-targeted Details performed by their Representatives and by their Contract Representatives, if applicable, in accordance with their normal internal reporting procedures. Within thirty (30) days after the last day of each semi-annual period, each party’s Affiliate shall calculate their Actual Detailing Effort or ADE based upon actual Details performed as reflected in their respective internal selling records, and report to the other party’s Affiliate the number and priority of Details performed by its Representatives and Contract Representatives, if applicable, for such semi-annual period.

7.

Detailing Efforts. In each country of the Secondary Co-Promotion Territory in each semi-annual period during the Term, API’s Affiliate shall, unless otherwise agreed by the Alliance Management Committee, purchase from P&G’s Affiliate in such country, and such P&G Affiliate shall provide to API’s Affiliate, P&G’s Detailing Efforts in such country; provided, however, such purchase and sale of such Detailing Efforts shall not be considered in the calculation of P&G’s or API’s ADE for purposes of Section IVa(B)(8). Such purchase and sale of such services shall be pursuant to a Marketing Services Agreement to be agreed between such Affiliates pursuant to the terms of Section IVa(F). Each party’s Affiliate has the right, but not the obligation, to perform the greater of (1) ***** of the required Detailing Efforts in a particular country and (2) the difference between ***** of the Alliance Detail Objective and the Detail Commitment for the other party or its Affiliate in such country. Each P&G and API Affiliate in the Secondary Co-Promotion Territory shall keep track of the costs and expenses for Detailing Efforts incurred by such Affiliate. Within thirty (30) days after the last day of each semi-annual period, each Affiliate shall report to the other party’s Affiliate in such country the costs and expenses for such Affiliate’s Detailing Efforts for such semi-annual period and each P&G Affiliate shall invoice the API Affiliate in its country for, and each API Affiliate shall pay the P&G Affiliate in its country for such costs and expenses, plus a service mark up of ***** of such costs and expenses, and VAT, if applicable. The operation of the calculations set forth in this Section IVa(B)(7) is demonstrated by the examples set forth in Schedule IV(B)(7). Any amounts owed pursuant to this Section IVa(B)(7) shall be paid pursuant to the applicable Marketing Services Agreement.

8.	Under Performance of Detailing Efforts. The Marketing Services Agreement agreed between each party’s Affiliate in each country of the Secondary Co-Promotion Territory shall include (but shall not be limited to) the following terms and conditions:

a.	If a party’s Affiliate’s Detail Adjustment Factor or DAF with respect to a semi-annual period in a country is:

1) greater than or equal to *****, then that party’s Affiliate shall not be obligated to pay to the other party’s Affiliate any amounts under this Section IVa(B)(8); or

2) less than ***** and less than the other party’s Affiliate’s DAF in such country for such semi-annual period, then that party’s Affiliate shall be obligated to pay to the other party’s Affiliate an amount equal to the applicable Primary Detail Cost (for employee Representatives) multiplied by *****, as calculated pursuant to the following formula:

Penalty Amount = (Primary Detail Cost)*(.5) * *****

3) less than ***** but greater than the other party’s Affiliate’s DAF in such country for such semi-annual period, then that party’s Affiliate shall be obligated to pay to the other party’s Affiliate an amount equal to the applicable Primary Detail Cost (for employee Representatives) multiplied by ***** as calculated pursuant to the following formula:

Penalty Amount = (Primary Detail Cost) * *****

b.	The operation of the calculations set forth in this Section IVa(B)(8) are demonstrated by the examples set forth in Schedule IV(B)(8). Any amounts owed pursuant to this Section IVa(B)(8) shall be paid pursuant to the requirements of the applicable Marketing Services Agreement and Section IVa(B)(10).

c.	If a party’s Affiliate’s DAF in any country in the Secondary Co-Promotion Territory with respect to a semi-annual period is less than *****, and that party’s Affiliate’s DAF has been less than ***** for any other semi-annual period in the preceding three (3) semi-annual periods, then the other party’s Affiliate may refer the matter to arbitration under Section XVI(B)(2) for consideration of the issue of breach or material breach.

9.	Non-Detailing Promotion Effort. In each country of the Secondary Co-Promotion Territory during the Term, API’s Affiliate in such country shall, unless otherwise agreed by the Alliance Management Committee, purchase from P&G’s Affiliate in such country, and such P&G Affiliate shall provide to API’s Affiliate in such country, Non-Detailing Promotion Effort. Such purchase and sale of such services shall be pursuant to a Marketing Services Agreement to be agreed between such Affiliates pursuant to the terms of Section IVa(F). The parties will establish and agree to appropriate levels of Non-Detailing Promotion Effort for each semi-annual period. Valuation of Non-Detailing Promotion Effort in a country shall be in terms of the number of Full Time Equivalents. Each party’s Affiliate has the right, but not the obligation, to perform half of the required Non-Detailing Promotion Effort in a particular country. Each P&G and API Affiliate in the Secondary Co-Promotion Territory shall keep track of the costs and expenses for Non-Detailing Promotion Efforts incurred by such Affiliate. Within thirty (30) days after the last day of each Quarter, each Affiliate shall report to the other party’s Affiliate in such country the costs and expenses for Non-Detailing Promotion Efforts incurred by such Affiliate for the Quarter and each P&G Affiliate shall invoice the API Affiliate in its country for, and each API Affiliate shall pay the P&G Affiliate in its country for such costs and expenses, plus a service mark up of ***** of such costs and expenses, plus VAT, if applicable.

10.	Payment Terms. Any amounts payable pursuant to Section IVa(B) and/or the Marketing Services Agreement shall be paid in local currency no later than sixty (60) days following the expiration of the relevant Quarter.

C.	Marketing Efforts and Joint R&D Efforts.

1.	Product Identification. In all countries within the Secondary Co-Promotion Territory and to the extent legally permissible, both parties’ names and logos shall appear with equal prominence on Product labels and promotional materials. In any such country where this is not legally permitted, the parties agree to work together in good faith to identify a mechanism to allow the association of both parties’ names with the Product.

2.	Obligations to Undertake Marketing Efforts. The parties shall, on a semi-annual basis, set forth in specific terms each party’s Affiliate’s obligation, if any, to undertake Marketing Efforts within each country within the Secondary Co-Promotion Territory to be performed during the next Contract Year, and a forecast of such efforts for the first six months of the subsequent Contract Year (i.e., from January of the Contract Year through June of the following Contract Year). During the Term, each party’s Affiliates will spend an amount each Contract Year at least equivalent to the Secondary Co-Promotion Minimum Marketing Spend. During each Quarter, each party’s Affiliate in each country of the Secondary Co-Promotion Territory shall use commercially reasonable efforts to undertake such Marketing Efforts within each such country. Except as otherwise permitted by this Agreement, no party shall engage any non-Affiliate third party to fulfill its obligations under this Section IVa(C)(2) or to undertake any Marketing Effort without the agreement of the other party.

3.	Marketing Effort Costs. In each country of the Secondary Co-Promotion Territory during the Term, API’s Affiliate in such country shall, unless otherwise agreed by the Alliance Management Committee, purchase from P&G’s Affiliate in such country, and such P&G Affiliate shall provide to API’s Affiliate in such country, Marketing Efforts. Such purchase and sale of such services shall be pursuant to a Marketing Services Agreement to be agreed between such Affiliates pursuant to the terms of Section IVa(F). The parties shall establish and agree to appropriate levels of Marketing Effort for each Quarter. Each P&G and API Affiliate in the Secondary Co-Promotion Territory shall keep track of the costs and expenses for Marketing Efforts incurred by such Affiliate. Within thirty (30) days after the last day of each Quarter, each Affiliate shall report to the other party’s Affiliate in such country the costs and expenses for Marketing Efforts incurred by such Affiliate for the Quarter and each P&G Affiliate shall invoice the API Affiliate in its country for, and each API Affiliate shall pay the P&G Affiliate in its country for such costs and expenses, plus a service mark up of ***** of such costs and expenses, plus VAT, if applicable.

4.	Obligations to Undertake Joint R&D Efforts. The parties shall, on a semi-annual basis, set forth in specific terms each party’s Affiliate’s obligation, if any, to undertake Joint R&D Efforts within each country within the Secondary Co-Promotion Territory to be performed during the next Contract Year, and a forecast of such efforts for the first six months of the subsequent Contract Year (i.e., from January of the Contract Year through June of the following Contract Year). During each Quarter, each party’s Affiliate in each country of the Secondary Co-Promotion Territory shall use commercially reasonable efforts to undertake such Joint R&D Efforts within each such country. Except as otherwise permitted by this Agreement, no party shall engage any non-Affiliate third party to fulfill its obligations under this Section IVa(C)(4) or to undertake any Joint R&D Efforts without the agreement of the other party.

5.	Joint R&D Efforts and Joint R&D Costs. In each country of the Secondary Co-

Promotion Territory during the Term, API’s Affiliate in such country shall, unless otherwise agreed by the Alliance Management Committee, purchase from P&G’s Affiliate in such country, and such P&G Affiliate shall provide to API’s Affiliate in such country, Joint R&D Efforts. Such purchase and sale of such services shall be pursuant to a Marketing Services Agreement to be agreed between such Affiliates pursuant to the terms of Section IVa(F). The parties shall establish and agree to appropriate levels of Joint R&D Effort for each Quarter. Each P&G Affiliate and API Affiliate in the Secondary Co-Promotion Territory shall keep track of the R&D Costs incurred by such Affiliate. Within thirty (30) days after the last day of each Quarter, each Affiliate shall report to the other party’s Affiliate in such country the Joint R&D Costs incurred by such Affiliate for the Quarter and each P&G Affiliate shall invoice the API Affiliate in its country for, and each API Affiliate shall pay the P&G Affiliate in its country for, such Joint R&D Costs plus a service mark up of ***** of such costs and expenses, plus VAT, if applicable.

6.	Payment Terms. Any amounts payable pursuant to Section IVa(C)(3) or (5) and/or the Marketing Services Agreements shall be paid in local currency no later than sixty (60) days following the expiration of the relevant Quarter.

D.	Other Expenses. Other than as specifically set forth in the Collaboration Agreement Documents, each party shall bear its own costs and expenses within the Secondary Co-Promotion Territory, including, without limitation, the costs and expenses of salaries, benefits and travel.

E.	Recording of Sales.

1.	API Obligation. API’s Affiliate in each country in the Secondary Co-Promotion Territory shall solicit and accept orders for, and ship and invoice sales of, the Product from and to third parties in all countries within the Secondary Co-Promotion Territory at prices to be established solely by such Affiliate.

2.	Bundled Sales. If the Product is sold or otherwise transferred as part of a package with other products, the Net Outside Sales for such Product shall be the Net Outside Sales applicable to such Product as if sold separately, less the pro-rata amount of any discount associated with the package. The operation of the calculations in this Section IVa(E)(2) is demonstrated by the examples set forth in Schedule IV(E)(2).

F.

Marketing Services Agreements. Unless the parties agree otherwise, API’s Affiliate in each country of the Secondary Co-Promotion Territory shall enter into a Marketing Services Agreement with the P&G Affiliate in such country pursuant to which API’s Affiliate shall purchase from P&G’s Affiliate, and P&G’s Affiliate shall provide to API’s Affiliate, P&G’s Affiliate’s Detail Effort (pursuant to Section IVa(B)(7) hereof), Non-Detailing Promotion Efforts (pursuant to Section IVa(B)(9) hereof), Marketing Efforts (pursuant to Section IVa(C)(3) hereof) and Joint R&D Efforts (pursuant to Section

IVa(C)(5) hereof). For each Quarter during the Term, the total cost of all P&G’s Affiliates’ Detailing Efforts, Non-Detailing Promotion Efforts, Marketing Efforts and Joint R&D Efforts plus the total cost of all API Affiliates’ Detailing Efforts, Non-Detailing Promotion Efforts, Marketing Efforts and Joint R&D Efforts shall be defined as the Secondary Co-Promotion Marketing Costs or SCPMC. Upon request by API, P&G shall provide to API’s Affiliates in the Secondary Co-Promotion Territory marketing allowances to reimburse increased marketing and promotion costs in the launch phase of any Product or Joint Product Improvement in the Secondary Co-Promotion Territory. The penalties provided pursuant to Section IV(a)(B)(8)(a) shall not be included in the calculation of SCPMC. For each Quarter during the Term, ***** of the total cost of all P&G’s Affiliates’ Detailing Efforts, Non-Detailing Promotion Efforts, Marketing Efforts and Joint R&D Efforts shall be defined as the Secondary Co-Promotion Service Mark Up or SCPSMU. Local Marketing Services Agreements in all countries of the Secondary Co-Promotion Territory shall be implemented on or before January 1, 2005. Such Marketing Services Agreements will comply with this Agreement and in the case of discrepancies between the terms of this Agreement and any local Marketing Services Agreement, the terms and conditions of this Agreement shall prevail.

G.	Health Registrations.

1.	Ownership. Unless the Alliance Management Committee determines otherwise, API shall be the holder of all Health Registrations related to the Product in all countries within the Secondary Co-Promotion Territory, except that P&G shall be the holder of all Health Registrations related to the Product in the United Kingdom and the Republic of Ireland.

2.	Establishment.

a.

The United Kingdom and Ireland. In the United Kingdom and the Republic of Ireland, P&G shall undertake all commercially reasonable efforts to obtain all Health Registrations necessary, as the case may be, to market, promote, detail, distribute, sell and, if applicable, manufacture the Product in such countries, as soon as practicable after the Original Agreement Effective Date. If such filings have not been made in any country within three (3) months after the date of filing with the USFDA the NDA or supplemental NDA for PMO for the Product, then API shall have the right, but not the obligation, to undertake the efforts to obtain such Health Registrations. P&G will work with API to develop Health Registration packages and filing strategies for Paget’s disease, PMO, corticosteroid induced osteoporosis and other indications intended to maximize the commercial success of the Product. The parties will cooperate to develop strategies to extend or modify existing Health Registrations for the Product and to obtain Health Registrations for any Joint Product Improvement. If the parties disagree on the content of such Health Registration packages or filing strategies, said disagreement shall be immediately referred to the Oversight Committee Leaders for resolution and the party referring the disagreement to the Oversight Committee Leaders shall give notice of such disagreement to the other party in accordance with Section XXV(M). If the Oversight Committee Leaders or their designees cannot agree within five (5) Business Days of such referral, P&G’s position shall prevail.

b.	Other Countries in the European Union. P&G shall submit to the appropriate Ministry of Health all documentation necessary to obtain all Health Registrations required, as the case may be, to market, promote, sell and distribute and, if applicable, manufacture the Product within each country within the Secondary Co-Promotion Territory that is within the European Union and, in each such country, P&G shall use all commercially reasonable efforts to obtain each of such Health Registrations as soon as practicable after the filing thereof and shall transfer such Health Registrations to API promptly after obtaining such Health Registrations. P&G will work with API to develop Health Registration packages and filing strategies for Paget’s disease, PMO, corticosteroid induced osteoporosis and other indications intended to maximize the commercial success of the Product. The parties will cooperate to develop strategies to extend or modify existing Health Registrations for the Product and to obtain Health Registrations for any Joint Product Improvement. If the parties disagree on the content of such Health Registration packages or filing strategies, said disagreement shall be immediately forwarded to the Oversight Committee Leaders for resolution and the party referring the disagreement to the Oversight Committee Leaders shall give notice of such disagreement to the other party in accordance with Section XXV(M). If the Oversight Committee Leaders or their designees cannot agree within five (5) Business Days, P&G’s position shall prevail.

c.

Countries Outside the European Union. API shall submit to the appropriate Ministry of Health, all documentation necessary to obtain all Health Registrations required, as the case may be, to market, promote, sell and distribute and, if applicable, manufacture the Product within each country within the Secondary Co-Promotion Territory other than any country in the European Union and in each such country, API shall use all commercially reasonable efforts to obtain each of such Health Registrations as soon as practicable after the filing thereof. Within six (6) months after the approval of any Health Registration in the Secondary Co-Promotion Territory and other required approvals, such as pricing approvals, API shall launch the Product in the applicable country. For purposes of this Section IVa(G), launch means the initiation of substantial efforts to market, promote, sell and distribute the Product, including, without limitation, significant Promotion Efforts with respect thereto. API shall also use commercially reasonable efforts to submit to the appropriate Ministry of Health all documentation necessary to extend or modify existing Health Registrations for the Product and to obtain Health Registrations for any Joint Product Improvement and that are required to market, promote, sell and distribute and, if applicable, manufacture the Product within each country within the Secondary Co-Promotion Territory that is not in the European Union. In each such country, API shall use all commercially reasonable efforts to obtain each such Health Registrations as soon as practicable after the filing thereof. To facilitate API’s efforts to obtain such Health Registrations with respect to its Product, P&G shall provide to API access to all non-clinical and clinical scientific data with respect to the Product as soon as practicable after the Original Agreement Effective Date and shall provide access to API to the Drug Dossier as soon as practicable. P&G shall use commercially reasonable efforts to aid API in the preparation of documents to be filed as part of any application for the Health Registration with any applicable Ministry of Health within the Secondary Co-Promotion Territory and the analysis of data derived from studies included in the Drug Dossier provided by P&G to API in order to facilitate timely filings by API with any applicable Ministry of Health. API shall be responsible for P&G’s external out of pocket costs related to such filing assistance.

3.	Launch. P&G and API shall use commercially reasonable efforts to launch the Product as soon as practicable after the approval of any such Health Registration and other required approvals, such as pricing approvals, in the applicable country.

4.	Maintenance. Each party shall use all commercially reasonable efforts to maintain in good order all Health Registrations held by it with respect to the Product within the Secondary Co-Promotion Territory, including, without limitation, the filing of all required reports with the applicable Ministry of Health. Such party shall not materially change, supplement or otherwise amend the Product’s labeling without the prior consent of the other party, which consent shall not be unreasonably withheld.

5.	Regulatory Expenses. Internal administrative costs and expenses and all country specific registration fees (including without limitation user fees) of obtaining and maintaining Health Registrations within the Secondary Co-Promotion Territory shall be shared ***** as part of Joint R&D Costs.

H.	Product Recalls.

1.

Decision-making Authority. With respect to any country within the Secondary Co-Promotion Territory, the holder of the Health Registrations shall have the sole discretion to determine whether and upon what terms and conditions the Product shall be recalled or otherwise withdrawn from sale to third parties within such country (for purposes of this Section IVa(H), a “Recall”). Prior to making any Recall decision, however, the holder of the Health Registrations shall provide notice to the other party’s Alliance General Manager and in accordance with

Section XXV(M), and use its reasonable efforts to consult with said party. The holder of the Health Registrations shall assume primary responsibility for discussions with regulatory officials within the applicable country within the Secondary Co-Promotion Territory regarding all aspects of the Recall decision and the execution thereof. Upon the request of the holder of the Health Registrations, the other party shall cooperate completely in all Recall efforts.

2.	Expenses. P&G and API shall bear ***** all reasonable costs and expenses of any Recall within the Secondary Co-Promotion Territory; provided, however, that if such Recall is due in whole or in part to the gross negligence or intentional misconduct on the part of only one party, such party shall fully bear all of the cost and expense for the Recall. Determination of gross negligence or intentional misconduct shall be made by arbitration pursuant to Section XVI(B)(1).

I.	Trademarks. In each country within the Secondary Co-Promotion Territory, the Product shall be sold under a trademark selected by P&G, in consultation with API, and owned by P&G. P&G shall be responsible for applying for, maintaining, enforcing and defending all trademarks related to the Product. Trademark Expenses shall be split *****.

J.	Product Supply and Cost.

1.	Supply. P&G shall supply Product to API pursuant to the Supply Agreement.

2.	Obligation to Supply. Upon obtaining the Health Registrations, including but not limited to reimbursement pricing, in a particular country within the Secondary Co-Promotion Territory, as set forth in Section IVa(G)(2), P&G may elect not to supply Product to API based upon P&G’s determination in good faith that: (i) government reimbursement prices for Product in such country make the launch of Product in such country not commercially viable; (ii) labeling approved in such country by the Ministry of Health would have a material negative effect on commercial viability of the Product; or (iii) marketing studies required in such country by the Ministry of Health would have a material negative effect on commercial viability of the Product. P&G shall notify API that it has elected not to supply Product as soon as practicable, but not later than thirty (30) days after obtaining a Health Registration.

K.

Expansion Countries. Notwithstanding any other provision hereof, upon three months prior notice to API (or six months prior notice in the event such notice is given after the first anniversary of the A&R Agreement Effective Date), P&G may elect to have any of the Expansion Countries become Secondary Co-Promotion Territory countries; provided, however, that, with respect to any such Expansion Country, P&G must commence Detailing Efforts with respect to the Product in such Expansion Country upon such conversion; provided, further, however, that such Expansion Countries will not be deemed to have been converted under the provisions of Article VII. The rights and obligations with respect to such Expansion Countries will be the same as if such

Expansion Countries were within the Secondary Co-Promotion Territory on the date of such conversion.

ARTICLE V

CO-MARKETING TERRITORY

With respect to the Co-Marketing Territory, the parties shall have the rights and obligations set forth in this Article V.

A.	Rights of the Parties.

1.	P&G hereby grants API the right to register, market, promote, detail, distribute and sell Product in the Co-Marketing Territory.

2.	Subject to the provisions of Section V(A)(4), API shall not sell, assign, or otherwise transfer or grant to any non-Affiliate third party any or all of its rights or obligations regarding Product in the Co-Marketing Territory, other than as explicitly stated in the Collaboration Agreement Documents. This Section V(A)(2) shall not prohibit API from entering into arrangements with non-Affiliate third parties to physically distribute Products (for example, warehousing, order taking, invoicing and the like).

3.	P&G shall not grant to a non-Affiliate third party the right to register, market, promote, detail, distribute or sell Product in the Co-Marketing Territory without the prior written consent of API. This Section V(A)(3) shall not prohibit P&G from entering into arrangements with non-Affiliate third parties to physically distribute Products (for example, warehousing, order taking, invoicing and the like).

4.	Each party shall use commercially reasonable efforts, comparable to efforts used by the party with respect to other of its products of equivalent commercial value, to register, market, promote, detail, distribute and sell the Product in the Co-Marketing Territory in accordance with the terms and conditions of the Collaboration Agreement Documents.

B.	Independent Management. Each party shall maintain its own independent management and business operations and develop, maintain and execute its own marketing, promotion, detailing, distribution and sales plans with respect to its Product within the Co-Marketing Territory and such plans shall not be submitted to, nor approved by, any committee or team composed of representatives of both parties. Both parties shall have access to any and all non-clinical and clinical scientific data relating to the Products in the Co-Marketing Territory including the Drug Dossier.

C.	Recording of Sales. Each party shall solicit and accept orders for, and ship and invoice sales of, its Product from and to third parties within the Co-Marketing Territory upon such terms and conditions as such party shall establish.

D.	Expenses.

1.	Commercial Expenses. Except as otherwise set forth in the Collaboration Agreement Documents, each party shall bear its own costs and expenses, including, without limitation, Commercial Expenses and the cost of Detailing Efforts related to its Product.

2.	Product Supply. P&G shall supply Product to API pursuant to the Supply Agreement.

E.	Health Registrations.

1.	Ownership. Unless the Alliance Management Committee determines otherwise, each party shall be the holder of all Health Registrations related to that party’s Product in all countries within the Co-Marketing Territory.

2.	Establishment. P&G shall use all commercially reasonable efforts to obtain multiple Health Registrations necessary to market, promote, detail, distribute, manufacture and sell, as applicable, Product within the Co-Marketing Territory, as soon as practicable, and upon receipt of such Health Registrations, shall transfer one Health Registration to API in order to facilitate the contemporaneous launch of Product by P&G and API within the Co-Marketing Territory. In the event API elects to use two separate API Affiliate sales forces in the Co-Marketing Territory, P&G shall obtain and transfer two Health Registrations to API. P&G will work with API to develop Health Registration packages and filing strategies for Paget’s disease, PMO, corticosteroid induced osteoporosis and other indications intended to maximize the commercial success of the Product. The parties will cooperate to develop strategies to extend or modify existing Health Registrations for the Product and to obtain Health Registrations for any Joint Product Improvement. If the parties disagree on the content of such Health Registration packages or filing strategies, said disagreement shall be forwarded immediately to the Oversight Committee Leaders for resolution and the party referring the disagreement to the Oversight Committee Leaders shall give notice of such disagreement to the other party in accordance with Section XXV(M). If the Oversight Committee Leaders or their designees cannot agree within five (5) Business Days of such referral, P&G’s position shall prevail. Internal administrative costs and expenses of obtaining Health Registrations within the Co-Marketing Territory including all country specific costs and expenses (including without limitation user fees) shall be shared ***** as part of Joint R&D Costs.

3.	Launch. P&G and API shall use commercially reasonable efforts to simultaneously launch the Product as soon as practicable after the approval of any such Health Registrations and other required approvals, such as pricing approvals, in the applicable country.

4.	Maintenance. Each party shall use all commercially reasonable efforts to maintain in good order all Health Registrations owned by it with respect to its Products within the Co-Marketing Territory, including, without limitation, the filing of all required reports with the applicable Ministry of Health. Each party shall notify the other and obtain the other party’s consent, which consent shall not be unreasonably withheld, prior to materially changing, supplementing or otherwise amending such party’s Product’s labeling. Each party shall bear all costs and expenses of maintaining such party’s respective Health Registration(s) within the Co-Marketing Territory.

F.	Product Recalls.

1.	Decision-making Authority. With respect to any country within the Co-Marketing Territory, each party shall have the sole discretion to determine whether and upon what terms and conditions its own Product shall be recalled or otherwise withdrawn from sale to third parties within the Co-Marketing Territory (for purposes of this Section V(F), a “Recall”). Prior to making any Recall decision, however, each party shall provide notice to the other party’s Alliance General Manager and in accordance with Section XXV(M) and use reasonable efforts to consult with the other party. Each party shall assume primary responsibility for discussions with regulatory officials within the Co-Marketing Territory regarding all aspects of the Recall decision and the execution thereof with respect to its own Product. Each party shall cooperate completely with the other in all Recall efforts.

2.	Expenses. Each party shall bear all internal and external costs and expenses of any Recall of its Product within the Co-Marketing Territory; provided, however, that if such Recall is due in whole or in part to the gross negligence or intentional misconduct on the part of only one party, such party shall fully bear all of the cost and expense for the Recall. Determination of gross negligence or intentional misconduct shall be made by arbitration pursuant to Section XVI(B)(1).

G.	Trademarks. In the Co-Marketing Territory, the Product to be sold by P&G shall bear a trademark selected by P&G and the Product to be sold by API shall bear a trademark selected by API, in consultation with P&G. P&G shall have the right to select the trademark to be used on P&G’s Product prior to API’s selection of the trademark to be used on API’s Product. P&G shall own all trademarks for API’s and P&G’s Products within the Co-Marketing Territory. P&G shall be responsible for applying for, maintaining, enforcing and defending all trademarks related to the Product. Trademark Expenses shall be split *****. The parties shall enter into appropriate trademark licenses if necessary or prudent to enable the parties to perform their respective obligations pursuant to the Collaboration Agreement Documents with respect to the Co-Marketing Territory.

H.	Product Supply and Cost. P&G shall supply Product to API pursuant to the Supply Agreement. If P&G elects not to launch its Product in any country in the Co-Marketing Territory based on P&G’s determination in good faith that (i) government reimbursement prices for P&G’s Product in such country make the launch of P&G’s Product in such country not commercially viable; (ii) labeling approved in such country by the Ministry of Health would have a material negative effect on commercial viability of P&G’s Product; or (iii) marketing studies required in such country by the Ministry of Health would have a material negative effect on commercial viability of P&G’s Product, then P&G may elect not to supply API’s Product to API. P&G shall notify API that it has elected not to supply Product as soon as practicable, but not later than thirty (30) days after obtaining the information herein above described. Upon request by API, P&G shall provide to API’s Affiliates in the Co-Marketing Territory marketing allowances to reimburse increased marketing and promotion costs in the launch phase of any Product or Joint Product Improvement in the Co-Marketing Territory.

ARTICLE VI

POTENTIAL CO-PROMOTION TERRITORY

With respect to the Potential Co-Promotion Territory, the parties shall have the rights and obligations set forth in this Article VI.

A.	Rights and Obligations of the Parties.

1.	P&G hereby grants API the right to market, promote, detail, distribute and sell Product in the Potential Co-Promotion Territory. The rights granted to API pursuant to this Section VI(A)(1) shall terminate at the end of the Term or, with respect to any country which is converted to a Primary or Secondary Converted Co-Promotion Territory or a Converted Co-Marketing Territory pursuant to Article VII, any country which is converted to a White Space Territory pursuant to Section VI(F) or any country that becomes part of the Secondary Co-Promotion Territory pursuant to Section IVa(K), upon such conversion.

2.	API shall not sell, assign or otherwise transfer or grant to any non-Affiliate third party any or all of its rights or obligations regarding Product in the Potential Co-Promotion Territory, other than as explicitly stated in the Collaboration Agreement Documents. This Section VI(A)(2) shall not prohibit API from entering into arrangements with non-Affiliate third parties to physically distribute Products (for example, warehousing, order taking, invoicing and the like).

3.	P&G shall not, and shall not grant any right to any third party to, market, promote, detail, distribute or sell the Product to any party except API in the Potential Co-Promotion Territory, without the prior written consent of API.

4.	API shall use commercially reasonable efforts, at least equivalent to efforts used by API with respect to other of its products of equivalent commercial value, to commercialize the Product in the Potential Co-Promotion Territory.

5.	Notwithstanding any other provision hereof to the contrary, the parties’ rights and obligations with respect to Spain shall, to the extent inconsistent with this Article VI, be governed by the Consent Agreement among the parties hereto dated February 5, 2002.

B.	Management Structure. API shall maintain its own management and business operations and develop, maintain and execute its own marketing, promotion, sales and distribution plans with respect to the Product within the Potential Co-Promotion Territory and such plans need not be submitted to, nor approved by, P&G; provided, however, API shall provide to P&G a report which sets forth a forecast of Net Outside Sales for the Potential Co-Promotion Territory, a forecast of required production of Product for the Potential Co-Promotion Territory for the eighteen (18) months following the first day of the next Contract Year, and a report on commercialization strategy and plans, a report of actual Net Outside Sales for the previous Contract Year and a report of actual Net Outside Sales for the previous 12-month period, such forecasts and reports to be reviewed and revised on a quarterly basis. API shall have access to all marketing, promotional and sales materials and clinical data previously developed in the Territory with respect to the Product, including the Drug Dossier.

C.	Recording of Sales. API shall solicit and accept orders for, and ship and invoice sales of, the Product from and to third parties in all countries within the Potential Co-Promotion Territory at prices to be established solely by API.

D.	Expenses. Except as otherwise stated in the Collaboration Agreement Documents, API shall bear all costs and expenses related to the Product within the Potential Co-Promotion Territory.

E.	Product Supply and Cost.

1.	Supply. P&G shall supply Product to API pursuant to the Supply Agreement. Upon request by API, P&G shall provide to API’s Affiliates in the Potential Co-Promotion Territory marketing allowances to reimburse increased marketing and promotion costs in the launch phase of any Product or Joint Product Improvement in the Potential Co-Promotion Territory.

2.

Obligation to Supply. Upon obtaining the Health Registrations, including but not limited to reimbursement pricing, in a particular country within the Potential Co-Promotion Territory, as set forth in Section VI(F)(2), P&G may elect not to supply Product to API based on P&G’s determination in good faith that: (i) government reimbursement prices for Product in such country make the launch of Product in such country not commercially viable; (ii) labeling approved in such country by the Ministry of Health would have a material negative effect on commercial viability of the Product; or (iii) studies required in such country by the Ministry of Health would have a material negative effect on commercial viability of the Product. P&G shall notify API that is has elected not to supply

Product as soon as practicable, but not later than thirty (30) days after API has obtained all the necessary authorizations to effectively market the Product, including, but not limited to, Health Registrations and reimbursement price.

F.	Health Registrations.

1.	Ownership. Unless determined otherwise by the Alliance Management Committee, API shall be the holder of all Health Registrations related to the Product in all countries within the Potential Co-Promotion Territory.

2.	Establishment.

a.	Countries in the European Union. Within three (3) months after the date of filing with the USFDA of the NDA or supplemental NDA for PMO for the Product, P&G shall submit to the appropriate Ministry of Health all documentation necessary to obtain all Health Registrations required, as the case may be, to market, promote, sell and distribute and, if applicable, manufacture the Product within each country within the Potential Co-Promotion Territory that is within the European Union and, in each such country, P&G shall use all commercially reasonable efforts to obtain each of such Health Registrations as soon as practicable after the filing thereof and shall transfer such Health Registrations to API promptly after obtaining such Health Registrations. P&G will work with API to develop Health Registration packages and filing strategies for Paget’s disease, PMO, corticosteroid induced osteoporosis and other indications intended to maximize the commercial success of the Product. The parties will cooperate to develop strategies to extend or modify existing Health Registrations for the Product and to obtain Health Registrations for any Joint Product Improvement. If the parties disagree on the content of such Health Registration packages or filing strategies, said disagreement shall be immediately forwarded to the Oversight Committee Leaders for resolution and the party referring the disagreement to the Oversight Committee Leaders shall give notice of such disagreement to the other party in accordance with Section XXV(M). If the Oversight Committee Leaders or their designees cannot agree within five (5) Business Days, P&G’s position shall prevail.

b.

Countries Outside the European Union. Within the time period set forth on Schedule I-F, API shall submit to the appropriate Ministry of Health, all documentation necessary to obtain all Health Registrations required, as the case may be, to market, promote, sell and distribute and, if applicable, manufacture the Product within each country within the Potential Co-Promotion Territory other than any country in the European Union and in each such country, API shall use all commercially reasonable efforts to obtain each of such Health Registrations as soon as practicable after the filing thereof. Within six (6) months after the approval and transfer, if applicable, of any Health Registration in the Potential Co-Promotion Territory and other required approvals, such as pricing approvals, API shall launch the Product in the applicable country. For purposes of this Section VI(F), launch means the initiation of substantial efforts to market, promote, sell and distribute the Product, including, without limitation, significant Promotion Efforts with respect thereto. API shall also use commercially reasonable efforts to submit to the appropriate Ministry of Health all documentation necessary to extend or modify existing Health Registrations for the Product and to obtain Health Registrations for any Joint Product Improvement and that are required to market, promote, sell and distribute and, if applicable, manufacture the Product within each country within the Potential Co-Promotion Territory that is not in the European Union and in each such country shall use all commercially reasonable efforts to obtain each of such Health Registrations as soon as practicable after the filing thereof. In countries other than in the European Union, to facilitate API’s efforts to obtain such Health Registrations with respect to its Product, P&G shall provide to API access to all non-clinical and clinical scientific data with respect to the Product as soon as practicable after the Original Agreement Effective Date and shall provide access to API to the Drug Dossier as soon as practicable. P&G shall use commercially reasonable efforts to aid API in the preparation of documents to be filed as part of any application for the Health Registration with any applicable Ministry of Health within the Potential Co-Promotion Territory and the analysis of data derived from studies included in the Drug Dossier provided by P&G to API in order to facilitate timely filings by API with any applicable Ministry of Health. API shall be responsible for P&G’s external out of pocket costs related to such filing assistance.

3.	Maintenance. Each party shall use all commercially reasonable efforts to maintain in good order all Health Registrations held by it with respect to the Product within the Potential Co-Promotion Territory, including, without limitation, the filing of all required reports with the applicable Ministry of Health. The holder of the Health Registrations shall not materially change, supplement or otherwise amend the Product’s labeling without the prior consent of the other party, which consent shall not be unreasonably withheld. API shall be responsible for P&G’s external out of pocket costs related to such maintenance assistance.

4.

Failure to Comply. If API fails to satisfy, within the time periods described in Schedule I-F, any of its obligations to submit applications for any Health Registration related to the Product or to launch the Product, except if such failure to launch is due to (i) P&G’s election not to supply Product pursuant to Section VI(E)(2), (ii) failure of the manufacturer of Product to supply Product or (iii) conflicting or changing regulatory considerations in a particular country (e.g., requirement to obtain a Free Sale Certificate), (iv) failure of P&G to timely obtain and transfer a Health Registration to API, or (v) failure of P&G to use commercially reasonable efforts to aid in preparation of documents to be filed as part of an application for a Health Registration or analysis of data derived from studies included in, or access to, the Drug Dossier, then, upon P&G’s request, the grant of rights described in Section VI(A) shall be extinguished with respect to such country and such country shall no longer be considered a part of the Territory for purposes of the Collaboration Agreement Documents; provided, however, that the provisions of Article XXII shall continue to apply to API as if such country were still a part of the Territory. P&G shall be free to undertake any and all activities with respect to the Product within such country without compensation to API. If API has obtained any rights of any kind with respect to the Product within such country, then API shall immediately, upon P&G’s request, transfer title to all such rights to P&G or its designee, and if title to any such rights is not transferable, then API shall use all commercially reasonable efforts to enable P&G to make use of all such rights. Upon the transfer of title to such rights, P&G shall reimburse API for its usual, customary and reasonable costs and expenses associated with the procurement of such rights so transferred; provided, however, that P&G shall have no reimbursement obligations hereunder if API has not diligently pursued its obligations pursuant to this Section VI(F)(4). Notwithstanding the foregoing, if at the time of the expiration of any time period specified in Section VI(F)(2), the party responsible for obtaining the Health Registration or launching the Product in a country within the Potential Co-Promotion country is demonstrating a good faith effort to obtain a Health Registration or launch the Product, as the case may be, the parties agree to negotiate in good faith a reasonable extension to the applicable time period. The parties agree that P&G’s remedy for API’s failure to submit applications for Health Registrations or launch the Product is as set forth in this Section VII(F)(4), and such failure shall not constitute a breach of this Agreement.

5.	Regulatory Expenses. Subject to the terms and conditions of the Collaboration Agreement Documents, the parties shall ***** as part of the Joint R&D Costs the administrative costs and expenses of obtaining Health Registrations within any country in the European Union which is also a Potential Co-Promotion country. With the exception of those costs and expenses paid by P&G pursuant to the preceding sentence, API shall be responsible for all other costs and expenses of obtaining and maintaining the Health Registrations in the Potential Co-Promotion Territory including, without limitation, all country specific costs and expenses including, without limitation, user fees.

G.	Product Recalls.

1.

Decision-making Authority. With respect to any country within the Potential Co-Promotion Territory, API shall have sole discretion within all countries within the Potential Co-Promotion Territory to determine whether and upon what terms and conditions the Product shall be recalled or otherwise withdrawn from sale to third parties (for purposes of this Section VI(G), a “Recall”). Prior to making any Recall decision, however, API shall provide notice to P&G’s Alliance General

Manager and in accordance with Section XXV(M) and use reasonable efforts to consult with P&G. API shall assume primary responsibility for discussions with regulatory officials within the Potential Co-Promotion Territory regarding all aspects of the Recall decision and the execution thereof. Upon the request of API, P&G shall cooperate completely in all Recall efforts.

2.	Expenses. The parties will bear equally all reasonable costs and expenses of any Recall within the Potential Co-Promotion Territory; provided, however, that if such Recall is due in whole or in part to the gross negligence or intentional misconduct on the part of only one party, such party shall fully bear all of the cost and expense for the Recall. Determination of gross negligence or intentional misconduct shall be made by arbitration pursuant to Section XVI(B)(1).

H.	Trademarks. In the Potential Co-Promotion Territory, to the extent permitted, the Product shall be sold under the same trademark as used in the Co-Promotion Territory, or, if not permitted, under a trademark to be selected by API in consultation with P&G. To the extent permitted by law, P&G shall own all trademarks for the Product within the Potential Co-Promotion Territory. If P&G is not permitted by law to own any trademark for the Product in any country within the Potential Co-Promotion Territory, then API shall own such trademark. The owner of a trademark shall be responsible for applying for, maintaining, enforcing and defending all trademarks related to the Product. Trademark Expenses shall be split *****. The parties shall enter into appropriate trademark licenses if necessary or prudent to enable the parties to perform their respective obligations pursuant to the Collaboration Agreement Documents with respect to the Potential Co-Promotion Territory.

I.	Additions to the Potential Co-Promotion Territory. No country may be added to the Potential Co-Promotion Territory except as set forth in Section X(J).

ARTICLE VII

CONVERTED TERRITORIES

A.	Conversion of Potential Co-Promotion Territory. The parties anticipate that, during the Term, P&G may acquire the Capacity to Co-Promote or, if Co-Promotion is not legally permissible, Co-Market the Product within one or more countries in the Potential Co-Promotion Territory. If the conditions to conversion set forth below are fulfilled, then, depending upon the circumstances of the conversion, P&G may convert any country in the Potential Co-Promotion Territory into a Primary Converted Co-Promotion Territory, a Secondary Converted Co-Promotion Territory or a Converted Co-Marketing Territory on the terms and conditions set forth in this Article VII.

1.

Conditions to Conversion. If, at any time during the Term, P&G acquires or develops Capacity in any country in the Potential Co-Promotion Territory, then P&G may convert the rights and obligations of the parties in such country and convert such country from a Potential Co-Promotion Territory country into a Primary Converted Co-Promotion Territory country, a Secondary Converted Co-

Promotion Territory country or a Converted Co-Marketing Territory country pursuant to the terms of this Article VII. Any such conversion shall be upon twelve (12) months’ prior written notice (the “Conversion Notice”) to API pursuant to the terms and conditions set forth herein.

2.

Definition of Capacity. “Capacity” as used herein shall mean the acquisition or development by P&G of: (1) the ability of P&G (or any P&G Affiliate) to Co-Promote or Co-Market the Product at a minimum of ***** of API’s Detailing Efforts in such country in the twelve (12) full calendar months prior to API’s receipt of the Conversion Notice, such acquisition or development to occur by the end of the twelfth (12th) month following the Conversion Date, as measured on an annualized basis, and (2) the ability of P&G (or any P&G Affiliate) to Co-Promote or Co-Market the Product at a minimum of ***** of API’s Detailing Efforts in such country in the twelve (12) full calendar months prior to API’s receipt of the Conversion Notice, such acquisition or development to occur by the end of the twenty-fourth (24th) month following the Conversion Date, as measured on an annualized basis. Examples illustrating the operation of this Section VII(A)(2) are set forth in Schedule VII(A)(2).

3.	Background Information. At any time and to facilitate P&G’s consideration of whether and how to convert a country within the Potential Co-Promotion Territory, API shall provide to P&G any and all information P&G reasonably requests regarding the registration, marketing, promotion, detailing, distribution and sale of the Product in any such country in the Potential Co-Promotion Territory, including, without limitation, the level of Promotion Efforts, Marketing Efforts, R&D Efforts, Commercial Expenses and Net Outside Sales thereof.

4.	Conversion Notice. Any Conversion Notice with respect to a country within the Potential Co-Promotion Territory shall set forth the country to be converted, whether the country will become part of the Primary Converted Co-Promotion Territory, the Secondary Converted Co-Promotion Territory or the Converted Co-Marketing Territory and the date of conversion of such country (the “Conversion Date”), which Conversion Date, unless agreed otherwise, shall not be less than twelve (12) months after the date of receipt of the Conversion Notice by API.

5.	Consequences of Conversion. Any country converted hereunder shall not be considered to be part of the Potential Co-Promotion Territory from and after the applicable Conversion Date. Subject to the terms and conditions set forth in this Article VII, any country so converted shall be considered to be part of the Primary Converted Co-Promotion Territory, the Secondary Converted Co-Promotion Territory or the Converted Co-Marketing Territory, as the case may be, from and after the applicable Conversion Date.

6.

Failure to Achieve Capacity. Should P&G fail to achieve Capacity by either of the target dates, the country shall revert to its Potential Co-Promotion Territory status and the parties will negotiate in good faith a payment intended to return

API to the profit it would have achieved had the Conversion Notice not been sent and/or the Conversion Date not occurred.

B.	Primary Converted Co-Promotion Territory. Subject to Section VII(D), if P&G elects (subject to the requirements of Section VII(A)), in its sole discretion, to convert any country in the Potential Co-Promotion Territory into a Primary Converted Co-Promotion Territory pursuant to this Article VII, then, upon such election, the following terms and conditions shall apply:

1.	Management Structure; Detailing Efforts and Non-Detailing Promotion Efforts, Marketing Efforts and R&D Efforts. The management of the Product and the obligations of the parties to undertake Marketing Efforts, Promotion Efforts and R&D Efforts within any country in the Primary Converted Co-Promotion Territory shall be determined in accordance with Article VI of this Agreement as if such country were still within the Potential Co-Promotion Territory; provided, however, P&G shall have the right, but not the obligation, to undertake up to ***** of the Detailing Efforts and Non-Detailing Promotion Efforts within such country. API shall compensate P&G or P&G’s Affiliate for the Detailing Efforts and Non-Detailing Promotion Efforts actually undertaken within such country based on an agreed upon cost per Primary Detail Equivalent determined by reference to an average of the parties’ actual cost of performing a Primary Detail Equivalent. Other than as set forth in the immediately preceding sentence, P&G shall bear all costs and expenses of maintaining its own sales organization in the Primary Converted Co-Promotion Territory, including, without limitation, the training thereof. In the Primary Converted Co-Promotion Territory, to the extent legally permissible, both parties’ names and logos shall appear on Product labels and promotional materials with equal prominence. In any country in the Primary Converted Co-Promotion Territory where this is not legally permitted, the parties agree to work together in good faith to identify a mechanism to allow the association of both parties’ names with the Product. Except as set forth in this Section VII(B)(1), API shall continue to bear all Commercial Expenses related to the Product within the Primary Converted Co-Promotion Territory as if each country in the Primary Converted Co-Promotion Territory were within the Potential Co-Promotion Territory. Within thirty (30) days after the last day of each Quarter, each P&G Affiliate shall report to API’s Affiliate in such country P&G’s costs and expenses for Detailing Efforts and Non-Detailing Promotion Efforts incurred by P&G’s Affiliate for the Quarter and each P&G Affiliate shall invoice the API Affiliate in its country for, and each API Affiliate shall pay the P&G Affiliate in its country for, such costs and expenses plus a service mark up of ***** of such costs and expenses, plus VAT, if applicable.

2.	Product Cost. API shall continue to pay P&G for Product pursuant to Section VI(E) as if such country in the Primary Converted Co-Promotion Territory were within the Potential Co-Promotion Territory.

3.	Other Rights and Obligations. Except as specifically set forth in the Collaboration Agreement Documents, all of the rights and obligations of the parties with respect to any country in the Primary Converted Co-Promotion Territory shall be the same as the rights and obligations of the parties with respect to the Potential Co-Promotion Territory, as if such country were within the Potential Co-Promotion Territory.

4.	Marketing Services Agreements. Unless the parties agree otherwise, P&G’s Affiliate in each country of the Primary Converted Co-Promotion Territory shall enter into a Marketing Services Agreement with the API Affiliate in such country pursuant to which API’s Affiliate shall purchase from P&G’s Affiliate, and P&G’s Affiliate shall provide to API’s Affiliate, P&G’s Affiliate’s Detailing Efforts and Non-Detailing Promotion Efforts. For each Quarter during the Term, ***** of the total cost of all P&G’s Affiliates’ Detailing Efforts and Non-Detailing Promotion Efforts shall be defined as the Primary Converted Co-Promotion Service Mark Up or PCCPSMU. Local Marketing Services Agreements will comply with this Agreement and in the case of discrepancies between the terms of this Agreement and any local Marketing Services Agreement, the terms and conditions of this Agreement shall prevail.

C.	Secondary Converted Co-Promotion Territory. Subject to Section VII(D), if P&G elects (subject to the requirements of Section VII(A)), in its sole discretion, to convert any country in the Potential Co-Promotion Territory into a Secondary Converted Co-Promotion Territory pursuant to this Article VII, then, upon such election, the following terms and conditions shall apply:

1.	Entry Payment. In exchange for the right to Co-Promote the Product in any country which is to be converted into a Secondary Converted Co-Promotion Territory, P&G shall pay to API an Entry Payment calculated and to be paid as set forth on Schedule VII(C)(1) (the “Entry Payment”). Such payment shall be made on the Conversion Date.

2.

Management Structure; Promotion Efforts, Marketing Efforts and R&D Efforts. The management of the Product and the obligations of the parties to undertake Marketing Efforts, Promotion Efforts and R&D Efforts and to be responsible for costs and expenses, including, without limitation, Commercial Expenses, within any country in the Secondary Converted Co-Promotion Territory shall be determined in accordance with Article IVa including, but not limited to, the provisions of Section IVa(F) as if such country were within the Secondary Co-Promotion Territory except that, for each Quarter during the Term, the total cost of all P&G’s Affiliates’ Detailing Efforts, Non-Detailing Promotion Efforts, Marketing Efforts and Joint R&D Efforts in the Secondary Converted Co-Promotion Territory plus the total cost of all API Affiliates’ Detailing Efforts, Non-Detailing Promotion Efforts, Marketing Efforts and Joint R&D Efforts in such countries shall be defined as the Secondary Converted Co-Promotion Marketing Costs or SCCPMC. In the Secondary Converted Co-Promotion

Territory, to the extent legally permissible, both parties’ names and logos shall appear on Product labels and promotional materials with equal prominence. The penalties provided pursuant to Section IVa(B)(8)(a) shall not be included in the calculation of SCCPMC. For each Quarter during the Term, ***** of the total cost of all P&G’s Affiliates’ Detailing Efforts, Non-Detailing Promotion Efforts, Marketing Efforts and Joint R&D Efforts shall be defined as the Secondary Converted Co-Promotion Service Mark Up or SCCPSMU. In any country in the Secondary Converted Co-Promotion Territory where this is not legally permitted, the parties agree to work together in good faith to identify a mechanism to allow the association of both parties’ names with the Product.

3.	Product Supply. API shall continue to pay P&G for Product pursuant to Section VI(E) as if such country in the Secondary Converted Co-Promotion Territory were within the Potential Co-Promotion Territory.

4.	Other Rights and Obligations. Unless otherwise determined by the Alliance Management Committee, Products will continue to be sold in the Secondary Converted Co-Promotion Territory under the same Trademark as prior to conversion. Except as specifically set forth in the Collaboration Agreement Documents, all of the rights and obligations of the parties with respect to any country in the Secondary Converted Co-Promotion Territory and R&D Efforts shall be the same as the rights and obligations of the parties with respect to the Potential Co-Promotion Territory, as if such country were within the Potential Co-Promotion Territory.

D.	Converted Co-Marketing Territory. If it is not legally permissible to Co-Promote the Product within any country in the Potential Co-Promotion Territory in which P&G acquires Capacity, but it is legally permissible to Co-Market the Product in such country, then Sections VII(B) and (C) shall not apply and P&G may elect (subject to the requirements of Section VII(A)), in its sole discretion, to convert any such country in the Potential Co-Promotion Territory into a Converted Co-Marketing Territory. If P&G elects, in its sole discretion, to convert any such country in the Potential Co-Promotion Territory into a Converted Co-Marketing Territory, then, upon such election, the following terms and conditions shall apply:

1.	Entry Payment. In exchange for the right to Co-market the Product in any country which is to be converted into a Converted Co-Marketing Territory, P&G shall pay to API an Entry Payment calculated and to be paid as set forth on Schedule VII(C)(1). Such payment shall be made on the Conversion Date.

2.

Management Structure; Promotion Efforts and Marketing Efforts. Upon payment of the Entry Payment with respect to any country in the Potential Co-Promotion Territory to be converted into a Converted Co-Marketing Territory, P&G shall have the right to Co-Market the Product in such country pursuant to Article V, as if such country were a country in the Co-Marketing Territory. API shall use commercially reasonable efforts to obtain a duplicate Health Registration with respect to the Product within such country and shall transfer such duplicate Health Registration to P&G or P&G’s Affiliate promptly upon approval of such Health Registration. API shall have the right to continue to sell Products under the same Trademark as prior to conversion. All other rights and obligations of the parties with respect to such country shall be the same as the rights and obligations of the parties with respect to the Co-Marketing Territory pursuant to Article V as if such country were within the Co-Marketing Territory.

3.	Product Supply. API shall continue to pay P&G for Product pursuant to Section VI(E) as if such country in the Converted Co-Marketing Territory were within the Potential Co-Promotion Territory.

4.	Other Rights and Obligations. Except as specifically set forth in the Collaboration Agreement Documents, all of the rights and obligations of the parties with respect to any country in the Converted Co-Marketing Territory shall be the same as the rights and obligations of the parties with respect to the Co-Marketing Territory, as if such country were within the Co-Marketing Territory, except that, subject to the terms and conditions of the Collaboration Agreement Documents, API shall be responsible for all internal administrative costs and expenses of obtaining Health Registrations within the Converted Co-Marketing Territory and each party shall be responsible for all country specific costs and expenses, including, without limitation, user fees, of obtaining such party’s respective Health Registration(s) within the Converted Co-Marketing Territory.

E.	Conversion of Co-Marketing Territory to Co-Promotion Territory. The parties anticipate that, during the Term, it may become legally permissible to Co-Promote the Product within a country in the Co-Marketing Territory. If, at any time during the Term, it becomes legally permissible to Co-Promote the Product within any country in the Co-Marketing Territory, then P&G may elect, in its sole discretion, to convert any such country in the Co-Marketing Territory to a country in the Co-Promotion Territory or Secondary Co-Promotion Territory, as determined pursuant to Section VII(E)(4); provided, however, that P&G may not elect to convert Italy from a country in the Co-Marketing Territory to a country in the Co-Promotion Territory or Secondary Co-Promotion Territory prior to the expiration of API’s right to effectuate the Italy Conversion pursuant to Section IV(K). If P&G elects, in its sole discretion, to convert any such country in the Co-Marketing Territory, then, upon such election, the following terms and conditions shall apply:

1.	Background Information. At any time and to facilitate P&G’s consideration of whether and how to convert a country within the Co-Marketing Territory, API shall provide to P&G any and all information P&G reasonably requests regarding the registration, marketing, promotion, detailing, distribution and sale of the Product in any such country in the Co-Marketing Territory, including, without limitation, the level of Promotion Efforts, Marketing Efforts, R&D Efforts, Commercial Expenses and Net Outside Sales thereof.

2.	Conversion of Co-Marketing Territory. Any such conversion shall be upon twelve (12) months prior written notice (the “Conversion Notice”) to API pursuant to the terms and conditions set forth herein. Any Conversion Notice with respect to a country within the Co-Marketing Territory shall set forth the country to be converted, whether the country will become part of the Co-Promotion Territory or the Secondary Co-Promotion Territory and the date of conversion of such country from part of the Co-Marketing Territory (the “Conversion Date”), which Conversion Date shall not be less than twelve (12) months after the date of receipt of the Conversion Notice by API.

3.	Consequences of Conversion. Any country converted hereunder shall not be considered to be part of the Co-Marketing Territory from and after the applicable Conversion Date. Subject to the terms and conditions set forth in this Article VII, any country so converted shall be considered to be part of the Co-Promotion Territory or the Secondary Co-Promotion Territory, as determined pursuant to Section VII(E)(4) hereof, from and after the applicable Conversion Date.

4.	Termination of a Party’s Right to Distribute. Prior to the Conversion Date, the parties shall agree to withdraw one Health Registration for the Product in the country to be converted. Unless otherwise agreed by the Alliance Management Committee, the Health Registration that will be withdrawn will be the Health Registration for which Net Outside Sales in the twelve (12) full calendar months prior to API’s receipt of the Conversion Notice are smaller. If the Health Registration to be withdrawn belongs to P&G or P&G’s Affiliate, then the country to be converted shall be considered to be part of the Secondary Co-Promotion Territory from and after the applicable Conversion Date and P&G shall cease distribution of its Product. If the Health Registration to be withdrawn belongs to API or API’s Affiliate, then the country to be converted shall be considered to be part of the Co-Promotion Territory from and after the applicable Conversion Date and API shall cease distribution of its Product.

5.	Management Structure; Promotion Efforts, Marketing Efforts and R&D Efforts. The management of the Product and the obligations of the parties to undertake Marketing Efforts, Promotion Efforts and R&D Efforts and to be responsible for costs and expenses, including, without limitation, Commercial Expenses, within any country formerly within the Co-Marketing Territory and converted into the Co-Promotion Territory or the Secondary Co-Promotion Territory shall be determined in accordance with Article IV or IVa (as the case may be) as if such country were within the Co-Promotion Territory or the Secondary Co-Promotion Territory (as the case may be). To the extent legally permissible, both parties’ names and logos shall appear on Product labels and promotional materials with equal prominence; where this is not legally permitted, the parties agree to work together in good faith to identify a mechanism to allow the association of both parties’ names with the Product.

6.	Product Supply. If the country to be converted is to be converted to a Secondary Co-Promotion Territory, API shall pay P&G for Product pursuant to Section IVa(J).

7.	Other Rights and Obligations. Unless otherwise determined by the Alliance Management Committee, Products will be sold under the same Trademark as the Health Registration under which sales will continue. Except as specifically set forth in the Collaboration Agreement Documents, all of the rights and obligations of the parties with respect to any country converted hereunder to a Co-Promotion Territory shall be the same as the rights and obligations of the parties with respect to the Co-Promotion Territory, as if such country were within the Co-Promotion Territory and all of the rights and obligations of the parties with respect to any country converted hereunder to a Secondary Co-Promotion Territory shall be the same as the rights and obligations of the parties with respect to the Secondary Co-Promotion Territory, as if such country were within the Secondary Co-Promotion Territory.

8.	Costs and Fees. The sharing of costs and fees to be shared by the parties in any country to be converted hereunder shall be as set forth in Article IV (for countries to be converted to the Co-Promotion Territory) or Article IVa (for countries to be converted to the Secondary Co-Promotion Territory).

F.	Limitation Upon or After Change in Control with Respect to P&G. Notwithstanding any other provision of the Collaboration Agreement Documents, no country may be converted pursuant to this Article VII upon or after a Change in Control of Procter & Gamble Pharmaceuticals, Inc.

ARTICLE VIII

[RESERVED]

ARTICLE IX

MANUFACTURING AND SUPPLY

Unless the parties determine otherwise, P&G shall manufacture and supply Products to be sold to third parties or API (as the case may be) in all countries within the Territory pursuant to the Supply Agreement. P&G and API may enter into an agreement which designates API to perform some or all contract manufacturing services for all or a portion of the manufacturing, packaging and labeling of the Product. In the event that there is insufficient Product to meet marketplace requirements, the Alliance Management Committee shall make a determination regarding appropriate allocation of Product in the Territory.

ARTICLE X

WHITE SPACE TERRITORY

With respect to the White Space Territory, the parties shall have the rights and obligations set forth in this Article X.

A.	Commercialization. Subject to the other terms of the Collaboration Agreement Documents, API shall use commercially reasonable efforts to enter into agreements (herein “Sub-Licenses”) with one or more third parties to commercialize the Product in the White Space Territory.

B.	License Grant.

1.	To facilitate Sub-Licenses, P&G hereby grants API a license under P&G Patents and P&G Know-how to develop, use, import, market, promote, distribute, offer to sell and sell Product in the White Space Territory. The license pursuant to this Section X(B)(1) shall terminate at the end of the Term, or earlier with respect to any country pursuant to the provisions of Section X(C).

2.	Except as set forth in this Article X, API shall not license, sell, assign, or otherwise transfer or grant to any non-Affiliate third party any of its rights or obligations regarding Product in the White Space Territory, other than as explicitly stated in the Collaboration Agreement Documents.

3.	P&G shall not grant any license to a non-Affiliate third party to develop, make, have made, use, import, market, promote, distribute, offer to sell or sell Product in the White Space Territory, without the prior written consent of API.

C.

Failure to Comply with Sub-Licensing Obligations. If API fails to exert reasonable efforts to secure a Sub-License with respect to any country within the White Space Territory within thirty six (36) months after the filing of an NDA or supplemental NDA with the USFDA for the indication of PMO and such failure did not result from P&G’s rejection of a proposed Sub-License pursuant to Section X(E), then, upon P&G’s request, all rights to the Product within such country shall revert to P&G or its designee, the grant of rights described in Section X(A) shall be extinguished with respect to such country and such country shall no longer be considered a part of the Territory for purposes of the Collaboration Agreement Documents; provided, however, that the provisions of Article XXII shall continue to apply to API as if such country were still a part of the Territory. P&G shall be free to undertake any and all activities with respect to the Product within such country; provided, however, that to the extent P&G selects a non-Affiliate third party to commercialize the Product, API shall have the right to receive ***** of all consideration received by P&G in connection with the sale of the Product within such country, whether such consideration is in the form of royalties, direct sales, lump sum payments, profits from Product supply (transfer price less Cost of Goods) or otherwise. If API has obtained any Health Registrations, approvals, or rights of any kind with respect to the Product within such country, then API shall as soon as practicable, upon P&G’s request, transfer title to all such Health Registrations, approvals and rights to P&G or its designee, and if title to any such Health Registrations, approvals or rights is not transferable, then API shall use all commercially reasonable efforts to enable P&G to make use of all such Health Registrations, approvals and rights. Upon the transfer of title to such Health Registrations, P&G shall reimburse API for its reasonable costs and expenses associated with the procurement of such Health Registrations, approvals and rights so transferred. Notwithstanding the foregoing, if at the time of the expiration of any time period specified in this Section X(C), API is exerting reasonable efforts to secure a sub-license with respect to any country within the White Space Territory, the parties agree to negotiate in good faith a reasonable extension to the applicable time period. The parties agree that P&G’s remedy for API’s failure to secure a Sub-License is as set forth in this Section X(C), and such failure shall not constitute a breach of this Agreement.

D.	Recording of Sales. Unless the parties otherwise agree, API shall solicit and accept orders for, and ship and invoice sales of, the Product from and to sub-licensees in all countries in the White Space Territory.

E.	Terms and Conditions of Sub-License Agreements. API shall negotiate the terms and conditions of all Sub-Licenses. Prior to the execution thereof, API shall present any proposed Sub-License to P&G for P&G’s review and approval, such approval not to be unreasonably withheld.

F.	Consideration.

1.	Allocation. All consideration, whether in the form of royalties, lump sum payments, profits from Product supply (transfer price less Cost of Goods) or otherwise, paid by any third party to API pursuant to any Sub-License or to P&G shall be split *****.

2.	Method of Payment. Within forty five (45) days after the last day of each Quarter, API shall submit to P&G a report setting forth in reasonable detail the consideration to be paid on a country by country basis for all countries within the White Space Territory for such Quarter. Based on these reports and the allocations and calculations set forth in this Section X(F), the parties shall calculate the amount owed by API to P&G or by P&G to API pursuant to this Section X(F). Any amounts owed pursuant to this Section X(F) shall be paid in the USA in USD no later than sixty (60) days after the expiration of the relevant Quarter. The operation of the calculations in this Section X(F) is demonstrated by the examples set forth in Schedule X(F).

G.	Expenses. As between API and P&G, API shall bear all costs and expenses with respect to the marketing, promotion, detailing, distribution, sale or sub-licensing of Product within the White Space Territory, including, without limitation all costs and expenses of obtaining and maintaining Health Registrations for the Product (including user fees) and Commercial Expenses.

H.

Health Registrations. It is anticipated that in the White Space Territory, the sub-licensee shall be the holder of all Health Registrations related to the Product. To facilitate the sub-licensee’s efforts to obtain such Health Registrations, API shall have the right to provide to such sub-licensee a copy of the Drug Dossier, or the appropriate components thereof.

I.	Trademarks. In the White Space Territory, the Product shall be sold under a trademark to be selected by P&G in consultation with API. To the extent permitted by law, P&G shall own all trademarks for the Product within the White Space Territory. If P&G is not permitted by law to own any trademark for the Product in any country within the White Space Territory, then API shall own such trademark, and if API is not permitted by law to own such trademark, then the sub-licensee shall own such mark; provided, however, that the sub-licensee shall be required to transfer title to such trademark to P&G immediately upon the termination or expiration of the relevant Sub-License. Trademark Expenses shall be split *****. The owner of a trademark shall be responsible for applying for, maintaining, enforcing and defending all trademarks related to the Product. The parties and/or any sub-licensee shall enter into appropriate trademark licenses if necessary or prudent to enable the parties and/or any sub-licensee to perform their respective obligations pursuant to the Collaboration Agreement Documents and/or any Sub-License with respect to the White Space Territory.

J.	Conversion to Potential Co-Promotion Territory. Based upon a determination by the Alliance Management Committee, a country within the White Space Territory may be added to the Potential Co-Promotion Territory. Such determination shall include establishing reasonable time periods for submitting Health Registrations and for launching the Product.

K.	Product Supply and Cost.

1.	Supply. P&G shall supply Product to API or to API’s sub-licensee pursuant to the Supply Agreement.

2.	Obligation to Supply. Upon notice to API or API’s sub-licensee to P&G that API or API’s sub-licensee has obtained all approvals necessary and appropriate to launch the Product, including but not limited to reimbursement pricing, in a particular country within the White Space Territory, as set forth in Section X(H), P&G may elect not to supply Product to API or API’s sub-licensee based on P&G’s determination in good faith that: (i) government reimbursement prices for Product in such country make the launch of Product in such country not commercially viable; (ii) labeling approved in such country by the Ministry of Health would have a material negative effect on commercial viability of the Product; or (iii) studies required in such country by the Ministry of Health would have a material negative effect on commercial viability of the Product. P&G shall notify API or API’s sub-licensee that it has elected not to supply Product as soon as practicable, but not later than thirty (30) days after receipt of notice from API or API’s sub-licensee that it has obtained a Health Registration.

ARTICLE XI

ACTIVITIES OUTSIDE THE TERRITORY

API acknowledges that P&G has entered into an agreement with Ajinomoto Co., Inc., dated December 8, 1992 (the “Japan Agreement”), dealing with the marketing, promotion, sale and distribution of Risedronate within the country of Japan. A copy of that agreement, with certain financial terms redacted, has been delivered to API. The parties agree that P&G’s performance of its obligations under the Japan Agreement shall not be deemed to be in conflict with or violate any of the terms and conditions of the Collaboration Agreement Documents. P&G represents to API that after January 1, 2001, the parties shall be free to undertake the rights and obligations set forth in the Collaboration Agreement Documents in New Zealand and Australia.

ARTICLE XII

INTELLECTUAL PROPERTY DISCLOSURE, RIGHTS AND ENFORCEMENT

A.	Know-how. P&G shall promptly disclose to API all Know-how which is possessed by P&G as of the Original Agreement Effective Date, or comes into the possession of P&G during the Term. API shall promptly disclose to P&G all Know-how which is possessed by API as of the Original Agreement Effective Date, or comes into the possession of API during the Term. All such Know-how shall be considered Confidential Information subject to the obligations of Article XIII, and shall be subject to the licensing provisions of this Agreement.

B.	Ownership of Patents. Any patent for an invention conceived or reduced to practice regarding Risedronate during the Term shall be owned:

1.	by API (and shall be an API Patent), if said invention is conceived and reduced to practice solely by employees of API;

2.	by P&G (and shall be a P&G Patent with respect to a Product) if said invention is conceived and reduced to practice solely by employees of P&G;

3.	jointly, if said invention is conceived or reduced to practice jointly by employees of P&G and API.

Inventorship shall be determined according to the laws of the USA. Filing, prosecution, maintenance and enforcement of such patents shall be handled pursuant to Section XII(D).

C.	Grant of License by API. API hereby grants to P&G a non-exclusive irrevocable, royalty-free, worldwide, license under API Patents and API Know-how, including the right to sublicense, to develop, make, have made, use, import, offer to sell and sell Risedronate and products containing Risedronate.

D.	Filing, Prosecution and Maintenance of Patent Applications.

1.	API and P&G will discuss and evaluate Know-how disclosed pursuant to Section XII(A), and confer regarding the advisability of filing patent applications (herein “Patent Application”) claiming a potentially patentable invention regarding Risedronate (herein “Invention”). The party responsible (herein “Responsible Party”) for the filing, prosecution and maintenance of Patent Applications shall be: (1) P&G, if the subject Invention is made solely by employees of Procter & Gamble; (2) API, if the subject Invention is made solely by employees of API; or (3) determined by agreement of the parties, for all other Inventions, taking into account the nature of the Invention and the relationship of the Invention to inventions claimed in other patents or applications. Patent Applications, and patents issuing therefrom, claiming such other Inventions shall be considered a P&G Patent or an API Patent if the Responsible Party for the Patent Application is P&G or API, respectively, for the purposes of (and only for the purposes of) the responsibilities and obligations set forth in Sections XII(E), XII(F), and XII(G). API and P&G will discuss with each other the advisability of filing Patent Applications in countries beyond the country of initial filing.

2.	The parties will cooperate so as to ensure all Patent Applications are filed before any public disclosures so as to ensure validity of any patents obtained outside of the USA. The Responsible Party will submit a substantially complete draft of each Patent Application to the other party at least thirty (30) days prior to the contemplated filing date and consider any comments of the other party; provided, however, in those circumstances where the Responsible Party believes time is of the essence, the Responsible Party will endeavor to provide the other party with such advance notice as it reasonably can under the circumstances. API and P&G will confer with each other regarding the prosecution of such Patent Applications and will copy each other with any official action and submission in such Patent Applications.

Copies shall be forwarded to:

Procter & Gamble Pharmaceuticals, Inc.

Attention: Associate General Counsel, Patents

8700 Mason-Montgomery Road

Cincinnati, Ohio 45040-8006

Aventis Pharmaceuticals Inc.

Attention: General Counsel

300 Somerset Boulevard

Bridgewater, New Jersey 08807

E.	Patent Prosecution and Maintenance Responsibilities.

1.

P&G shall diligently file, prosecute, issue, and maintain P&G Patents, at its own expense, according to its own internal standards and for effectively covering other inventions made by its employees or consultants. P&G shall pay all fees necessary to maintain P&G Patents for the full terms thereof. In the event P&G determines that it is unwilling or unable to prosecute or maintain a P&G Patent in a country, then P&G shall promptly notify API of said determination. API shall then have the right, but not the obligation, to assume prosecution and maintenance of said patent in said country.

2.	API shall diligently file, prosecute, issue, and maintain API Patents, at its own expense, according to its own internal standards and for effectively covering other inventions made by its employees or consultants. API shall pay all fees necessary to maintain API Patents for the full terms thereof. In the event API determines that it is unwilling or unable to prosecute or maintain a API Patent in a country, then API shall promptly notify P&G of said determination. P&G shall then have the right, but not the obligation, to assume prosecution and maintenance of said patent in said country.

3.	Each party shall provide (i) notice of patents relevant to a US NDA, prior to the time the NDA is filed, and (ii) immediate notice of the issuance of any patent which will be a P&G Patent or an API Patent or a patent on a Joint Product Improvement, giving the date of issue and patent number for each such patent and the parties will jointly decide within thirty (30) days of the patent issue date if the patent is to be listed pursuant to any Health Registration (particularly in Canada) and any pending or approved Health Registration or NDA in the United States for Product. Likewise, the parties shall provide immediate notice of any approved Health Registration and if patent term extensions (including Supplementary Protection Certificates in the European Union countries) are to be filed in any applicable country of the Territory. The parties will cooperate with each other in the preparation and filing of patent listings and patent term extensions, and in mutually deciding whether one, or both parties will proceed in filing of appropriate listing and patent term extension documents.

4.	Each party will provide prompt notice to the other of any inquiries as to any P&G Patent or API Patent which have claims to manufacturing processes, which inquiries are provided pursuant to 35 U.S.C. § 271(g), and will cooperate with respect to responses thereto.

F.	Enforcement of Patents.

1.	Each party shall notify the other party within ten (10) business days after learning of any of the following events:

a.	any patent nullity actions, any declaratory judgment actions, any alleged or threatened infringement of patents or patent applications, any alleged patent invalidity or non-infringement of patent or patents pursuant to a Paragraph IV patent certification by a party filing an Abbreviated New Drug Application (“ANDA”), or misappropriation of intellectual property with respect to a P&G Patent and/or an API Patent;

b.	if either party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a third party alleging infringement of a third party patent or other intellectual property right as a result of the manufacture, production, use development, manufacturing, selling or distribution of Risedronate and/or Product; or

c.	any other information or notification regarding either a P&G Patent or an API Patent.

2.	P&G shall have the first right to respond to, defend or prosecute any actions regarding the events set forth in Section XII(F)(1)(a) or XII(F)(1)(c) with respect to a P&G Patent, at its sole cost. In the event P&G elects to do so, API will cooperate with P&G and its legal counsel, join in such suits as may be brought by P&G, and be available at P&G’s reasonable request to assist in such proceedings at its own expense. P&G will use commercially reasonable efforts to provide to API working drafts of all proceeding documents sufficiently reasonably prior to the filing date to permit API a meaningful opportunity to review such documents and to provide comments thereon to P&G on a timely basis and P&G shall consider in good faith any comments of API and discuss with API any comments with which it may disagree; provided, however, in those circumstances where P&G believes time is of the essence, P&G will endeavor to provide API with such advance notice as it reasonably can under the circumstances. P&G and API will in good faith discuss and confer regarding the strategy for such proceedings. P&G, where able, will copy API on materials received during discovery.

3.	API shall have the first right to respond to, defend or prosecute any actions regarding the events set forth in Section XII(F)(1)(a) or XII(F)(1)(c) with respect to a API Patent, at its sole cost. In the event API elects to do so, P&G will cooperate with API and its legal counsel, join in such suits as may be brought by API, and be available at API’s reasonable request to assist in such proceedings at its own expense. API will use commercially reasonable efforts to provide to P&G working drafts of all proceeding documents sufficiently reasonably prior to the filing date to permit P&G a meaningful opportunity to review such documents and to provide comments thereon to API on a timely basis and API shall consider in good faith any comments of P&G and discuss with P&G any comments with which it may disagree; provided, however, in those circumstances where API believes time is of the essence, API will endeavor to provide P&G with such advance notice as it reasonably can under the circumstances. P&G and API will in good faith discuss and confer regarding the strategy for such proceedings API, where able, will copy P&G on materials received during discovery.

4.

If P&G elects not to respond to, defend or prosecute any actions, challenges, infringements, certifications, misappropriations or proceedings by a third party alleging infringement described in Section XII(F)(1) with twenty (20) days of becoming aware of or being notified of such actions, challenges, infringements, certifications, misappropriations or proceedings, or abandons such action, then, in such event, API shall have the option to do so at API’s sole cost, and P&G shall cooperate with and provide assistance to API at P&G’s expense.

5.	If API elects not to respond to, defend or prosecute any actions, challenges, infringements, certifications, misappropriations or proceedings by a third party alleging infringement described in Section XII(F)(1) with twenty (20) days of becoming aware of or being notified of such actions, challenges, infringements, certifications, misappropriations or proceedings, or abandons such action, then, in such event, P&G shall have the option to do so at P&G’s sole cost, and API shall cooperate with and provide assistance to P&G at API’s expense.

6.	Neither party will settle any suit or claim set forth in Section XII(F)(1) without obtaining the prior written consent of the other party.

7.	All costs and damages obtained by or awarded to a party instituting an action pursuant to this Section XII(F) shall, after reimbursing each party for its out-of-pocket costs and reasonable expenses of said action, be *****. Any judgments awarded to a third party regarding an action described in Section XII(F)(1)(b) shall be split equally between the parties.

8.	If P&G and API jointly determine that it is necessary or desirable to acquire any third party patent or license in connection with the development or manufacture and sale of Products in the Territory, including, without limitation, (a) in settlement of an action described in Section XII(F)(1)(b) and (b) the Merck License, then the costs of acquiring such third party patent or license shall be shared *****. For such third party licenses acquired after the A&R Agreement Effective Date, the costs of such acquisition, including upfront and milestone payments but excluding royalty or similar payments, shall be credited against the Patent Extension Payment to the extent that they relate to the period after December 31, 2019. In determining the extent to which these costs relate to the period after December 31, 2019, each such payment will be allocated proportionately across the period from the date of such payment until the end of the term of such third party license.

9.	As soon as reasonably practicable after the A&R Agreement Effective Date, and no later than October 15, 2004, the parties will enter into a mutually acceptable common interest agreement regarding the patent litigation filed by The Procter & Gamble Company against Teva Pharmaceutical USA, Inc. on August 13, 2004.

G.	Enforcement of Trademarks.

1.

If either party learns of any infringement (herein “Infringement”) by a third party of a trademark under which a Product is sold in the Territory, said party (the “Notifying Party”) shall promptly advise the other party of all the relevant facts and circumstances known by the Notifying Party in connection with the

Infringement. The party owning said trademark (herein the “Responsible Party”) shall have the right, but not the obligation, to institute such action as it deems appropriate to terminate said Infringement through negotiation, litigation and/or alternative dispute resolution means, at its sole discretion and at its sole cost. The Responsible Party shall have the right to control and to select counsel in any action initiated by the Responsible Party. The other party shall lend its name to the action, and provide such assistance as may be reasonably necessary. Any negotiated settlement shall be made only with the consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the other provisions of this Section, with respect to any Infringement where API is the Responsible Party, P&G shall have the right, but not the obligation, to institute such action as it deems appropriate to terminate said Infringement through negotiation, litigation and/or alternative dispute resolution means, at its sole discretion and at its sole cost. P&G shall have the right to control and to select counsel in any such action initiated by P&G. API shall lend its name to the action, and provide such assistance as may be reasonably necessary. Any negotiated settlement in such action shall be made only with the consent of API, which consent shall not be unreasonably withheld.

2.	The other party may request the Responsible Party, by written notice, to take action under Section XII(G)(1) to terminate any Infringement. In the event the Responsible Party does not, within six (6) months after receiving said notice either:

a.	terminate said Infringement; or

b.	commence negotiation, litigation and/or alternative dispute resolution to terminate said Infringement; and thereafter prosecute said action with reasonable diligence;

then the other party shall have the right, but not the obligation, to institute such action as it deems appropriate to terminate said Infringement through negotiation, litigation and/or alternative dispute resolution means, at its sole cost. The other party shall have the right to control and to select counsel in any action initiated by the other party. Any negotiated settlement shall be made only with the consent of the Responsible Party, which shall not be unreasonably withheld. The Responsible Party shall lend its name to the action, and provide such assistance as may be reasonably necessary.

3.	All costs and damages obtained by or awarded to either party instituting an action under Sections XII(G)(1) or (2) shall, after reimbursing said party for its out-of-pocket costs and reasonable expenses of said action, be *****.

H.	Limitation of Rights. Nothing in this Agreement shall be considered to be a grant of rights under any patents, issued or pending, or know-how possessed by either party, except as explicitly set forth herein.

ARTICLE XIII

CONFIDENTIALITY OF INFORMATION

A.	Non-Disclosure of Confidential Information.

Each party shall maintain in confidence all information (herein “Confidential Information”), whether oral or written (including, without limitation, in electronic form), which:

1.	is Know-how developed by that party or disclosed to it by the other party; or

2.	relates to the terms of the Collaboration Agreement Documents or the Collaboration Agreement Documents; or

3.	is other information (“Other Information”) disclosed by the other party which is considered confidential by the other party, and so designated as confidential in writing when first disclosed or within thirty (30) days after disclosure if the first disclosure is oral, or is the type of information which is generally considered by both parties to be confidential.

Except as set forth in Section XIII(C), Section XIII(E), or as may be necessary for the filing or prosecution of Patent Applications pursuant to Article XII, each party shall take all reasonable precautions to:

1.	prevent disclosure of such Confidential Information to third parties;

2.	use Know-how only for the purposes of exercising the rights and performing the obligations of the party pursuant to the Collaboration Agreement Documents; and

3.	use Other Information only for the purposes permitted in the Collaboration Agreement Documents or the Collaboration Agreement Documents.

B.	Exceptions. The foregoing confidentiality obligation shall not apply to a party with respect to information which:

1.	is Other Information already in the possession of the party at the time of disclosure by the other party;

2.	is or later becomes available to the public other than by default by the party;

3.	is received from a third party having no obligation of confidentiality to the other party;

4.	is Other Information developed by the party entirely without reference or use of Other Information disclosed by the other party, as established by probative documentary evidence; or

5.	is required to be disclosed by law or government regulation.

Furthermore, in the event that either party (a) becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or (b) in the opinion of counsel, is required pursuant to law or a listing agreement with a securities exchange to disclose any Confidential Information, it shall provide the other party with prompt written notice of such requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of Section XIII(A). In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions hereof, the disclosing party shall furnish only that portion of the Confidential Information which is, according to written opinion of counsel, legally required and shall exercise reasonable efforts to obtain assurance that the party to whom the Confidential Information is disclosed shall treat it as confidential.

C.	Publication. It is understood the parties may wish to publish or otherwise disclose Know-how to a third party for publication in a reputable scientific forum (for example, as an abstract, poster presentation, lecture, article, book, or any other means of dissemination to the public). Such disclosures may be made to a third party regarding (1) preclinical research; (2) clinical research disclosing only data that have been locked, if disclosure presents no significant risk to regulatory filings and serves a compelling business reason for publication; and (3) other work by the parties, upon approval by the R&D Committee. No such disclosure shall be made to a third party until a patent application has been filed adequately describing and claiming any patentable invention embodied in such disclosure, pursuant to Article XII. A party wishing to make any such disclosure shall submit a complete written draft of the disclosure to the other party at least ninety (90) days prior to submission for publication of such draft, or an abstract of a proposed oral disclosure at least ninety (90) days prior to submission of such abstract or the oral disclosure, whichever is earlier. In the event that patent filings are necessary, public disclosure shall be delayed until said patent filings have been made. The other party shall have the right (i) to propose modifications to the publication for patent reasons, (ii) to request a delay in publication or presentation in order to protect patentable information or (iii) to request that the information be maintained as a trade secret and, in such case the other party shall not make such publication. Any disputes regarding proposed modifications, delays or maintaining trade secrets shall be resolved first by reference to the Research & Development Committee.

D.	Duration. The obligations of the parties under this Article XIII shall survive until the fifth anniversary of the end of the Term. At the end of the Term, each of P&G and API shall return to the other or destroy all tangible forms of Confidential Information furnished by the other, including all copies thereof and all memoranda of oral disclosure, and if destroyed, such destruction shall be certified in writing to the other party by an officer of such party supervising such destruction. Notwithstanding the foregoing, each party may retain one copy of the other party’s Confidential Information to be kept in a confidential file in the office of its legal department solely for archival legal purposes.

E.	External Communications. Any press releases or similar publicity with respect to the Collaboration Agreement Documents or the transactions contemplated therein shall be approved by both parties in advance, provided that such approval shall not be unreasonably withheld or delayed and that nothing in this Section XIII(E) shall prevent either party upon reasonable notice to the other party from making public announcements to comply with the requirements of law or any listing agreement with any national securities exchange or to inform their respective employees of the transactions contemplated therein.

F.	Merger of Prior Confidentiality Agreement. Upon execution of the Original Agreement, the Confidentiality Agreement dated July 10, 1996, between Procter & Gamble Pharmaceuticals, Inc. and Roussel UCLAF terminated. All Information (as defined in such Confidentiality Agreement) exchanged between the parties and/or their Affiliates under that Confidentiality Agreement shall be deemed Confidential Information and subject to the terms of this Article XIII.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES

A.	Representations and Warranties of HMR.

1.	HMR represents and warrants to P&G the following, which shall be true and correct on the Original Agreement Effective Date and with respect to each of the other Collaboration Agreement Documents, as of the date of execution of each such Collaboration Agreement Document:

a.	ORGANIZATION AND GOOD STANDING. HMR is a corporation duly organized, validly existing, and in good standing under the laws of the state or nation of its incorporation and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states and nations in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

b.

POWER AND AUTHORITY. HMR has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of HMR.

HMR has, or will have at the time of execution of those agreements, full corporate right, power and authority to perform its obligations pursuant to the other Collaboration Agreement Documents and the transactions contemplated thereby will have been duly and validly authorized by all necessary corporate action on the part of HMR. This Agreement has been duly and validly executed by HMR and the other Collaboration Agreement Documents have been or will have been duly and validly executed by HMR prior to their delivery. Upon execution and delivery of each of the Collaboration Agreement Documents, each will be the valid and binding obligation of HMR enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

c.	VIOLATIONS AND CONSENT. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions therein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on HMR or result in a breach of any term of the certificate of incorporation or by-laws of HMR or any contract, agreement or other instrument to which HMR is a party, except in each case to an extent not material. No authorization is required by HMR for the execution, delivery, or performance of this Agreement by HMR, except as set forth on Schedule XIV(A)(1)(c) or except in each case to an extent not material.

B.	Representations and Warranties of P&G.

1.	P&G represents and warrants to HMR the following, which shall be true and correct on the Original Agreement Effective Date and with respect to each of the other Collaboration Agreement Documents, as of the date of execution of each such Collaboration Agreement Document:

a.	ORGANIZATION AND GOOD STANDING. P&G is a corporation duly organized, validly existing, and in good standing under the laws of the state or nation of its incorporation and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states and nations in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

b.

POWER AND AUTHORITY. P&G has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of P&G. P&G has, or will have at the time of execution of those agreements, full corporate right, power and authority to perform its obligations pursuant to the other Collaboration Agreement Documents and the transactions contemplated thereby will have been duly and validly authorized by all necessary corporate action on the part of P&G. This Agreement has been duly and validly executed by P&G and the other Collaboration Agreement Documents have been or will have been duly and validly executed by P&G prior to their delivery. Upon execution and delivery of each of the Collaboration Agreement Documents, each will be the valid and binding obligation of P&G enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

c.	VIOLATIONS AND CONSENT. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions therein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on P&G or result in a breach of any term of the certificate of incorporation or by-laws of P&G or any contract, agreement or other instrument to which P&G is a party, except in each case to an extent not material. No authorization is required by P&G for the execution, delivery, or performance of this Agreement by P&G, except as set forth on Schedule XIV(B)(1)(c) or except in each case to an extent not material.

2.	P&G represents and warrants to HMR that, as of the Original Agreement Effective Date:

a.	to the best of P&G’s knowledge, P&G has disclosed to HMR all technical, scientific and regulatory information relating to the Product that has been requested by HMR ; and

b.	to the best of P&G’s knowledge, the technical, scientific and regulatory information about the Product that P&G has disclosed to HMR is true, complete and correct in all material respects; and

c.	it has all right, title and interest in the P&G Patents and P&G Know-how required in order to grant the rights and perform the obligations contemplated by this Agreement; and

d.	except as set forth in Schedule XIV(B)(2)(d), there is no interference action or litigation pending with any third party, or to best of P&G’s knowledge, any threatened interference action or litigation with any third party, before any court or any other governmental entity of competent jurisdiction in regard to P&G Patents and P&G Know-how; and

3.	P&G makes no warranty, express or implied, to HMR regarding:

a.	the validity or enforceability of P&G Patents;

b.	the ability of HMR or its customers and licensees, to practice P&G Patents without infringing any rights (including patent rights) held by third parties; and

c.	the utility, safety, merchantability, or fitness for any purpose of any products sold under the P&G Patents, including, without limitation, the Product.

ARTICLE XV

INDEMNIFICATION

A.	Indemnification Obligations. Subject to the other terms and conditions of the Collaboration Agreement Documents, and except as otherwise provided in this Article XV, each party agrees to defend, indemnify and hold the other party and its Affiliates and their respective directors, officers and employees harmless from and against claims, losses, liabilities, damages, awards, costs and expenses (collectively referred to as “Losses”), including, without limitation, reasonable fees and expenses of attorneys, to the extent stated below:

1.	Except as set forth in Section XV(A)(2), with respect to Losses arising out of or related to any third-party Product Liability Action brought against any party or its Affiliates or their respective directors, officers or employees (for purposes of this Section XV(A)(1), each, and collectively, the “Indemnitee”) within the Territory, except the Co-Marketing Territory or Converted Co-Marketing Territory, the other party shall defend, indemnify and hold such Indemnitee harmless from and against fifty percent (50%) of such Losses, except where such Indemnitee’s gross negligence or intentional misconduct was the sole cause of such Losses, in which case, such Indemnitee shall bear full responsibility for such Losses. Determination of gross negligence or intentional misconduct shall be determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

2.	With respect to Losses arising out of or related to any third-party Action arising out of or related to any party’s (for purpose of this Section XV(A)(2), the “Indemnitor”) breach of a representation, warranty, covenant or other obligation of this Agreement, brought against the other party or its Affiliates or their respective directors, officers or employees (for purposes of this Section XV(A)(2) each and collectively, the “Indemnitee”) within the Territory, other than any Product Liability Action, the Indemnitor shall indemnify and hold harmless such Indemnitee from and against one hundred percent (100%) of such Losses caused by the Indemnitor’s breach.

B.	Procedures for Indemnification.

1.	Promptly after receipt by any party or its directors, officers or employees (for purposes of this Section XV(B), each, and collectively, an “Indemnitee”) of notice of any Action which may give rise to Losses for which indemnity be sought against the other party (for purposes of this Section XV(B), the “Indemnitor”) under this Article XV (for purposes of this Section XV(B), such Action is referred to as an “Assertion”), the Indemnitee shall notify the Indemnitor in writing of the Assertion, but the failure to so notify the Indemnitor shall not relieve the Indemnitor of any liability it may have to the Indemnitee, except to the extent the Indemnitor has suffered actual prejudice thereby. The Indemnitor shall be entitled to participate in and, to the extent the Indemnitor elects by written notice to the Indemnitee within thirty (30) days after receipt by the Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at its own expense, with counsel chosen by it, which shall be reasonably satisfactory to the Indemnitee; provided, however, that with respect to any Assertion for which indemnity may be sought pursuant to Section XV(A)(1), the Indemnitor shall not be entitled to assume the defense of such Assertion. Rather, the Indemnitor and Indemnitee shall consult with one another and shall agree as to which party shall manage the defense of such Assertion. The party chosen to defend such Assertion shall take all commercially reasonable steps to consult with the other party with respect to the resolution of such Assertion. With respect to any Assertion, the Indemnitee agrees to provide promptly the Indemnitor with (1) notice and copies of any documents served upon the Indemnitee and (2) all reasonable cooperation which the Indemnitor deems necessary to defend any Assertion, including, without limitation, providing the Indemnitor and its outside attorneys access to any potentially relevant documents, information, or individuals within the control of the Indemnitee, other than any privileged documents. If information of the Indemnitee which is not already covered by a secrecy obligation is contained in such documents or information, the Indemnitee and the Indemnitor shall enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that the Indemnitor shall have elected by written notice to assume the defense of any Assertion, the Indemnitee shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by the Indemnitee, but in such event, the fees and expenses of such separate counsel shall be paid by the Indemnitee.

2.	Notwithstanding anything in this Article XV to the contrary:

a.	Indemnitor shall have no obligation with respect to an Assertion if, in connection therewith, Indemnitee, without the written consent of Indemnitor, shall settle or compromise any Assertion or other Action or consent to the entry of any judgment, and

b.	Indemnitee shall not, without the written consent of Indemnitor, (i) settle or compromise any Assertion or other Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Indemnitor of a duly executed written release of Indemnitor from all liability in respect of such Assertion or other Action, which release shall be reasonably satisfactory in form and substance to counsel for Indemnitor, or (ii) settle or compromise any Assertion or other Action in any manner that, in the sole judgment of Indemnitor or its counsel, may materially and adversely affect Indemnitor other than as a result of money damages or other money payments.

c.	Upon the payment of any settlement or judgment pursuant to this Article XV, Indemnitor shall be subrogated to all rights and remedies of Indemnitee against any third party in respect of such Assertion to the extent of the amount so paid by Indemnitor.

3.	The indemnity provided for by this Article XV shall be P&G’s or API’s exclusive source of recovery against the other party with respect to matters covered hereby.

ARTICLE XVI

DISPUTE RESOLUTION

A.	Dispute Resolution Process.

1.	The parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement and the other Collaboration Agreement Documents, including any extension thereof. These may involve, without limitation, disputes concerning any party’s performance of its obligations pursuant to the Collaboration Agreement Documents or any decision or action permitted or required to be made or taken which decision or action is not expressly reserved to one party or the other. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under the Collaboration Agreement Documents in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article XVI if and when any dispute arises under the Collaboration Agreement Documents, including, without limitation, any disagreement regarding whether this Article XVI is applicable to any such dispute.

2.

Unless otherwise specifically set forth in the Collaboration Agreement Documents, any dispute arising out of or related to the Collaboration Agreement Documents shall be resolved by reference to the Alliance General Managers unless such dispute arises within, and/or cannot be resolved by, the Oversight Committee, in which case such dispute shall be promptly submitted to binding arbitration under Section XVI(B), at which time the arbitration period shall be considered to have commenced for such dispute. The following procedures shall apply prior to submission to arbitration:

a.	If a dispute referred to the Alliance General Managers cannot be resolved within five (5) Business Days after the referral of such dispute to the Alliance General Managers, then the dispute shall be referred to the Oversight Committee Leaders.

b.	The Alliance General Managers shall submit to the Oversight Committee Leaders a joint written request for resolution within five (5) Business Days of the failure of the Alliance General Managers to reach a resolution of the dispute, outlining the issue(s), the position of each of the parties with respect to the issue(s) and the basis for each party’s position on the issue(s). If a dispute referred to the Oversight Committee Leaders cannot be resolved within ten (10) Business Days of such request, the dispute shall be submitted to binding arbitration under Section XVI(B), and the arbitration period shall be considered to have commenced for that dispute.

B.	Arbitration.

1.

Arbitration of Disputes. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association and the Supplementary Procedures for Large, Complex Disputes then in effect (the “Rules”), except to the extent such rules conflict with this Section XVI(B). In any arbitration, Ohio law shall govern, except to the extent that such law conflicts with the Rules or this Section XVI(B). The parties further agree that each such dispute be submitted to a panel of three (3) impartial arbitrators with each party selecting one (1) arbitrator within fifteen (15) days after the commencement of the arbitration period and the two (2) selected arbitrators selecting a third arbitrator who is experienced in the pharmaceutical industry within thirty (30) days after the commencement of the arbitration period. Any arbitration hereunder shall commence within thirty (30) days after appointment of the third arbitrator and shall be held in New York, New York, USA. No discovery by either party shall be permitted unless the arbitrators determine that the party requesting such discovery has a substantial, demonstrable need. The arbitrators shall make final determinations as to any discovery disputes and all other procedural matters. If any party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrators, then the arbitrators shall fix a reasonable time for compliance, and if the party does not comply within such period, then a remedy deemed just by the arbitrators, including an award of default, may be imposed. The decision of the arbitrators shall be rendered no later than one hundred twenty (120) days after commencement of the arbitration period. The decision of the arbitrators with respect to any decision or action permitted or required to be made or taken with respect to the Product, which decision or action is not expressly reserved to one party or the other, shall be limited to a finding fully in favor of one party’s position, and no compromise or split decisions shall be allowed. The costs of arbitration shall be born by the party against whom the arbitral decision is made. Any judgment or decision rendered by the panel shall be binding upon the parties and shall be enforceable by any court of competent jurisdiction.

2.	Determination of Damages/Arbitration of Material Breach. A party seeking recovery of damages and/or termination of this Agreement under Section XVII(B) must submit the matter to binding arbitration if such party’s allegation of material breach is disputed by the other party and if the matter cannot be resolved under the dispute resolution provisions of this Article XVI. In such arbitrations involving contested allegations of material breach, the arbitrators will decide if a breach occurred, and if so, if that breach is material. Notwithstanding the other provisions of this Section, if there is a finding of breach or of material breach, the arbitrators may make a damage award against the breaching party to compensate the non-breaching party for the breach. If there is a finding of material breach, then the provisions of Section XVII(B) of this Agreement shall apply. The provisions of Section XVI(B)(1) relating to arbitration of disputes shall apply to this Section XVI(B)(2) except that the arbitrators’ decision shall not be limited to a finding fully in favor of one party’s position, and the arbitrators shall be free to render any decision they deem just and appropriate.

ARTICLE XVII

TERM AND TERMINATION

A.	Term of the Agreement.

1.	General. This Agreement shall be effective as of the Original Agreement Effective Date and, unless sooner terminated as provided herein or extended by mutual agreement of the parties pursuant to Sections XVII(A)(2) or (3), shall remain in force until January 1, 2015. Notwithstanding any other provision herein or in any other Collaboration Agreement Document, in the event that API does not elect to extend the Term pursuant to Section XVII(A)(2) or (3), P&G will be entitled, during the two-year period prior to the end of the Term, to solicit third parties to enter into agreements to collaborate with P&G with respect to the Risedronate business following the expiration or termination of this Agreement and to enter into any such agreements following the expiration or termination of this Agreement, subject to reasonable and customary protections for API’s confidential information under this Agreement; provided, however, that (a) during the period between the date that is three years before the end of the Term and the date that is two years before the end of the Term, P&G will enter into good faith negotiations with API to extend the Term on mutually agreeable terms and (b) in the absence of such mutual agreement, in the event that P&G determines that it will auction or market during the final two years of the Term the Risedronate business or any interest therein for the period following the expiration or termination of this Agreement, P&G will permit API to participate in such auction or marketing process on an equal basis with all other participants.

2.	First Option to Extend Term. API may, at its option, extend the Term until December 31, 2019 as follows:

a.	by providing P&G with thirty (30) days prior notice at any time prior to June 30, 2005 of its intention to extend the Term, which extension will be effective upon the payment by API to P&G of ***** on or before July 31, 2005;

b.	by providing P&G with thirty (30) days prior notice at any time following the calculation of Net Outside Sales for the Product in the United States in Contract Year 2007 and prior to July 1, 2008 of its intention to extend the Term, which extension will be effective upon the payment by API to P&G no later than thirty (30) days following the date of such notice of an amount equal to ***** plus an amount in USD equal to ***** of Net Outside Sales for the Product in the United States in Contract Year 2007; or

c.	by providing P&G with thirty (30) days prior notice at any time following the calculation of Net Outside Sales for the Product in the United States in Contract Year 2008 and prior to July 1, 2009 of its intention to extend the Term, which extension will be effective upon the payment by API to P&G no later than thirty (30) days following the date of such notice of an amount equal to ***** plus an amount in USD equal to ***** of Net Outside Sales for the Product in the United States in Contract Year 2008.

3.

Second Option to Extend Term. Subject to the following sentence, in the event that API makes the First Option Extension Payment to P&G and extends the Term pursuant to Section XVII(A)(2) (the “First Extension Option”), API may, at any time between the 12th month and 30th month anniversary of the date of the First Extension Option (the “Second Option Period”), elect to further extend the Term with respect to all, but not less than all, of the countries in the Territory until the Patent Expiration Date for each such country by providing 30 days prior notice of its intention to further extend the Term, which extension will be effective upon the payment by API to P&G during the Second Option Period of an amount equal to the Patent Extension Payment with respect to such country. Notwithstanding the foregoing sentence, in no event will the Second Option Period extend beyond December 31, 2010. Any extension by API pursuant to this Section shall be in effect with respect to a particular country until the Patent Expiration Date in such country and the Term shall expire for such country after the Patent Expiration Date for such country. For purposes hereof, “Patent Extension Payment” with respect to a country shall mean, subject to Section XII(F), an amount equal to ***** as is determined in good faith by the agreement of the parties following the delivery of the notice described in this Section XVII(A)(3) (which amount shall be an amount that, on the basis of market and other conditions prevailing at such time could reasonably be expected to be paid for ***** by a third party in an arm’s-length transaction); provided, however, that in the event that the parties cannot in good faith agree upon the amount of the Patent Extension Payment within thirty (30) calendar days of the delivery of such notice, the amount of the Patent Extension Payment shall be the amount equal to the sum of each party’s proposed Patent Extension Payment divided by two (2), except that if there is more than a ***** difference between such amounts, the amount shall be conclusively determined by a mutually agreed internationally recognized investment banking firm. If the parties cannot so agree on one investment banking firm, each party will designate its own investment banking firm and such investment banking firms will jointly appoint a third investment banking firm. The cost of such third investment banking firm shall be borne one-half by each party. The investment banking firm appointed pursuant to this Section XVII(A)(3) will choose one of the parties’ positions with respect to the amount of the Patent Extension Payment within thirty (30) days of its appointment.

B.	Termination for Material Breach.

1.	Notwithstanding any other provision of this Agreement or any other Collaboration Agreement Document, and in addition to any and all other rights and remedies that may be available, if a party commits a material breach of this Agreement or any other Collaboration Agreement Document which: (i) in the case of a breach capable of a remedy, shall not have been remedied within sixty (60) days after the receipt by such other party of a notice identifying the breach and requiring its remedy, and (ii) continues to exist at the time of notice of termination, subject to a determination by the arbitrators pursuant to Section XVI(B)(2) of this Agreement, then the following provisions shall apply:

a.	The non-breaching party may refer the breach to arbitration to be conducted pursuant to Section XVI(B)(2) of this Agreement.

b.	If the arbitrators find a material breach of this Agreement or the Collaboration Agreement Documents and the amount of the damages awarded by the arbitrators is less than or equal to *****, then the breaching party shall pay to the non-breaching party ***** times the amount of the damages awarded by the arbitrators, such payment to be made pursuant to Section XVII(B)(1)(e) of this Agreement. After the decision of the arbitrators and the payment of damages, the provisions of this Agreement and the Collaboration Agreement Documents shall continue in full force and effect.

c.

If the arbitrators find a material breach of this Agreement or the other Collaboration Agreement Documents and the amount of damages is greater than *****, but less than or equal to *****, then the breaching party shall pay to the non-breaching party an amount equal to ***** plus ***** times the difference between the amount of damages awarded by the arbitrators and *****, such payment to be made pursuant to Section XVII(B)(1)(e). After the decision of the arbitrators and the payment of damages, the provisions of this Agreement and the Collaboration Agreement Documents shall continue in full force and effect.

d.	If the arbitrators find a material breach of this Agreement or the Collaboration Agreement Documents and the amount of the damages awarded by the arbitrators exceeds *****, then the breaching party may offer to pay to the non-breaching party, in consideration for the non-breaching party’s election not to terminate the Agreement, an amount equal to ***** plus ***** times the difference between the amount of damages awarded by the arbitrators and *****. If the non-breaching party accepts such offer, the provisions of this Agreement and the Collaboration Agreement Documents shall continue in full force and effect. If the breaching party does not make such offer, or if the non-breaching party rejects such offer, this Agreement shall terminate and the breaching party shall pay to the non-breaching party the amount of damages awarded by the arbitrators. All payments under this Section XVII(B)(1)(d) shall be made pursuant to Section XVII(B)(1)(e).

e.	Any payment required under the terms of Section XVII(B)(1)(c) or Section XVII(B)(1)(d) shall be made in USD or other immediately available funds to the bank account designated by written notice hereunder by the party to be paid hereunder within thirty (30) days after the decision of the arbitrators.

2.	If the Agreement is terminated in accordance with this Section XVII(B)(1)(d), the following provisions shall apply:

a.	If API is the party terminating, P&G shall pay API a royalty of ***** on Total Net Outside Sales within the Territory until January 1, 2015; and

b.	If P&G is the party terminating, no royalty or other payment shall be paid to API by P&G.

3.	The arbitral award granted and payments provided for by this Section XVII(B) shall be P&G’s or API’s exclusive source of recovery against the other party with respect to a material breach of this Agreement.

C.	Termination for Bankruptcy.

1.	Notwithstanding any other provision of this Agreement or any other Collaboration Agreement Document, and in addition to any and all other rights and remedies that may be available, a party (the “Terminating Party”) may terminate this Agreement and the other Collaboration Agreement Documents, upon written notice, at any time after the other party (the “Bankrupt Party”) is (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefits of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable law of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

2.	Upon termination of this Agreement by the Terminating Party pursuant to Section XVII(C)(1), the Bankrupt Party shall:

a.	Deliver to the Terminating Party all of the Terminating Party’s Confidential Information in the Bankrupt Party’s possession;

b.	Grant to the Terminating Party a non-exclusive irrevocable, worldwide license to make, have made, use, import, offer to sell and sell Products under the Bankrupt Party’s patents (P&G Patents or API Patents, as applicable) and the Bankrupt Party’s know-how (P&G Know-how or API Know-how, as applicable) and jointly owned patents and jointly owned Know-how;

c.	Transfer to the Terminating Party or the Terminating Party’s designee title to all Health Registrations, approvals and rights with respect to the Product anywhere in the Territory, and if title to any such Health Registrations, approvals or rights is not transferable, then the Bankrupt Party shall use all commercially reasonable efforts to enable the Terminating Party or its designee to make use of such Health Registrations, approvals or rights;

d.	Transfer to the Terminating Party all trademarks for the Product that are owned by the Bankrupt Party anywhere in the Territory;

e.	Assign to the Terminating Party the Bankrupt Party’s rights in any contract in the White Space Territory associated with the Product; and

f.	Take any other steps which can only be taken by the Bankrupt Party, necessary for the Terminating Party or its designee to be able to market, promote, distribute, sell and manufacture the Product in each country in the Territory without undue delay.

3.	Upon termination of this Agreement by the Terminating Party pursuant to Section XVII(C)(1), the Terminating Party shall pay the Bankrupt Party a royalty of ***** on Total Net Outside Sales within the Territory until the earlier of January 1, 2015, or the date on which the total of all royalties paid pursuant to this Section XVIII(C)(3) equals *****.

D.	Termination Prior to Third Milestone Payment. HMR may terminate this Agreement if an NDA or supplemental NDA for the Product with an indication for PMO has not been approved by the USFDA prior to January 1, 2003.

E.	Termination for Arbitral Decision Against a Party’s Vital Interest. Notwithstanding any other provision of this Agreement or the other Collaboration Agreement Documents, and in addition to any and all other rights and remedies that may be available, a party may terminate this Agreement and the other Collaboration Agreement Documents, upon written notice, at any time after a decision is reached under the arbitration provisions of Article XVI(B)(1) of this Agreement if the party in good faith considers implementation of any arbitral decision, other than for the payment of monetary damages as a result of a breach of any obligation pursuant to the Collaboration Agreement Documents, to be against its vital interests, and provided that at least two years have passed since the first commercial sale of the Product in the Territory. If the Agreement is terminated in accordance with this Section XVII(E), the following provisions shall apply:

1.

If API is the terminating party, P&G shall pay API a royalty of ***** on Total Net Outside Sales within the Territory until the earlier to occur of (a) January 1, 2015 or (b) a point in time when total royalties paid by P&G to API equal ***** of API’s milestone payments actually paid to P&G under Section II(A); and

2.	If P&G is the terminating party, P&G shall pay API a royalty of ***** on Total Net Outside Sales within the Territory until the earlier to occur of (a) January 1, 2015 or (b) a point in time when total royalties paid by P&G to API equal ***** of API’s milestone payments actually paid to P&G under Section II(A).

F.	Termination by Mutual Consent. This Agreement and the other Collaboration Agreement Documents may be terminated by mutual consent of the parties.

G.	Other Rights. Except as specified in the Collaboration Agreement Documents, upon termination of this Agreement and the other Collaboration Agreement Documents other than pursuant to Sections XVII(C) or XVII(F) of this Agreement, API shall have no further rights whatsoever in the Product. Upon expiration or termination of this Agreement for any reason other than pursuant to Section XVII(C) or XVII(F), API shall:

1.	Deliver to P&G all of P&G’s Confidential Information in API’s possession;

2.	Grant to P&G a non-exclusive irrevocable, royalty-free, worldwide license to make, have made, use, import, offer to sell and sell Products under API’s Patents and API’s Know-how and jointly owned patents and jointly owned Know-how;

3.	Transfer to P&G or P&G’s designee title to all Health Registrations, approvals and rights with respect to the Product anywhere in the Territory, and if title to any such Health Registrations, approvals or rights is not transferable, then API shall use all commercially reasonable efforts to enable P&G or its designee to make use of such Health Registrations, approvals or rights;

4.	Transfer (to the extent transferable) to P&G all trademarks for the Product that are owned by API anywhere in the Territory;

5.	Assign (to the extent assignable) to P&G API’s rights in any contract in the White Space Territory associated with the Product; and

6.	Take any other steps which can only be taken by API, necessary for P&G or its designee to be able to market, promote, distribute, sell and manufacture the Product in each country in the Territory without undue delay.

H.	Other Collaboration Agreement Documents. Termination of this Agreement or any other Collaboration Agreement Document shall result in termination of all Collaboration Agreement Documents unless otherwise specifically provided in such Collaboration Agreement Document.

I.	Survival of Liability. Termination of this Agreement and the other Collaboration Agreement Documents shall not relieve the parties hereto of any liability which arose hereunder or thereunder prior to the date of such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or thereunder or at law or in equity with respect to any breach of this Agreement or the other Collaboration Agreement Documents, nor prejudice either party’s right to obtain performance of any obligation provided for in this Agreement or the other Collaboration Agreement Documents, which right expressly survives termination.

J.	Change in Control Put/Call Rights.

1.

If at any time during the Term, there shall occur a Change in Control of the P&G or API Affiliate responsible for the worldwide pharmaceutical business, as the case may be, in the case of (A) a third party acquiror that is not a Listed Entity, the party experiencing the Change in Control or its designee shall have the unilateral right to continue the Agreement or assign the Agreement to the third party that has acquired such control, and (B) a third party acquiror that is a Listed Entity, the party experiencing the Change in Control or its designee shall not have the unilateral right to continue the Agreement or assign the Agreement to the third party that has acquired such control unless otherwise permitted by this Section XVII(J). For purposes of this Section XVII(J), a “Listed Entity” shall mean any of the three entities whose names appear on Exhibit A hereto. Within the 45-day period prior to December 31, 2006, and every twenty-four months thereafter within the 45-day period prior to the end of such 24-month period, the parties will agree on which three entity names will be the Listed Entities for the next 24 month period, and will amend Exhibit A accordingly. If the parties are unable to agree to the Listed Entities by the expiration of the then-current twenty-four month period, the Listed Entities for the next twenty-four month period will be (1) the one company with the largest dollar share of the aggregate global market segment for the treatment of postmenopausal osteoporosis as determined by IMS audits, and (2) the two other companies projected by Thompson First Call consensus analyst estimates (or, if Thompson First Call does not publish such estimates, such estimates published by a similar industry publication or, if there are no such similar industry publications, the consensus of the pharmaceutical analysts from the top five investment banks having pharmaceutical analysts as ranked in Thompson First Call’s most recent league tables published prior to the date of determination or, if Thompson First Call does not publish league tables, in other industry league tables) to have, within the eighty-four months immediately following the relevant determination date, the two highest dollar shares within the global prescription postmenopausal osteoporosis treatment segment, such dollar shares to be determined by dividing the aggregate projected dollar sales of the relevant product during the relevant period by the aggregate projected dollar sales of the global prescription postmenopausal osteoporosis treatment segment for the relevant period, all such projections to be determined by the Thompson First Call consensus of analysts for the relevant period. If two or more companies are tied in either of the dollar shares rankings under clauses (1) and (2) above, then API may select which of the companies so tied will be the Listed Entities determined by the relevant clause.

2.	In the case of a Change in Control not involving a Listed Entity, the party who did not experience the Change in Control or its designee (the “Requesting Party”) may by written notice (the “Change in Control Request”) delivered to the other party (the “Non-Requesting Party”), within forty five (45) days after the date of such Change in Control, elect to discontinue the collaboration, in which case a valuation of the Put Interest as hereinafter defined shall be determined under the provisions of Section XVII(J)(4). Within fifteen (15) days following such valuation, the Requesting Party will sell to the other party the Requesting Party’s entire interest under the Collaboration Agreement Documents, including a license to, or other transfer of, all rights necessary to enjoy the benefits thereof (the “Put Interest”) at a price (the “Put Price”) equal to the fair market value thereof as determined in accordance with Section XVII(J)(4).

3.

In the case of a Change in Control involving a Listed Entity, the Non-Requesting Party will, within forty-five (45) days of such Change in Control (the “Divestiture Notice Deadline”), provide notice (the “Divestiture Notice”) to the Requesting Party indicating whether the third party Listed Entity that has acquired control of such Non-Requesting Party has agreed, in connection with the Change in Control, to divest, as promptly as practicable following such Change in Control, but in any event within fourteen (14) months thereafter, its interest (other than a passive economic interest that is not material in relation to the third party’s interest in the Product after the Change in Control) in products for the treatment of postmenopausal osteoporosis (other than the Product) (a “Divestiture”). In the event that such third party Listed Entity does not agree to a Divestiture, the Requesting Party may, within seventy five (75) days of the Change in Control (but not before the earlier to occur of the delivery of the Divestiture Notice and the Divestiture Notice Deadline), by a Change in Control Request delivered to the Non-Requesting Party elect to cause a valuation of the Put Interest and Call Interest as hereinafter defined (if applicable pursuant to this Section XVII(J)(3)) shall be determined under the provisions of Section XVII(J)(4). Within fifteen (15) days following such valuation, the Requesting Party may make (but is not required to make) a further election (i) to sell to the other party its Put Interest at the Put Price or (ii) to buy the Non-Requesting Party’s entire interest under the Collaboration Agreement Documents, including a license to, or other transfer of, all rights necessary to enjoy the benefits thereof (the “Call Interest”) at a price (the “Call Price”) equal to the fair market value thereof as determined in accordance with Section XVII(J)(4). Notwithstanding the foregoing, if the Divestiture Notice states that the third party Listed Entity has agreed to a Divestiture, the Requesting Party will not have an option to buy the Call Interest pursuant to this Section XVII(J)(3), and the Non-Requesting Party shall have the unilateral right to continue the Agreement or assign the Agreement to the third party, subject to the Requesting Party’s right to sell its Put Interest as provided in XVII(J)(2), and further, if the Listed Entity fails to close the Divestiture within the ***** months following the Change of Control, the Requesting Party is (i) entitled to liquidated damages equal to ***** of the Listed Entity’s profits during such ***** months from the products for the treatment of postmenopausal osteoporosis (other than the Product) and (ii) the Requesting Party may also elect to purchase the Call Interest a the Call Price, to sell the Put Interest at the Put Price or to continue the Agreement. In the event the Requesting Party does not send any notice following the Listed Party failure to close the Divestiture, the Requesting Party shall be deemed to have decided to continue the Agreement.

4.	The price to be paid for the Put Interest or Call Interest (i.e. the Put Price or Call Price) shall be conclusively determined by two internationally recognized investment banking firms, one of which shall be retained and paid by the Requesting Party and one of which shall be retained and paid by the Non-Requesting Party; provided that if either such party fails to deliver notice to the other party of its selection of an investment banking firm within ten (10) days after notice by the other party that it has selected an investment banking firm (which notice shall identify such firm), the determination shall be rendered by the single investment banking firm so selected (whose fees, in such case, shall be borne equally by the parties). The Requesting Party and the Non-Requesting Party shall promptly notify each other of their respective selections. The investment banking firms selected in accordance with the foregoing procedure shall each determine the fair market value of the Put Interest and, if applicable, the Call Interest (which value(s) shall be an amount that, on the basis of market and other conditions prevailing at such time could reasonably be expected to be paid for such Put Interest or, if applicable, Call Interest, by a third party in an arm’s-length transaction, assuming that the buyer and seller are under no compulsion to buy or sell, but shall be determined without regard to any control premium or any minority or illiquidity discount) and submit their determinations of such value to the Requesting Party and the Non-Requesting Party within twenty (20) days following their selection. The Put Price or, if applicable, Call Interest shall be the amount equal to the sum of such fair market values for the Put Interest or, if applicable, Call Interest determined by each investment banking firm divided by two (2), except that if there is more than a ***** difference between such values, a third investment banking firm, selected by the first two investment banking firms within ten (10) days of the first round of valuations, shall determine such fair market value (which shall be one of the values determined by the first two investment banking firms). The cost of such third investment banking firm shall be borne one-half by the Requesting Party and one-half by the Non-Requesting Party, and such third investment banking firm will choose one of the first two investment banking firm’s positions within thirty (30) days of its appointment.

5.

The purchase and sale of any Put Interest or Call Interest effected pursuant to this Section XVII(J)(5) shall be consummated at a closing at the offices of the Requesting Party on a business day within forty five (45) days following the determination of the Put Price or Call Price upon at least five (5) days’ notice by the Requesting Party to the other parties to the transaction; provided that such period shall be extended for ninety (90) additional days, or such shorter period of time, as shall be necessary in order to obtain requisite governmental or regulatory approvals with respect to such transaction; provided, further, that such closing may be held at such other time and place as the parties to the transaction may agree. At such closing, the buying party or its designee shall pay the selling party the Put Price or Call Price by certified check or wire transfer of funds.

6.	Upon the closing of the transactions contemplated by this Section XVII(J), the parties shall execute such customary instruments of transfer, licenses and other agreements as are necessary to transfer all of the selling party’s Put Interest or Call Interest to the buying party or its designee and to assure that the buying party or its designee shall be able to enjoy the benefits thereof through the provision of any transitional services reasonably requested by the buying party, including, but not limited to the continued supply of Product.

ARTICLE XVIII

PRODUCT IMPROVEMENTS

A.	Proposed Product Improvements. During the Term, either party may propose to the other in the Alliance Management Committee or in the Research & Development Committee the development of a Product Improvement. If such proposal occurs prior to the date of the exercise of the Product Improvement Trigger, then such Product Improvement shall be subject to the provisions of Section XVIII(B). If such proposal occurs after the date of the exercise of the Product Improvement Trigger, then such Product Improvement shall be subject to the provisions of Section XVIII(C).

B.	Product Improvements Initiated Prior to Product Improvement Trigger.

1.	Joint Product Improvement. If the Alliance Management Committee makes a decision to support the development and commercialization of a proposed Product Improvement (thereafter, a “Joint Product Improvement”), then the Alliance Management Committee and the Research & Development Committee shall agree to a development plan and budget for the development of such Joint Product Improvement. Such plan shall include appropriate decision points at each significant phase of product development. Upon approval of a development plan and budget, the costs of developing and commercializing that Joint Product Improvement, including all non-clinical and clinical studies, shall be split *****.

2.

Termination of Joint Development Program. Upon agreement of the Research & Development Committee and the Alliance Management Committee, the parties may terminate all or part of any agreed development plan with respect to a Joint Product Improvement. API may, at the previously agreed to decision points, terminate its participation in any agreed development plan with respect to a Joint

Product Improvement; upon any such termination, P&G may itself terminate any such development plan or may, after discussion of the matter in the Oversight Committee, continue the development of such Product Improvement as a P&G Product Improvement. P&G may, at the previously agreed to decision points, terminate any agreed development plan with respect to a Joint Product Improvement. In the event that a party elects to terminate its participation in the development and commercialization of a Joint Product Improvement, all costs of development and commercialization up to the date of such termination shall be shared *****. Notwithstanding the foregoing, if either party in good faith believes that a significant safety concern relating to a Joint Product Improvement exists and the other party does not consent to a termination of such Joint Product Improvement in connection therewith, then the parties will within five (5) Business Days agree upon and appoint an Industry Expert or, if the parties cannot so agree on one Industry Expert, each party will designate its own Industry Expert and such Industry Experts will jointly appoint a third Industry Expert. The Industry Expert appointed pursuant to the preceding sentence will resolve the dispute within five (5) Business Days of their appointment.

3.	P&G Product Improvements. If the Alliance Management Committee or the Oversight Committee decide not to support the development and commercialization of a Product Improvement proposed by P&G, or if API terminates its participation in any agreed development plan with respect to a Joint Product Improvement, then P&G has the right to develop and commercialize such Product Improvement as a “P&G Product Improvement.” In such case, P&G shall bear the full cost of the development and commercialization of the P&G Product Improvement, including registration studies and marketing studies, and all revenues from the commercialization of that P&G Product Improvement shall accrue to P&G.

C.	Product Improvements Initiated After Product Improvement Trigger.

1.	Joint Product Improvement. If the Alliance Management Committee makes a decision to support the development and commercialization of a Joint Product Improvement, then the Alliance Management Committee and the Research & Development Committee shall agree to a development plan and budget for the development of such Joint Product Improvement. Such plan shall include appropriate decision points at each significant phase of product development. Upon approval of a development plan and budget, the costs of developing and commercializing that Joint Product Improvement, including all non-clinical and clinical studies, shall be split *****.

2.

Termination of Joint Development Program. Upon agreement of the Research & Development Committee and the Alliance Management Committee, the parties may terminate all or part of any agreed development plan with respect to a Joint Product Improvement. Either party may, at the previously agreed to decision points, terminate its participation in any agreed development plan with respect to a Joint Product Improvement; upon any such termination, the other party may itself terminate such development plan or may, after discussion of the matter in the Oversight Committee, continue the development of such Product Improvement as a P&G Product Improvement (if such party is P&G) or as an “API Product Improvement” (if such party is API). In the event that a party elects to terminate its participation in the development and commercialization of a Joint Product Improvement, all costs of development and commercialization up to the date of such termination shall be shared *****. Notwithstanding the foregoing, if either party in good faith believes that a significant safety concern relating to a Joint Product Improvement exists and the other party does not consent to a termination of such Joint Product Improvement in connection therewith, then the parties will within five (5) Business Days agree upon and appoint an Industry Expert or, if the parties cannot so agree on one Industry Expert, each party will designate its own Industry Expert and such Industry Experts will jointly appoint a third Industry Expert. The Industry Expert appointed pursuant to the preceding sentence will resolve the dispute within five (5) Business Days of their appointment.

3.	P&G Product Improvements and API Product Improvements. If the Alliance Management Committee and the Oversight Committee decide not to support the development and commercialization of a Product Improvement proposed by a party, or if a party desires to continue the development of a Product Improvement after the other party terminates its participation in any agreed development plan with respect to such Joint Product Improvement, then such party has the right to develop and commercialize such Product Improvement as a P&G Product Improvement (if such party is P&G) or as an API Product Improvement (if such party is API). In such case, and subject to the provisions of Section XVIII(C)(4), the developing party for such Product Improvement shall bear the full cost of the development and commercialization of such Product Improvement, including registration studies and marketing studies, and all revenues from the commercialization of such Product Improvement shall accrue to such party.

4.	Opt-in Rights for Independent Product Improvements.

a.	Establishment of Success Criteria. Promptly following the designation of a Product Improvement as either a P&G Product Improvement or an API Product Improvement, the parties will use their reasonable best efforts to agree to success criteria for each significant phase of product development for such Product Improvement, including market approval and final labeling. If the parties are unable to agree to such success criteria, the dispute will be resolved through arbitration pursuant to Section XVI(B). Once agreed to by the parties or established through arbitration, such success criteria shall be designated as the “Product Improvement Success Criteria” for such Product Improvement.

b.	Determination of Opt-In Consideration. Promptly following the determination of the Product Improvement Success Criteria, the parties will also use their reasonable best efforts to agree to the compensation that would be paid by the party that is not participating in the development of such Product Improvement in consideration for the right to rejoin in the development and consideration of such P&G Product Improvement or API Product Improvement (the “Pre-Agreed Opt-in Consideration”) upon achievement of each of the Product Improvement Success Criteria. Such Pre-Agreed Opt-in Consideration will be determined for each significant phase of product development for such Product Improvement.

c.	Voluntary Opt-In Prior to Completion of Phase III. If the Product Improvement Success Criteria for a particular P&G Product Improvement or API Product Improvement are met at any phase of product development for such Product Improvement, except for such Product Improvement Success Criteria at or subsequent to the completion of Phase III clinical trials, then the party developing such Product Improvement may in its sole discretion offer the other party the right to rejoin in the development and commercialization of such Product Improvement, upon payment by the other party of the Pre-Agreed Opt-In Compensation for such Product Improvement or, if such compensation has not already been agreed to pursuant to Section XVIII(C)(4)(b), for other consideration agreed by the parties. If the other party rejoins the development and commercialization of such Product Improvement, such Product Improvement shall thereafter be designated a Joint Product Improvement.

d.	Compulsory Opt-In After Completion of Phase III After Meeting Success Criteria. If the Product Improvement Success Criteria for a particular P&G Product Improvement or API Product Improvement are met upon completion of Phase III clinical trials for such Product Improvement, then the party not developing such Product Improvement shall rejoin in the development and commercialization of such Product Improvement. Thereafter, upon the receipt by the Product Improvement of market authorization and final labeling in any country in accordance with the Product Improvement Success Criteria, the party not developing such Product Improvement shall pay to the other party the Pre-Agreed Opt-In Compensation for such Product Improvement. If such compensation has not already been agreed to pursuant to Section XVIII(C)(4)(b), then the compensation to be paid shall be an amount equal to ***** of the amount of the development and pre-approval marketing costs paid by the party developing such Product Improvement, plus an amount (the “Commercial Value”) equal to ***** of the incremental commercial value of the Product Improvement to the non-developing party. If the parties cannot in good faith agree to the Commercial Value within thirty (30) calendar days, the Commercial Value shall be the amount equal to the sum of each party’s proposed Commercial Value divided by two (2), except that if there is more than a ***** difference between such amounts, the amount shall be conclusively determined by a mutually agreed internationally recognized investment banking firm. If the parties cannot so agree on one investment banking firm, each party will designate its own investment banking firm and such investment banking firms will jointly appoint a third investment banking firm. The cost of such third investment banking firm shall be borne one-half by each party. The investment banking firm appointed pursuant to this Section XVIII(C)(4)(d) will choose one of the parties’ positions with respect to the Commercial Value within thirty (30) days of its appointment. For the avoidance of doubt, this Section shall not be applicable if a party has already voluntarily opted-in pursuant to Section XVIII(C)(4)(c). After the non-developing party rejoins the development and commercialization of such Product Improvement, such Product Improvement shall thereafter be designated a Joint Product Improvement.

e.	Compulsory Opt-In After Completion of Phase III Without Meeting Success Criteria. If the Product Improvement Success Criteria for a particular P&G Product Improvement or API Product Improvement are not met upon or after completion of Phase III clinical trials for such Product Improvement and such Product Improvement receives market authorization and final labeling in any country, then the party developing such Product Improvement may elect to continue development and commercialization of such Product Improvement and, if so, shall promptly notify the other party and such other party shall be obligated to rejoin in the development and commercialization of such Product Improvement, in consideration for the payment by the other party of an amount to be agreed upon by the parties in good faith or, if such compensation cannot be agreed in good faith in thirty (30) days, the amount of compensation shall be the amount equal to the sum of each party’s proposed compensation divided by two (2), except that if there is more than a ***** difference between such amounts, the amount shall be conclusively determined by a mutually agreed internationally recognized investment banking firm. If the parties cannot so agree on one investment banking firm, each party will designate its own investment banking firm and such investment banking firms will jointly appoint a third investment banking firm. The cost of such third investment banking firm shall be borne one-half by each party. The investment banking firm appointed pursuant to this Section XVIII(C)(4)(e) will choose one of the parties’ positions with respect to the compensation within thirty (30) days of its appointment. For the avoidance of doubt, this Section shall not be applicable if a party has already voluntarily opted-in pursuant to Section XVIII(C)(4)(c). After the non-developing party rejoins the development and commercialization of such Product Improvement, such Product Improvement shall thereafter be designated a Joint Product Improvement.

D.	Osteoarthritis Product Improvement. Section XVIII(A) notwithstanding, the parties agree that the development of Risedronate for the treatment of osteoarthritis shall be subject to this Section XVIII(D).

1.	P&G Obligations. P&G agrees to use commercially reasonable efforts to implement a Phase II/III clinical trial program designed to obtain Health Registration approval of Risedronate for the treatment of osteoarthritis. P&G shall pay all costs and expenses associated with the execution of said Phase II/III clinical trial program. P&G shall also be responsible for its internal administration costs and expenses and all country-specific registration fees (including without limitation user fees) of obtaining Health Registration approval of Risedronate for the treatment of osteoarthritis within the Co-Promotion Territory.

2.	OA Product Improvement Status. At all times prior to the payment by API to P&G of the OA Milestone Payment as hereinafter defined, the Product Improvement embodying the use of Risedronate for the treatment of osteoarthritis shall be deemed to be a P&G Product Improvement. Upon payment by API to P&G of the OA Milestone Payment as hereinafter defined, the Product Improvement embodying the use of Risedronate for the treatment of osteoarthritis shall cease to be a P&G Product Improvement and shall be deemed a Joint Product Improvement.

3.	Milestone Payment. The approval of a Health Registration covering Risedronate for the treatment of osteoarthritis in either the US or in the Reference Member State for the Mutual Recognition Procedure in the European Union shall, for the purposes of this Section XVIII(D), be defined as the “OA Milestone Trigger.” Within seven (7) Business Days following the occurrence of the OA Milestone Trigger, API agrees to pay P&G either (i) ***** provided a once a week dosage is the approved dosage for the treatment of osteoarthritis, or (ii) ***** provided the approved dosage for the treatment of osteoarthritis is other than a once a week dosage. The aforementioned payment of ***** or ***** shall, for the purposes of this Section XVIII(D), be defined as the “OA Milestone Payment.” The OA Milestone Payment shall be adjusted by the percentage change in the US Consumer Price Index for Urban Consumers (all items) between May 20, 1999 and the date of the OA Milestone Payment, provided that said adjustment shall not exceed a total of *****.

4.	Indemnification. Upon the occurrence of the OA Milestone Trigger, all Losses related in any way to the osteoarthritis Joint Product Improvement shall be subject to Article XV, regardless of whether any such Loss arose from or was associated with activities which occurred prior to the OA Milestone Trigger.

ARTICLE XIX

ADVERSE EVENT REPORTING

A.	The parties recognize that the holder of a Health Registration may be required to submit information regarding adverse events concerning the Product to various governmental agencies. Information usually must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval. In addition, supplemental information may be required to be provided at periodic intervals and adverse events may be required to be reported at more frequent intervals depending on the severity of the event.

B.	The parties agree to establish as soon as practicable after the Original Agreement Effective Date detailed procedures for reporting of adverse events including:

1.	information regarding all adverse events concerning the Product;

2.	reporting forms to be used;

3.	information concerning all other Product complaints obtained by either party;

4.	designation of and contact information for each party’s medical surveillance liaison;

5.	information to be included in reports; and

6.	timing and logistics of adverse event reporting.

Each party agrees to answer in a reasonably exhaustive manner all questions the other party might raise with regard to adverse events.

C.	The party holding the Health Registration in a particular country in the Territory shall investigate adverse events and non-clinical complaints associated with the Product reported in that country and as required report such information to the appropriate regulatory authorities.

ARTICLE XX

COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

Each party shall comply with all applicable laws, regulations and the IFPMA code of practice in the development, manufacture, distribution, marketing, promotion and sale of the Product within the Territory.

ARTICLE XXI

ACCOUNTING

A.	Records. Both parties shall keep accurate and correct records of ADE and the calculation of Primary Detail Cost, Net Outside Sales, of any and all allowances and discounts and the like, and of Cost of Goods, in sufficient detail to enable the Auditor to verify such figures and to make the calculations required under the Collaboration Agreement Documents. Such records shall be retained for at least five (5) years following each Quarter to which they pertain. The calculation of payments in respect of each Quarter shall be binding and conclusive upon the parties upon the first to occur of:

1.	the expiration of five (5) years following the end of such Quarter, unless an audit of a party’s records of such Quarter is then in progress; or

2.	the final resolution of an audit of a party’s records for such Quarter.

B.	Audit Procedure. At any time prior to the expiration of five (5) years following the end of any Quarter, either party may retain an independent certified public accountant reasonably acceptable to the other party (each, an “Auditor”) for the purpose of auditing the other party’s records of Net Outside Sales, Cost of Goods, ADE and the calculation of Primary Detail Cost (in terms of PDEs), and payments paid or payable under the Collaboration Agreement Documents. The purpose of such audit shall be to verify the calculation of Net Outside Sales for such Quarter(s), ADE and the calculation of Primary Detail Cost for such Quarter(s) and the payments paid or payable under the Collaboration Agreement Documents for such Quarter(s). A party shall provide to the other party at least twenty (20) days advance written notice before each such audit. An audited party shall cooperate in such audit by allowing the Auditor access, during normal business hours at the location(s) where such records are normally kept, to the party’s records of Net Outside Sales for such Quarter(s), ADE and the calculation of Primary Detail Cost for such Quarter(s) and the payments paid or payable under the Collaboration Agreement Documents for such Quarter(s). Upon request by a party, the Auditor may be required, as a condition of being granted access to that party’s records hereunder, to agree to maintain any information reviewed, including, but not limited to, reports submitted to the parties pursuant to this Article XXI hereof, in confidence under reasonable terms and conditions. Notwithstanding anything herein to the contrary, in any country a party may only cause an audit once in any Contract Year.

C.

Audit Results. At the conclusion of the Auditor’s audit pursuant to Section XXI(B) hereof, the Auditor shall submit a written report to the parties setting forth the Auditor’s findings with respect to the correct Net Outside Sales, ADE and the calculation of Primary Detail Cost and the payments paid or payable under the Collaboration Agreement Documents for the Quarter in question. If the Auditor’s report results in findings as to Net Outside Sales, ADE and the calculation of Primary Detail Cost and the payments paid or payable under the Collaboration Agreement Documents which findings are different from those figures originally reported or paid by a party, then the report shall include a reconciliation of the original figures with those found to be correct by the

Auditor and the source of such difference(s). The report shall not include copies of any books and records reviewed by the Auditor in conducting the audit or in responding to a challenge procedure pursuant to Section XXI(D) hereof. The details of such report shall be treated by each party as confidential pursuant to Article XIII of this Agreement. If there is no challenge to the Auditor’s report, then the audited party shall pay to the other party an amount sufficient to remedy the amount of any under or over reporting or under or overpayment found by the Auditor.

D.	Challenge Procedure. The parties agree to work together with the Auditor in good faith to resolve any disputes arising out of or relating to the numbers verified and the results reported in an Auditor’s report in a timely, professional and non-adversarial manner. If the parties and the Auditor cannot so resolve a dispute, then disputes shall be resolved under the dispute resolution provisions of Article XVI of this Agreement.

E.	Co-Marketing and Converted Co-Marketing Territories. The provisions of this Section XXI shall not apply to the Co-Marketing and Converted Co-Marketing Territories or to the country of Spain, except with respect to audits of payments made or payable under Section II(B). The Auditor’s reports shall be limited to those transactions necessary to verify the accuracy of those payments.

F.	Merck License. Notwithstanding any other provision of this Agreement, in the event that the licensor under the Merck License requests to audit Net Outside Sales data from the Potential Co-Promotion Territory that has been provided to P&G by API, API agrees that such licensor will be permitted to audit API’s books and records no more than once per calendar year solely for this purpose upon reasonable advance notice to API; provided, however, that such licensor must use a mutually agreeable certified public accountant to audit such books and records. As of the A&R Agreement Effective Date, the Merck License is in full force and effect, and no party (including P&G as licensee and API as sublicensee) to the Merck License is in breach or default thereunder. P&G shall devote reasonable best efforts to maintain the Merck License in full force and effect and each party shall fully perform its obligations thereunder and keep the other party fully informed of any material developments pertaining thereto that would have an adverse effect on the other party’s rights under this Agreement. P&G shall not, without the prior written approval of API: (i) amend any provision of the Merck License that would have an adverse effect on API’s rights under this Agreement or (ii) make any election or exercise any right or option to terminate in whole or in part the Merck License.

ARTICLE XXII

COMMERCIALIZATION OF SECONDARY PRODUCTS

If, during the Term of the Collaboration Agreement Documents, either party intends to commercialize a Secondary Product or transfer any rights under this Agreement to a third party to allow that third party to commercialize a Secondary Product, then that party shall, prior to the commercialization of such Secondary Product or the transfer of rights under this Agreement to a third party to allow that third party to commercialize such Secondary Product, obtain the approval of the other party and offer to the other party the right to participate in the commercialization of such Secondary Product. Neither party shall commercialize a Secondary Product without the approval of the other party. If the other party opts not to participate in the commercialization of a Secondary Product, then the costs and benefits of the commercialization of such Secondary Product shall accrue to the commercializing party. If the other party elects to participate, the parties agree to negotiate in good faith the terms and conditions for the commercialization of any such Secondary Product, which shall be no less favorable to either party than the terms and conditions for the collaboration regarding the Product as contained in this Agreement and the other Collaboration Agreement Documents, including, but not limited to, payment of one-third of all development costs by the party opting to participate in the commercialization of the other party’s Secondary Product. Notwithstanding the foregoing, this Article XXII shall not be applicable to P&G’s actions with respect to etidronate, etidronate combinations (including kits), OTC Products or P&G Product Improvements, or to API’s actions with respect to an API Product Improvement.

ARTICLE XXIII

RISEDRONATE OTC RIGHT

A.	P&G Exclusive Rights to OTC Products. The parties agree that nothing in the Collaboration Agreement Documents shall be interpreted to grant or allow to API any rights within the Territory to make, use, sell and import any OTC Product. In any country in the Territory where the Product and an OTC Product may be marketed concurrently P&G shall have the right to apply the Product trademark to such OTC Product. It is recognized that modification of the Product trademark may be legally required in some countries to further distinguish the Product from such OTC Product. In any country in which P&G elects to sell an OTC Product in which country API is the holder of the Health Registration for the Product, API shall provide to P&G a copy of said Health Registration, and/or grant to P&G a right of reference to such Health Registration as P&G may request. All external out-of-pocket costs incurred by API associated with providing a copy of a Health Registration and/or granting a right of reference to a Health Registration shall be borne by P&G.

B.	Remuneration of API Upon Introduction of OTC Product. If, during the Term, P&G launches an OTC Product in any country in the Territory in which the Product is on the market, then, in compensation for monies and effort expended by API in developing the market for the Product in the Territory, P&G shall, for the portion of the Term during which such OTC Product is on the market in such country, pay to API an amount equal to: (i) ***** of the Net Outside Sales of the OTC Product in such country if there is no generic version of the Product on the market in such country (other than a generic version of the Product commercialized by or on behalf of P&G or its Affiliate), or (ii) ***** of the Net Outside Sales of the OTC Product in such country if there is a generic version of the Product on the market in such country (other than a generic version of the Product commercialized by or on behalf of P&G or its Affiliate).

ARTICLE XXIV

[RESERVED]

ARTICLE XXV

MISCELLANEOUS

A.	Use and Obligations of Affiliates. The parties acknowledge that each of them has very limited or no operations in many countries within the Territory. The parties also acknowledge that each of them has numerous Affiliates in many countries within the Territory, including, without limitation, in countries in which the parties themselves have very limited or no operations. Accordingly, any obligation of a party pursuant to the Collaboration Agreement Documents may be satisfied by an appropriate Affiliate of such party and shall be deemed to be an obligation of such party and such party’s appropriate Affiliates. Additionally, any right of a party pursuant to the Collaboration Agreement Documents may be exercised by any appropriate Affiliate of such party, including as against any Affiliate of the other party and shall be deemed to be a right of such party and such party’s appropriate Affiliates.

B.	Setoff. From time to time during the performance of the Collaboration Agreement Documents the parties may have actual payment obligations to one another that must be satisfied on or near the same date, in the same country and currency. The parties agree that it is in their best interests to setoff these amounts against one another so that only one net amount shall be paid by the party owing the greater amount. Accordingly, the parties agree to cooperate with one another to identify opportunities to setoff payments to one another and to calculate and make net payments and make the appropriate accounting entries in their respective books and records.

C.	Payment Method. All payments to be made under this Agreement shall be made by wire transfer, and the paying party agrees to provide two (2) Business Days prior notice to the Alliance General Manager or his designee to confirm the amount of such wire transfer and the wire transfer instructions. Any payments or portions thereof due hereunder which are not paid by the date such payments are due under this Agreement shall bear interest equal to the lesser of (i) the prime rate as reported by the Morgan Guaranty Bank and Trust, New York, New York on the date such payment is due, plus an additional three percent (3%), or (ii) the maximum rate permitted by law, calculated on the number of days such payment is delinquent. The parties agree that payments made under this Agreement will be in the currency and to the entity selected by the receiving party.

D.

Currency Conversion. The parties acknowledge that the cash flows underlying monies owed under this Agreement may be in differing currencies that require conversion. Accordingly, the parties agree that all cash flows in a currency which for purposes of this Agreement need to be converted, shall be converted based on the average Spot Rates in effect for such conversion for the Quarter in which such underlying monies are owed under this Agreement. For purposes of this Section XXV(D), “Spot Rate” shall mean the relevant currency conversion rate in effect for P&G’s exchange rate provider and, if such currency conversion rate is not available from such source on the relevant date, then the “Spot Rate” shall mean the currency conversion rate agreed by the parties at that time. The parties agree that all currency conversion risk and costs associated with currency conversion will be shared equally by the parties. As of the A&R Agreement Effective Date, P&G’s exchange rate provider is Bloomberg and in the event that P&G changes its exchange rate provider, P&G shall give prompt written notice to API of such change, and if API is unable to obtain reasonable access to such new exchange rate provider, P&G shall provide a mechanism through which to provide such information to API in a timely and transparent matter.

E.	Additional Agreements. P&G and API agree to work together and cooperate to develop planning which results in the maximum after-tax benefits to each company. To the extent any benefits result from this cooperation the companies agree to share equally the resulting benefits. Additionally, the parties agree that from time to time it may be prudent to enter into one or more additional agreements to implement this Agreement in various countries within the Territory. Each party agrees, upon the request of the other party to enter into good faith negotiations with respect to such additional agreements, which additional agreements shall not be inconsistent with the other Collaboration Agreement Documents.

F.	Withholding Tax. To the extent a withholding tax is deducted with respect to any payment between the parties or with third parties, the amount of tax withheld shall be for the account of the party receiving the payment. The amount of withholding tax will be allocated, if applicable, in the ratio of the respective income to which the withholding tax is related. The paying party will provide copies of all receipts from the governmental or taxing authority evidencing payment of such taxes and will assist the receiving party in claiming relief from double taxation.

G.	Non-Assignment. Except as otherwise provided herein or in the other Collaboration Agreement Documents, neither party may assign this Agreement, any other Collaboration Agreement Document or rights or obligations hereunder or thereunder, in whole or in part, without the written consent of the other party; provided, however, either party may assign its rights and obligations hereunder to an Affiliate, provided that the assigning party shall remain responsible for all obligations to the non-assigning party hereunder; provided, further, API may assign this Agreement to an Affiliate which API demonstrates to P&G holds the assets of its worldwide pharmaceutical business, and upon such assignment, subject to the written consent of P&G, such consent not to be unreasonably withheld, Hoechst AG shall be released from its obligations hereunder.

H.

Force Majeure. Neither party shall be liable to the other for failure to perform any part of the Collaboration Agreement Documents if such failure results from an act of God, war conditions, revolt, revolution, sabotage, government, state or municipal regulations or actions, embargo, fire, strike, or other labor trouble, or any cause beyond a party’s control. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of the Collaboration Agreement Documents, the party whose performance is delayed or prevented shall immediately give notice to the other party of such occurrence and the effect and/or anticipated effect of such occurrence on the performance of such party. The party whose performance is so affected shall use reasonable best efforts to minimize disruptions in its performance and, subject to the provisions in this Section XXV(H), to resume full performance of its obligations under the Collaboration Agreement Documents as soon as possible.

I.	Governing Law. The construction, validity and performance of the Collaboration Agreement Documents shall be governed in all respects by the laws of the State of Ohio without reference to the choice of law provisions thereof, whether common law or statutory.

J.	Entire Agreement. The Collaboration Agreement Documents, including the Exhibits and Schedules attached thereto, constitute the entire agreement between the parties hereto with respect to the subject matter thereof and supersede all previous negotiations, commitments, and writings with respect to such subject matter.

K.	Severability. The illegality or partial illegality of the Collaboration Agreement Documents or any provision thereof shall not affect the validity of the remainder of the Collaboration Agreement Documents or any provision thereof. If at any time any provision of the Collaboration Agreement Documents is illegal or partially illegal, then the parties shall negotiate in good faith to modify such provision so that it is legal and acceptable to the parties. The illegality or partial illegality of any Collaboration Agreement Document shall not affect the validity of any Collaboration Agreement Document in any jurisdiction in which such determination of illegality of partial illegality has not been made.

L.	Amendments. Neither party shall claim any modification or revision of any provision of any Collaboration Agreement Document unless such modification or revision is in writing, signed by the parties thereto and specifically states that it is an amendment to such document.

M.	Notices. Any notices or communications provided for in the Collaboration Agreement Documents to be made by either party to the other shall be in writing, in English, and shall be made by prepaid air mail with return receipt addressed to the other at its address set forth above. Any such notice or communication may also be given by hand or facsimile to the appropriate designation with confirmation of receipt. Either party may by like notice specify an address to which notices and communications shall thereafter be sent. Notices sent by mail shall be effective upon receipt; notices given by hand and fax shall be effective when delivered and with confirmation of receipt.

Notices for API shall be sent to:

Aventis Pharmaceuticals Inc.

300 Somerset Boulevard

Bridgewater, New Jersey 08807

Attn: General Counsel

With copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Attn: Randall B. Sunberg, Esq.

Notices for P&G shall be sent to:

Procter & Gamble Pharmaceuticals, Inc.

Attn: President

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

With copy to:

Procter & Gamble Pharmaceuticals, Inc.

Attn: Associate General Counsel

Health Care Research Center

8700 Mason-Montgomery Road

Mason, Ohio 45040-9462

N.	Waivers. Except as specifically provided for herein, the failure on the part of either party to exercise or enforce any rights conferred upon it under the Collaboration Agreement Documents shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

O.	Survival. The rights and obligations of the parties set forth in Articles XIII, XV, XVI, XVII and XXI and Sections XXV(B), (C), (G), (I), (K), (L), (M), (N), (O), (P), (R) and (S) of this Agreement shall survive termination of this Agreement and the other Collaboration Agreement Documents.

P.	Captions. The captions appearing in this Agreement and the other Collaboration Agreement Documents are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement and the other Collaboration Agreement Documents or any of the provisions thereof.

Q.	Counterparts. The Collaboration Agreement Documents may be executed in one or more counterparts, each of which shall be deemed to be an original.

R.	Original Agreement. The Original Agreement is amended and restated in its entirety with this Agreement.

S.	Cross Border Trade. Promptly after the A&R Agreement Effective Date, the parties will in good faith discuss and if possible agree to the implementation of legally viable mechanisms for a financial payment to correct any distortions to the intended split in marginal income between the parties in any subterritory.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Collaboration Agreement to be executed by their duly authorized representative(s) as of the A&R Agreement Effective Date.

The Procter & Gamble Company		Aventis Pharmaceuticals Inc.

By:	/s/ John P. Goodwin	By:
Name:	John P. Goodwin	Name:	Pascal Soriot
Title:	Treasurer	Title:	President

Procter & Gamble Pharmaceuticals, Inc.

By:	/s/ Mark A. Collar
Name:	Mark A. Collar
Title:	President

Form

Finance

Execution

SIGNATURE PAGE TO AMENDED AND RESTATED COLLABORATION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Collaboration Agreement to be executed by their duly authorized representative(s) as of the A&R Agreement Effective Date.

The Procter & Gamble Company		Aventis Pharmaceuticals Inc.

By:		By:	/s/ Pascal Soriot
Name:	John P. Goodwin	Name:	Pascal Soriot
Title:	Treasurer	Title:	President

Procter & Gamble Pharmaceuticals, Inc.

By:
Name:	Mark A. Collar
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED COLLABORATION AGREEMENT

Schedule I-A - API Patents

None.

Schedule I-B - Cost of Goods

Cost of Goods Sold (CG)

This is the value of Product manufactured and other related costs necessary to deliver Product to the customer. In terms of this collaboration, it will include the standard cost of goods sold (expressed as units of Product sold times the unit standard costs), the cost of warehousing and distributing finished Product, plus period costs/manufacturing variances allocated per manufacturing standards. Variances versus the total standard cost for the current fiscal year (including those attributable to the impact of currency exchange rates) that are less than or equal to ***** will be paid by the manufacturer. Variances exceeding ***** of standard cost for the current fiscal year will be shared *****.

Unit Standard Cost

This represents the best estimate of costs to acquire and convert raw and package materials into a finished product available for sale. The unit standard cost will be determined annually and used for an entire fiscal year based on a full cost method using ABC (“Activity Based Cost”) as the primary methodology for assigning cost to Product. The manufacturer may choose to establish a standard each six (6) month period.

The cost of raw and package materials is the best average price that the purchasing department can negotiate to be paid over the twelve (12) month fiscal period of operation for the collaboration based on both P&G’s and API’s buying power, volumes of material being purchased, current market conditions and demand for the commodities being purchased. The material (commodity) standard cost should include related inbound freight, duties, taxes and demurrage. The material standard costs is expressed as a unit cost per measure (e.g. kilos, grams, bottles, caps, etc.) and applied to the Product based on the unit ratios and yields (incorporating “normal” expected loss, scrap, etc.) as defined in the bill of materials.

NOTE: Contract manufacturing costs are generally captured as material costs but may be treated as an outside service under manufacturing operating expense where no materials are involved.

Conversion Costs

These are the costs to convert materials into finished Product. This includes Manufacturing operating expenses incurred to acquire, receive and convert raw and package materials into finished Product. These costs will be divided into appropriate sub-categories of costs and assigned to Product based on an appropriate unit rate (i.e. cost per hour, batch, order, and for usage of the plant).

Examples of sub-categories (rates which would be included in standard cost):

Activities and costs directly related to the manufacture of Product include:

•	Operator or direct labor costs

•

Workcenter costs (e.g. supervisory and or support labor; depreciation/rental/lease, maintenance costs associated with and expendable activities associated with machinery and equipment; supplies; expendable dies, punches and molds; laundry, etc.)

•	Contract manufacturing (See notes above under raw and package materials).

Product manufacturing support activities/costs included in standard cost:

•	raw and package materials warehousing

•	inventory receiving

•	process and package engineering

•	inventory purchasing

•	production planning

•	quality assurance

•	regulatory fees (plant & product)

Overhead Costs

•	Administrative overhead costs - for internal services such as mail, telephone, training, human resources, cafeteria, I.S./data processing, plant management, cost accounting.

•

Facilities costs - depreciation/rent on buildings, insurance, taxes, maintenance utilities, janitorial service, security, grounds (lawn care, snow removal, parking lots, landscaping); industrial hygiene and general waste.

Administrative and facilities cost may be treated as a direct charge to product or distributed and assigned for inclusion in the rates of the direct and indirect activities/sub-categories listed above.

The cost items listed below will be treated either as part of the standard cost or as period costs, as indicated:

Project/Plant Startup (Pre-Production Expense)

Both the cost associated with initial startup of production required to gain approval of the Product for Co-Promotion, Secondary Co-Promotion and Co-Marketing Territories at the P&G manufacturing locations, currently Weiterstadt, Germany and Manati, Puerto Rico, and the costs associated will be paid by P&G. Costs associated with a decision by the parties to qualify or arrange for the sourcing of raw or other materials or active product ingredient to be manufactured and/or packaged at other third party sites (such as Norwich, New York current contract manufacturer) will be shared as agreed by the parties. In this case the cost will be treated as a period cost and not included in the standard cost.

Manufacturing Product/Process Improvements

Costs associated with product line extensions (new SKUs), process improvements (e.g. batch size, testing methods), etc. will be shared as a period cost consistent with the cost sharing agreed to for the Territory requesting/requiring the change.

Plant Shut Down

Costs arising from a plant or line shut down will be negotiated and approved by the Alliance Management Committee. This will be treated as a period cost.

FADO (Fixed Asset Disposal Order)

Costs associated with the disposal of a fixed asset will be shared consistent with that assets prior usage by the Product unless otherwise agreed by the Alliance Management Committee. This will be treated as a period cost.

Obsolescence

Obsolescence will be shared as a period cost by the collaboration consistent with the way the parties are sharing the Cost of Goods for the territory for which the Product was manufactured.

Finished Goods Logistics Costs

These are the costs incurred from entry of finished Product into the warehousing and distribution chain. Because of the nature of this Collaboration Agreement in which both parties will be warehousing and distributing product it becomes difficult to include these costs in the unit standard cost of the Product without becoming duplicative. Therefore, in general, these costs will be treated as period cost, with a few minor exceptions as noted below.

•	Plant shipping costs to an initial warehouse may be included in the standard cost.

•	Taxes, customs and duties including importer fees may be included in the standard cost only for each individual country where these costs are applicable.

•

Repackaging cost incurred in those instances where the collaboration management decides to ship bulk or semi-finished Product for packaging regionally or locally will be included in those standard costs. This actually represents a continuation of the manufacturing process.

•

Warehousing costs - The proportional share of warehousing costs associated with the receiving, handling, storage and management of finished Product awaiting shipment to the final customer or another warehouse will be included in Cost of Goods sold as a period cost.

•

Due to the nature of the collaboration, customer service costs associated with the receipt, processing, invoicing and collections of a customer order will be included in the cost of goods as a period cost.

Minimum Order Quantities

Unit Standard Costs shall reflect finished Product orders at or above minimum order quantities (MOQ). Orders for Product below MOQs are subject to an upcharge of ***** per order or such other amount agreed to by the parties. The MOQ and the amount of the upcharge therefor will be discussed in good faith by the parties on an annual basis. This upcharge would not be applicable to the initial order for a country launching a new SKU or Product form if such order would be for the full quantity of Product needed for such country in such year. If an upcharge would apply to an order for Product in a particular country, then before producing Product to meet such order, P&G shall ask the API Affiliate in such country to confirm such order in light of the upcharge. MOQs for new SKUs or Product forms will be established by P&G with API’s consent, such consent not to be unreasonably withheld. Changes in the upcharge or MOQ shall be documented in writing by the parties.

Schedule I-C - Net Outside Sales

Net Outside Sales is defined as Outside Sales less spending which “works” to reduce the cost of Product to the customer or consumer less UK PPRS Payments.

Net Outside Sales can be calculated as follows:

Outside Sales

- Cash Discount

- Returns and Adjustments

- Decline in Price

- Special Allowances

- Rebates and Discounts

- Temporary Price Reductions

- UK PPRS Payments

= Net Outside Sales

Each of these elements are defined below.

OUTSIDE SALES: Outside Sales are calculated by multiplying invoice cases times list price (before allowances).

CASH DISCOUNT: The cash discount is the incentive provided to customers to pay an invoice within a stipulated time period.

RETURNS AND ADJUSTMENTS: These are adjustment to outside sales for returns, refusals, shortages, near dated product, etc.

DECLINE IN PRICE: This refers to payments made following a list price reduction to compensate for warehouse stocks and stocks in transit purchased at a higher price, allowing for an immediate decline in price.

SPECIAL ALLOWANCES: This is a one time allowance prior to a price increase to prevent excessive stocking at the lower price that often occurs just prior to a price increase.

REBATES AND DISCOUNTS: The government prescribes discounts for certain distribution channels (VA, Medicaid, etc.). These are deducted from NOS. From time to time we authorize discounts to other customers including a discount at launch as an incentive to fill the pipeline. Managed Care and other organizations also receive certain discounts for our brands when sold individually and when sold as a package with other products. When sold as a package the package discount is allocated to the brands as a percent of NOS.

TEMPORARY PRICE REDUCTION (TPR) SALES DEDUCTIONS: This cost includes trade related promotions, direct-to-consumer price reductions, and any other brand support promotions that reduce the final selling price.

UK PPRS: Payments made to the UK Department of Health or other Government Departments under the UK Pharmaceutical Pricing Regulatory Scheme (PPRS) or its successors which are intended to control pricing in the UK.

Schedule I-D - P&G Patents

		3351 Chemical Entity Application			6726 Coating Application			7933 Process for Making
Country	Code	Filed	Expires	Appln/Patent	Filed	Expires	Appln/Patent	Filed	Expires	Appln/Patent
Austria	AT	10/11/2000	12/16/2010	SZ30/2000	6/8/1998	6/8/2018	989848	1/1/2001	2/1/2021	1252170
Argentina	AR				6/11/1998		App P980102774	1/31/2001		App P010100430
Australia	AU	12/20/1985	12/20/2010	587001	6/8/1998	6/8/2018	729912	2/1/2001		App 3473601
Bangladesh	BD							1/25/2001	2/1/2016	1003639
Belgium	BE	12/16/1985	12/16/2010	186405	6/8/1998	6/8/2018	989848	1/1/2001	2/1/2021	1252170
Brazil	BR				6/8/1998		App P19810027-0	2/1/2001		App PI01079212
Canada	CA	12/19/1985	7/27/2010	1320727	6/8/1998	6/8/2018	2293815	2/1/2001		App 2399976
Switzerland	CH	12/16/1985	12/15/2010	186405	6/8/1998	6/8/2018	989848	1/1/2001	2/1/2021	1252170
Chile	CL				6/10/1998		App 1298/98	2/1/2001		App 2502001
China	CN				6/8/1998		App 98806116.3	2/1/2001		App 018042996
Colombia	CO				6/11/1998		App 98033551	1/30/2001		App 01006628
Cyprus	CY							2/1/2001	2/1/2021	1252170
Czechoslavakia	CZ				6/8/1998		App PV4472/99	2/1/2001		App PV20022516
Germany	DE	12/16/1985	12/16/2010	186405	6/8/1998	6/8/2018	989848	1/1/2001	2/1/2021	1252170
Denmark	DK	12/20/1985	12/20/2005	168754	6/8/1998	6/8/2018	989848	1/1/2001	2/1/2021	1252170
Egypt	EG				6/11/1998		App 65798	1/31/2001		App 94/2001
**European PO	EP				6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Spain	ES	12/20/1985	3/9/2012	550302	6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Spain	ES	12/20/1985	4/8/2008	557322
Spain	ES	10/15/2003	3/9/2012	C200000034
Finland	FI				6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
France	FR	12/16/1985	12/16/2010	186405	6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Great Britain	GB	12/16/1985	12/15/2010	186405	6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Greece	GR							2/1/2001	2/1/2021	1252170
Hong Kong	HK				9/26/2000		App 106110.2	3/13/2003		App 03101833.6
Hungary	HU				6/8/1998		App P0004625	2/1/2001		App P0204203
Indonesia	ID				6/8/1998		App W20000050	2/1/2001		App W200201745
Ireland	IE	12/20/1985	12/19/2010	58749	6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Israel	IL	12/5/1985	12/5/2010	77243	6/8/1998		133405	2/1/2001		App 150511
India	IN				6/11/1998		App 1619DEL98	2/1/2001		App 200200694DEL
Italy	IT	12/16/1985	12/16/2010	91-48444-BE	6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Japan	JP	9/28/1994	4/3/2010	2702419	6/8/1998		App 5019601999	2/1/2001		App 2001556833
Japan	JP	12/21/1985	12/21/2010	2568999
Korea	KR				6/8/1998	6/8/2018	400053	2/1/2001		App 20027009790
Luxembourg	LU	12/16/1985	12/16/2010	186405	6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Morocco	MA							2/1/2001		App 26758
Monaco	MC							2/1/2001	2/1/2021	1252170
Mexico	MX				6/8/1998	6/8/2018	215921	2/1/2001		App PAA202007417
Malaysia	MY				6/11/1998		App PI9802615	1/30/2001		App PI20010386
Netherlands	NL	12/16/1985	12/16/2010	186405	6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Norway	NO				6/8/1998		App 19996116	2/1/2001		App 2002/3645
New Zealand	NZ	12/20/1985	12/20/2005	214651	6/8/1998	6/8/2018	503946	2/1/2001	2/1/2021	519966
Peru	PE				6/10/1998	6/10/2018	2716	1/29/2001	1/29/2021	3374
Philippines	PH	12/17/1985	2/15/2010	33191	6/8/1998	Allowed	App 19996116	1/31/2001		App 1200100199
Pakistan	PK				6/11/1998		App 587/98	6/26/2001	2/1/2020	137650
Poland	PL				6/8/1998		App P337813	2/1/2001		App P357097
Portugal	PT				6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Russia	RU				6/8/1998	6/8/2018	2193880	2/1/2001	Granted	Waiting
Saudi Arabia	SA				3/21/1999		App 99191220	4/18/2001		App 01220066
Sweden	SE	12/16/1985	12/16/2010	186405	6/8/1998	6/8/2018	989848	2/1/2001	2/1/2021	1252170
Singapore	SG				6/8/19998	6/8/2018	69725	2/1/2001		App 200203872-7
Slovak Republic	SK				6/8/1998		App PV171899	2/1/2001		App PV2002-1100
Thailand	TH				6/10/1998		App 044326	1/29/2001		App 063277
Turkey	TR				6/8/1998		App 2000/00111	2/1/2001	2/1/2021	1252170
Taiwan	TW				7/2/1998	7/1/2018	NI 181698	2/5/2001		App 90102064
United States	US	12/6/1985	12/10/2013	5583122	3/28/2003	6/10/2018	6165513	1/29/2001	1/29/2021	6410520
United States	US				10/23/2000	6/10/2018	6569460
United States	US
United States	US
Venezuela	VE				6/11/1998		App 126798	2/1/2001		App 228/2001
Vietnam	VN				6/8/1998	6/8/2018	3085	2/1/2001		App 1-200200606
S. Africa	ZA	12/19/1985	12/19/2005	85-9694	6/10/1998	6/10/2018	985010	2/1/2001	2/1/2021	2002/5090

		7934 Process for Making			N-553 Dosage Form			9722 Methods of Use
Country	Code	Filed	Expires	Appln/Patent No.	Filed	Expires	Appln/Patent	Filed	Appln No.
Austria	AT	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	E195075
Argentina	AR
Australia	AU	2/1/2001		App 36613/01	11/2/1992	11/2/2012	613373
Bangladesh	BD	2/1/2001	2/1/2021	1252169
Belgium	BE
Brazil	BR	2/1/2001		App PI01079522
Canada	CA	2/1/2001		App 2399974	11/2/1992	11/2/2012	2122479
Switzerland	CH	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Chile	CL
China	CN	2/1/2001		App 01804301.1
Colombia	CO
Cyprus	CY	2/1/2001	2/1/2021	1252169
Czechoslavakia	CZ	2/1/2001		App PV20022515	11/2/1992	11/2/2012	282760
Germany	DE	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	69231313D
Denmark	DK	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Egypt	EG
**European PO	EP	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Spain	ES	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Spain	ES
Spain	ES
Finland	FI	2/1/2001	2/1/2021	1252169
France	FR	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Great Britain	GB	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Greece	GR	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Hong Kong	HK
Hungary	HU	2/1/2001		App P0300890
Indonesia	ID
Ireland	IE	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Israel	IL	2/1/2001		App 150512
India	IN	2/1/2001		App 2002/00662/DEL
Italy	IT	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Japan	JP	2/1/2001		App 2001557883
Japan	JP
Korea	KR	2/1/2001		App 20027009032	11/2/1992	11/2/2012	274734
Luxembourg	LU	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Morocco	MA
Monaco	MC	2/1/2001	2/1/2021	1252169
Mexico	MX	2/1/2001		App 2002007418	11/23/1992	11/23/2012	188306
Malaysia	MY
Netherlands	NL	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Norway	NO	2/1/2001		App 2002/3646
New Zealand	NZ	2/1/2001		App 519967	11/23/1992	11/23/2012	245214
Peru	PE
Philippines	PH
Pakistan	PK
Poland	PL	2/1/2001		App P357116
Portugal	PT	2/1/2001	2/1/2021	1252169	11/20/1992	8/24/2014	101085S
Russia	RU				11/2/1992	11/2/2012	2120798
Saudi Arabia	SA
Sweden	SE	2/1/2001	2/1/2021	1252169	11/2/1992	11/2/2012	613373
Singapore	SG	2/1/2001		App 2002041697
Slovak Republic	SK				11/2/1992	279589	11/2/2012
Thailand	TH
Turkey	TR	2/1/2001	2/1/2021	1252169
Taiwan	TW
United States	US	1/29/2001	2/13/2021	6562974	6/9/2000	11/22/2011	6596710	7/23/2004	60/590566
United States	US				4/30/1999	11/22/2011	6096342
United States	US				3/12/1997	11/22/2011	5935602
United States	US				9/14/1994	4/22/2014	5622721
Venezuela	VE
Vietnam	VN
S. Africa	ZA

		9192 Kit Application		8831 Methods of Use		3409 Pulsed Dosing
Country	Code	Filed	Appln No.	Filed	Appln No.	Filed	Expires	Patent No.
Austria	AT					6/4/1986	6/4/2006	210728
Argentina	AR			12/19/2002	P020104997
Australia	AU			12/16/2002	2002360619	6/5/1986	6/5/2006	603766
Bangladesh	BD
Belgium	BE					6/4/1986	6/4/2006	210728
Brazil	BR			12/16/2002	PI0215026-3
Canada	CA			12/16/2002	2469779	6/5/1986	4/9/2008	1282702
Switzerland	CH					6/4/1986	6/4/2006	210728
Chile	CL			12/20/2002	2940/2002
China	CN			12/16/2002	2825627.1
Colombia	CO	9/20/2004	2392/2004	12/16/2002	Waiting
Cyprus	CY
Czechoslavakia	CZ			12/16/2002	2004-690
Germany	DE					6/4/1986	6/4/2006	P3650403.3-08
Denmark	DK					6/6/1986	6/6/2006	DK174584
Egypt	EG			12/18/2002	1366/2002
**European PO	EP			12/16/2002	2795891.7
Spain	ES
Spain	ES
Spain	ES
Finland	FI
France	FR					6/4/1986	6/4/2006	210728
Great Britain	GB					6/4/1986	6/4/2006	2177001
Greece	GR
Hong Kong	HK					6/4/1986	6/4/2006	92-1042
Hungary	HU			12/16/2002	Waiting
Indonesia	ID			12/16/2002	Waiting
Ireland	IE					6/5/1986	6/5/2006	68145
Israel	IL			12/16/2002	Waiting
India	IN			12/16/2002	1454/DELNP/2004
Italy	IT					6/4/1986	6/4/2006	53367BR/95
Japan	JP					6/6/1986	6/6/2006	2509185
Japan	JP			12/16/2002	Waiting
Korea	KR			12/16/2002	Waiting
Luxembourg	LU					6/4/1986	6/4/2006	210728
Morocco	MA			12/16/2002	Waiting
Monaco	MC
Mexico	MX			12/16/2002	Waiting
Malaysia	MY			12/20/2002	PI20024837
Netherlands	NL					6/4/1986	6/4/2006	210728
Norway	NO			12/16/2002	2004-3113
New Zealand	NZ			12/16/2002	532994	6/4/1986	6/4/2006	216418
Peru	PE			1/6/2003	7-2003/OIN
Philippines	PH			12/16/2002	12004500896
Pakistan	PK			12/21/2002	1122/02
Poland	PL			12/16/2002	Waiting
Portugal	PT
Russia	RU			12/16/2002	200412433
Saudi Arabia	SA			2/25/2003	3230556
Sweden	SE					6/4/1986	6/4/2006	210728
Singapore	SG			12/16/2002	200403190-2
Slovak Republic	SK			12/16/2002	6/15/7387
Thailand	TH			12/19/2002	78918
Turkey	TR
Taiwan	TW			12/16/2002	91136276
United States	US	3/26/2003	60/457865	12/17/2002	10/321208	6/6/1985	8/2/2005	4761406
United States	US	2/27/2004	10/789525	7/23/2004	10/897897
United States	US
United States	US
Venezuela	VE			12/23/2002	2529/2002
Vietnam	VN			12/16/2002	Waiting
S. Africa	ZA			12/16/2002	2004/4007	6/4/1986	6/4/2006	86-4149

Patents Under Merck License Agreement

COUNTRY	APPLICATION NUMBER	PATENT NUMBER	DATE OF GRANT
United States*	09/812450	6,465,443	10/15/2002
United States*	09/134215	6,015,801	1/18/2000
United States*	09/388659	6,432,932	8/13/2002
United States	09/445837	pending
United States*	09/134214	5,994,329	11/30/1999
United States*	09/376314	6,333,316	12/25/2001
United States*	09/440577	6,225,294	5/1/2001
Albania	98935752	998292	11/21/2001
Argentina	P990104349	pending
Argentina	P010103455	pending
Australia	84936/98	pending
Australia	15677/02	pending
Australia*	64069/00	741818	3/28/2002
Australia	24511/02	pending
Barbados	81/616	81/616
Bosnia	BAP99526A	pending
Brazil	PI9810779-8	pending
Bulgaria	104093	pending
Canada*	2294595	2294595	8/21/2001
Canada	234974	pending
Chile	2378-98	pending
China	98807473.7	pending
Colombia	98-056.112	pending
Croatia	P20000107A	pending
Czech Republic	PV2000-250	pending
Ecuador	SP-98-2690	pending
EPC	98935752	998292	11/21/2001
EPC	1201911.3	pending
EPC	1201912.1	pending
EPC	1201913.9	pending
EPC	1201910.5	pending

Patents Under Merck License Agreement

COUNTRY	APPLICATION NUMBER	PATENT NUMBER	DATE OF GRANT
Estonia	P00000040	pending
Eurasia	200000151	pending
Hong Kong	102840.8	HK 1024166	3/15/2002
Hong Kong	2101656.1	pending
Hong Kong	2102042.2	pending
Hong Kong	2102043.1	pending
Hong Kong	2101869.4	pending
Hungary	P0004653	pending
Iceland	5315	pending
Indonesia	W20000114	Allowed
Israel	133535	pending
Israel	141218	pending
Israel	143264	pending
Japan	11-509914	3479780	10/10/2003
Korea	2000-7000680	10-391732	7/3/2003
Malaysia	PI9804243	pending
Mexico	789	211884	12/2/2002
Mongolia*	1698	1954	3/25/2002
New Zealand	501807	pending
New Zealand	508507	pending
Norway	20000323	pending
Pakistan*	951/98	136587	1/13/2001
Pakistan	0495/2000	pending
Peru	894	3231	11/18/2003
Philippines	1-1998-02515	pending
Poland	P338635	pending
Singapore*	200000060-4	70327	2/28/2003
Singapore	200107221-4	pending
Slovak Republic	PV2000-93	pending
South Africa*	98/6479	98/6479	3/31/1999
Taiwan	87116964	pending
Trinidad	TT/1/2000/0002	pending
Turkey	2000-00145	pending
Ukraine	2000020982	pending
Uruguay	25949	pending
Uzbekistan	IAP2000-119	pending
Venezuela	2133-98	pending
Vietnam	S19991123	pending
Yugoslavia	P-18/2000	pending

Schedule I(E) - Example of FTE Calculation

*****

Schedule I-F - Potential Co-Promotion Territory

Tier I

Europe	Latin America	Asia Pacific	Middle East/Africa

Czechia	Argentina	Australia*	South Africa
Denmark*	Brazil*	PR China
Finland*	Mexico*	India
Greece*		South Korea
Norway*		New Zealand
Poland
Portugal*
Russia
Spain
Sweden*
Switzerland*
Turkey
Austria*
Iceland

Potential Co-Promotion Countries are divided into Tier I and Tier II listed hereon. Applications with appropriate Ministries of Health in the Tier I countries will be filed within six (6) months of the applicable triggering event. Applications with appropriate Ministries of Health in the Tier II countries will be filed within twelve (12) months of the applicable triggering event. An applicable triggering event will be the event permitting the earliest filing in a country. Triggering events are:

1.	Acceptance of filing of the US NDA, including required stability data.

2.	Approval of Product in a required reference country or availability of EU dossier as needed.

3.	Receipt of a required certificate of free sales.

*	Each of these countries may become part of the Secondary Co-Promotion Territory pursuant to Section IVa(K), after which such countries shall no longer be considered to be included in this Schedule I-F.

Tier II

Europe	Latin America	Asia Pacific		Middle East/Africa
Hungary	Bolivia	Bangladesh		Egypt
Croatia	British Guyana	Hong Kong		French overseas territories
Serbia	Chile	Indonesia		Iran
Slovakia	Colombia	Indochina		Ivory Coast
Slovenia	Costa Rica	Malaysia		Kenya
Ukraine	Venezuela	Pakistan		Morocco
Czech Republic	Ecuador	Philippines		Senegal
Cyprus	El Salvador	Singapore		Tunisia
Estonia	Guatemala	Sri Lanka		United Arab Emirates
Latvia	Honduras	Taiwan		Zimbabwe
French Guinea	Nicaragua	Thailand		Algeria
Romania	Panama	(Vietnam, Cambodia, Laos)		South Africa
Bosnia-Herzegovina	Paraguay	Brunei		Lebanon
Macedonia	Peru			Reunion
Bulgaria	Surinam			Israel
	Uruguay			Botswana
Mauritius

Caribbean Island States
	Angulla	Grenadines	Cayman Islands
	Antigua	Haiti	Dutch Antilles
	Aruba	Jamaica	Dominican Republic
	Bahamas	Montserrat
	Barbados	Nevis
	Bermuda	St. Kitts
	Cuba	St. Lucia
	Curacao	St. Vincent
	Dominica	Trinidad & Tobago
	Grenada	Tortola

Schedule I-G Example of Threshold Amount Using CPIU (US $Million)

*****

Schedule I-H - Primary Detail Cost Determination

The parties shall establish the Primary Detail Cost for employee Representatives and Primary Detail Costs for Fully Dedicated Contract Representatives for each country in the Co-Promotion Territory, Secondary Co-Promotion Territory and Secondary Converted Co-Promotion Territory in each Contract Year in accordance with the following methods. For clarity, the cost of Details provided by Contract Representatives that are not Fully Dedicated Contract Representatives shall be charged based on the actual cost of a Detail provided by such other Contract Representative.

Primary Detail Cost For Employee Representatives

For each such country, the Primary Detail Cost for employee Representatives shall be the average of each party’s Primary Detail Cost as determined by the actual average cost per employee Representative in that country divided by the average number of Calls made by such Representatives in that country during the previous twelve (12) month period, which quotient shall be multiplied by a factor of ***** to reflect the weighting of a Primary Detail within a Call. Details performed by, and costs associated with Contract Representatives shall not be included in the calculation of Primary Detail Cost for employee Representatives.

Calculation of the actual average cost per Representative shall include the costs of salaries and benefits, bonuses and rewards, operating expenses (cars, office supplies, office space, equipment, depreciation, repairs, maintenance, telephones, computers, etc.), and normal travel and meeting expenses.

Calculation of the actual average cost per Representative shall not include the costs of the field sales management structure or administrative support, entertainment of Representatives or customers, unusual travel and meeting expenses, sales targeting or tracking data (e.g., IMS, Scriptrak, Walsh), personnel costs associated with provision of computer support, sample tracking, sales report creation, budget administration, sales program development or sales training.

Primary Detail Cost For Fully Dedicated Contract Representatives

For each such country, the Primary Detail Cost for Fully Dedicated Contract Representatives shall be the actual cost of such Fully Dedicated Contract Representative in that country divided by the average number of Calls made by such Fully Dedicated Contract Representatives in that country during the previous twelve (12) month period, which quotient shall be multiplied by a factor of ***** to reflect the weighting of a Primary Detail within a Call. The calculation of Primary Detail Cost for a Fully Dedicated Contract Representative shall not include any amounts for the unused capacity of such Fully Dedicated Contract Representative.

For purposes of this Schedule I-H, a “Call” is defined as a visit by a Sales Representative to a physician, licensed physician assistant, nurse practitioner, or other person legally permitted to prescribe prescription drugs during which such Representative promotes a prescription pharmaceutical product.

Schedule I-I - Detail Definitions

“Primary Detail” shall mean a Detail during which the presentation and discussion of the Product occupies more time than the presentation and discussion of any other product. In a Primary Detail, the Product will normally be discussed in the first position, and such discussion will consist, in general, of opening remarks relating to the physician/patient needs, followed by a fairly-balanced discussion of the way in which the Product’s benefits meet patient needs, and ending with a mention of the Product’s dosage schedule and, if appropriate, a request by the Representative for a commitment from the health practitioner to use the Product.

“Secondary Detail” shall mean a Detail during which the presentation and discussion of the Product occupies more time than the presentation and discussion of all but one other product. In a Secondary Detail, the Product will normally be discussed in the second position, and such discussion will consist, in general, of a brief, fairly-balanced description of the Product and its benefits, ending, if appropriate, with a request by the Representative for a commitment from the health practitioner to use the Product.

Schedule I-J - Detailing Effort Evaluation

Actual Detailing Effort will be calculated consistent with the expectations that (a) at least ***** of Details will be Primary Details (unless one party’s Detailing Efforts exceeds the other party’s Detailing Efforts, in which case the Details in excess of such other party’s Detailing Efforts may be Primary Details or Secondary Details) and (b) at least ***** of Details against office-based prescribers (i.e., excluding Details to hospital-based prescribers) will be with pre-agreed prescriber targets.

For each semi-annual period, Actual Detailing Effort for a party in a particular country will be calculated by aggregating the actual Details performed by such party in such country during such period as measured in Primary Detail Equivalents, provided that: (1) only Primary Details and Secondary Details will be included in such calculation; (2) any Details of office-based prescribers who are not on Detail Commitment prescriber target lists pre-agreed by the parties in excess of ***** of the total Primary Details and Secondary Details will not be included in such calculation; and (3) any Secondary Details in excess of ***** of the total Primary Details and Secondary Details performed by such party in such country during such semi-annual period will not be included in such calculation; provided that the foregoing limitation in clause (3) shall not apply: (a) to the measurement of Actual Detailing Effort for semi-annual periods prior to July 1, 2005 or (b) to any Details provided by such party as part of its Detail Commitment that are in excess of the number of Details performed by the other party as part of its Detail Commitment in such country during such semi-annual period.

Schedule I-K - Co-Promotion Initial Marketing Spend and Secondary Co-Promotion Initial

Marketing Spend (Local Currency Million)

Country	CY 2004 LC
US	*****
Canada	*****
France	*****
Germany	*****
Belgium	*****
Netherlands	*****
UK	*****
Ireland	*****
Portugal	*****
Austria	*****
Denmark	*****
Finland	*****
Norway	*****
Sweden	*****
Greece	*****
Switzerland	*****
Australia	*****
Brazil	*****
Mexico	*****

Schedule II(B) - Calculation of Reimbursement Payment

For each Quarter during the Term, the global reimbursement payment or RP shall be calculated pursuant to the following formula. If the amount of the RP for any Quarter is positive, then P&G shall pay such amount to API. If the amount of the RP for any Quarter is negative, then API shall pay the absolute value of such amount to P&G. Examples of the calculations detailed herein are set forth in the attachment hereto.

*****

Schedule III(A)(2)(a) - Oversight Committee

1. Function. Subject to the terms and conditions of the Collaboration Agreement Documents, the Oversight Committee shall have the following functions:

a. To provide a periodic, high-level executive review of the parties’ long-term strategies, business plans and resource commitments for the Product; and

b. To ensure and protect the vision and principles of the parties as set forth in the Collaboration Agreement Documents; and

c. To oversee and track the overall speed and efficiency of the alliance (in support of which, the Alliance General Managers shall provide periodic reports on resource utilization and duplication and annual recommendations for simplification).

Notwithstanding the foregoing, the parties: (i) anticipate that the Oversight Committee will not manage the day-to-day operations with respect to the Product nor the business decisions related thereto, and (ii) acknowledge and agree that the Oversight Committee shall not have the right to participate in any activities or decisions reserved to either API or P&G pursuant to the Collaboration Agreement Documents, including, but not limited to, any right to establish resale prices for Product in the Territory.

2. Composition. The Oversight Committee shall consist of no more than ten (10) members, composed of the parties’ respective executive managers, no more than five (5) of whom shall be appointed by each party, to perform the functions set forth in the preceding section of this Schedule III(A)(2)(a). The members of the Oversight Committee shall be senior executives of Sanofi-Aventis and P&GP representing:

a. Global Pharmaceutical Operations;

b. Global Research and Development;

c. Global Finance;

d. United States Commercial Operations; and

e. European Commercial Operations.

f. Ex-Officio Members: The Alliance General Managers will attend all meetings of the Oversight Committee and report to the Oversight Committee regarding the activities of the Alliance Management Committee, but will not be members of, and shall not vote in, the Oversight Committee.

g. Oversight Committee Leaders: Senior Executive Global Pharmaceutical Operations (Sanofi-Aventis) and the President of Procter & Gamble Pharmaceuticals, Inc., will serve as the Oversight Committee Leaders.

Either party shall have the right from time to time to substitute individuals, on a permanent or temporary basis for any of its previously designated members of the Oversight Committee, including its Oversight Committee Leader.

3. Meetings.

a. Unless the Oversight Committee otherwise agrees, regular meetings of the Oversight Committee shall be held at least once per Contract Year at such times as the Oversight Committee may determine. Regular meetings shall be held at each party’s offices on an alternating basis unless otherwise agreed by the Oversight Committee. Either Oversight Committee Leader may call a special meeting of the Oversight Committee by written or oral notice to the other members. Notices of the place, date and time of all meetings of the Oversight Committee shall be mailed to a member’s last known place of business at least ten (10) days before the meeting or given orally or by fax at least five (5) days before the meeting. Attendance at a meeting shall constitute waiver of notice. Prior to meetings, the Oversight Committee Leaders shall distribute an agenda to the members.

b. A duly constituted quorum of the Oversight Committee for purposes of making any decision or taking any action required or permitted to be made or taken pursuant to the Collaboration Agreement Documents shall be at least two (2) members present in person, via telephone or teleconference, of which at least one (1) member must have been appointed by each party. Any member unable to attend in person may attend via telephone or teleconference and shall have all rights to participate fully and vote.

c. Any meeting may be held by telephone or teleconference so long as all members participating in the meeting can hear one another at the same time. Telephone or Teleconference meetings shall be governed by the same rules as other meetings of the Oversight Committee except as to location.

4. Decision-Making Authority. The API members, collectively, and the P&G members, collectively, shall each be entitled to cast one (1) vote on any matter to be acted upon at such meeting. Any decision or action required or permitted to be made or taken by the Oversight Committee shall only be made or taken upon the unanimous agreement of API and P&G. If unanimous agreement does not exist with respect to any matter, then such matter shall be resolved pursuant to the mechanisms described in Article XVI of the Agreement. Any decision or action that might be made or taken at any meeting of the Oversight Committee may be made or taken, in lieu of a meeting, by an instrument in writing by the Oversight Committee Leaders. Such instruments may be executed in counterparts.

5. Records. The Oversight Committee shall keep accurate minutes of all meetings to reflect any and all decisions or actions made or taken. The Oversight Committee Leaders shall designate a member of the Oversight Committee, or any other suitable person, to prepare and circulate a draft of the minutes of each meeting. Drafts of such minutes shall be delivered to the Oversight Committee Leaders (or their respective designees) within twenty (20) days after each meeting, and shall be edited and issued in final form as soon as practical after the meeting, with the approval and agreement of the Oversight Committee Leaders, as evidenced by their (or their designee’s) signatures on the minutes. The Oversight Committee shall also keep such other records as it deems appropriate.

Schedule III(A)(2)(b) - Alliance Management Committee

1. Function. Subject to the terms and conditions of the Collaboration Agreement Documents, the Alliance Management Committee shall have the following functions:

a. To establish and maintain the global vision, goals and business plan for Products within the Territory pursuant to the Collaboration Agreement Documents and to monitor progress against such vision, goals and business plans; and

b. To agree annually on global forecasts for sales volume, expenses and profit for the Product in the Territory pursuant to the Collaboration Agreement Documents and to agree quarterly on any changes to such forecasts; and

c. To identify global priority projects and issues and ensure that strategies and plans are developed to address identified global priority projects and issues; and

d. To review, approve and track the broad commercialization and development strategies, plans and priorities for the Product in the Territory (provided that the Alliance General Managers will be responsible for executional decisions, planning and resource allocation for global work); and

e. To oversee regional Sales and Marketing plan inputs that have global significance to ensure global consistency and overall quality of planning and execution; and

f. To approve all Product launches and launch timings.

The Research & Development Committee and any development teams formed to develop Product Improvements shall report to the Alliance Management Committee.

Notwithstanding the foregoing, the parties acknowledge and agree that the Alliance Management Committee shall not have the right to participate in any activities or decisions reserved to either API or P&G pursuant to the Collaboration Agreement Documents, including, but not limited to, any right to establish resale prices for Product in the Territory.

2. Composition. The Alliance Management Committee shall consist of no more than eighteen (18) members, composed of multi-functional and multi-national representatives of each party (who shall be officers, directors or employees of such party or an Affiliate of such party), no more than nine (9) of whom shall be appointed by each party, to perform the functions set forth in the preceding section of this Schedule III(A)(2)(b). The members of the Alliance Management Committee shall be as follows:

a. The Alliance General Managers, who shall serve as co-chairs;

b. Co-Chairs of the Global Commercial Steering Team;

c. Co-Chairs of the Research and Development Committee;

d. Global Development Project Leaders; and

e. Senior Managers from: (i) United States Commercial Operations; (ii) European Commercial Operations; (iii) Intercontinental Commercial Operations; (iv) Global Regulatory; and (v) Global Finance.

c. Alliance Management Committee Leaders: The API Alliance General Manager and the P&G Alliance General Manager shall serve as the Alliance Management Committee Leaders.

Either party shall have the right from time to time to substitute individuals, on a permanent or temporary basis for any of its previously designated members of the Alliance Management Committee, including its Alliance General Manager.

3. Meetings.

a. Unless the Alliance Management Committee otherwise agrees, regular meetings of the Alliance Management Committee shall be held at least once every: (i) twelve (12) months to establish goals and approve strategies and plans, and (ii) three (3) months to review progress versus goals and to discuss issues that cross functions or geographies. All meetings shall be held at such times as the Alliance Management Committee may determine. Regular meetings shall be held at each party’s offices on an alternating basis unless otherwise agreed by the Alliance Management Committee. Either Alliance General Manager may call a special meeting of the Alliance Management Committee by written or oral notice to the other members. Notice of the place, date and time of all meetings of the Alliance Management Committee shall be mailed to a member’s last known place of business at least ten (10) days before the meeting or given orally or by fax at least five (5) days before the meeting. Attendance at a meeting shall constitute waiver of notice. Prior to meetings the Alliance General Managers or their designees shall distribute an agenda to the members. The Alliance General Managers or their designees shall attend all meetings of the Alliance Management Committee.

b. A duly constituted quorum of the Alliance Management Committee for purposes of making any decision or taking any action required or permitted to be made or taken pursuant to the Collaboration Agreement Documents shall be at least ten (10) members present in person, via telephone or teleconference, of which at least five (5) members must have been appointed by each party. Any member unable to attend in person may attend via telephone or teleconference and shall have all rights to participate fully and vote.

c. Any meeting may be held by telephone or teleconference so long as all members participating in the meeting can hear one another at the same time. Telephone or Teleconference meetings shall be governed by the same rules as other meetings of the Alliance Management Committee except as to location.

4. Decision-Making Authority. The API members, collectively, and the P&G members, collectively, shall each be entitled to cast one (1) vote on any matter to be acted upon at such meeting. Any decision or action required or permitted to be made or taken by the Alliance Management Committee shall only be made or taken upon the unanimous agreement of API and P&G. If unanimous agreement does not exist with respect to any matter, then such matter shall be resolved pursuant to the mechanisms described in Article XVI of the Agreement. Any decision or action that might be made or taken at any meeting of the Alliance Management Committee may be made or taken, in lieu of a meeting, by an instrument in writing executed by the Alliance General Managers. Such instruments may be executed in counterparts.

5. Delegation of Authority. The Alliance Management Committee may delegate any of the Alliance Management Committee’s responsibilities, as it deems appropriate, to the Alliance General Managers or any other persons agreed by the Alliance Management Committee or any sub-committee formed by the Alliance Management Committee. During the first meeting of the Alliance Management Committee, which meeting shall be conducted as soon as practicable after the Original Agreement Effective Date, the Alliance Management Committee shall begin to establish detailed procedures for performing its functions and making appropriate delegations.

6. Records. The Alliance Management Committee shall keep accurate minutes of all meetings to reflect any and all decisions or actions made or taken. The Alliance General Managers shall designate a member of the Alliance Management Committee or another person agreed by the Alliance Management Committee to prepare and circulate a draft of the minutes of each meeting. Drafts of such minutes shall be delivered to the Alliance General Managers (or their respective designees) within twenty (20) days after the meeting, and shall be edited and issued in final form as soon as practical after the meeting, with the approval and agreement of Alliance General Managers, as evidenced by their (or their designee’s) signatures on the minutes. The Alliance Management Committee shall also keep such other records as it deems appropriate.

Schedule III(A)(2)(c) - Research & Development Committee

1. Function. Subject to the terms and conditions of the Collaboration Agreement Documents, the Research & Development Committee shall have the following functions:

a. To review and approve the initiation, modification or early termination of non-clinical and clinical research within the Territory involving Risedronate including, without limitation, API Studies, Joint Studies and P&G Studies; and

b. Subject to the approval of the Alliance Management Committee, to recommend filing for a Health Registration; and

c. Subject to the approval of the Alliance Management Committee, to review and approve variations in policy for manufacturing/production changes; and

d. To review and approve all Product Improvements pursuant to the Collaboration Agreement Documents; and

e. To participate in such other matters regarding research, development and commercialization of Products or Product Improvements as the Alliance Management Committee or the Alliance General Managers may determine, subject to the other terms and conditions of the Collaboration Agreement Documents; and

f. To have responsibility for determining all Product labeling, including specifically responsibility for maintaining consistency of Product labeling within the Territory.

Notwithstanding the foregoing, the parties acknowledge and agree that the Research & Development Committee shall not have the right to participate in any activities or decisions reserved to either API or P&G pursuant to the Collaboration Agreement Documents.

2. Composition. The parties shall establish and maintain a Research & Development Committee of representatives of each party (who shall be officers, directors or employees of such party or an Affiliate of such party) consisting of no more than eight (8) members, no more than four (4) of which shall be appointed by each party, to perform the functions set forth in the preceding section of this Schedule III(A)(2)(c). The members of the Research & Development Committee shall represent the following disciplines or the functional equivalent thereof: (i) Product Development; (ii) Regulatory Affairs; and (iii) Medical Affairs/Drug Surveillance. A member of the Research & Development Committee may also be a member of the Alliance Management Committee. Each party shall appoint one member to serve as its R&D Leader. Either party shall have the right from time to time to substitute individuals, on a permanent or temporary basis for any of its previously designated members of the Research & Development Committee, including its R&D Leader.

3. Meetings. The Research & Development Committee shall meet as often as needed to perform its functions.

4. Decision-Making Authority. No clinical or non-clinical research involving the Product shall be performed by or for either party in any country without the prior agreement of the Research & Development Committee. The Research & Development Committee will report to the Alliance Management Committee. If the Research & Development Committee cannot reach agreement with respect to any decision, then such matter shall be resolved pursuant to the mechanisms described in Article XVI of the Agreement.

5. Records. Within ninety (90) days after the Original Agreement Effective Date, the Research & Development Committee shall establish its own detailed procedures for interactions, meetings, quorums and notices, if any, record-keeping, decision-making authority and any other matters as the Research & Development Committee may deem prudent.

Schedule III(A)(2)(d) - Global Commercial Steering Team

1. Function. Subject to the terms and conditions of the Collaboration Agreement Documents, the GCS Team will have the following functions:

a. To make recommendations to the Alliance Management Committee on key strategic decisions and investments;

b. Work with the R&D Committee to provide commercial input regarding life cycle management ideas and propose the Four Year R&D Plan to the Alliance Management Committee.

c. To implement the approved global medico-marketing strategy and to define the corresponding tactics;

d. To consolidate the global commercial input into the budget and forecasts;

e. To communicate vision and strategy for the product within the alliance; and

f. To share knowledge with other countries and functions.

2. Composition. The GCS Team will consist of no more than eighteen (18) members, composed of the parties’ key alliance commercial and research and development leaders from both the United States and Europe. The members of the GCS Team will be as follows:

a. Global Marketing Directors who will serve as co-chairs;

b. R&D Committee Chairs;

c. European Marketing Director;

d. United States Marketing Director;

e. Intercontinental Marketing Director;

f. Global Finance Manager;

g. Development Project Leader;

h. United States Medical Affairs; and

i European Medical Affairs.

Either party will have the right from time to time to substitute individuals, on a permanent or temporary basis, for any of its previously designated members of the GCS Team.

3. Meetings.

a. Unless the GCS Team otherwise agrees, regular meetings of the GCS Team will be held at least once every six weeks. All meetings will be held at such times as the GCS Team may determine. Regular meetings will be held at each party’s offices on an alternating basis unless otherwise agreed by the GCS Team. Either GCS Team chair may call a special meeting of the GCS Team by written or oral notice to the other members. Notice of the place, date and time of all meetings of the GCS Team will be mailed to a member’s last known place of business at least ten days before the meeting or given orally or by fax at least five days before the meeting. Attendance at a meeting will constitute waiver of notice. Prior to meetings the GCS Team or their designees will distribute an agenda to the members. The GCS Team chairs or their designees will attend all meetings of the Alliance Management Committee.

b. A duly constituted quorum of the GCS Team for purposes of making any decision or taking any action required or permitted to be made or taken pursuant to the Collaboration Agreement Documents will be at least ten (10) members present in person, via telephone or teleconference, of which at least five(5) members must have been appointed by each party. Any member unable to attend in person may attend via telephone or teleconference and will have all rights to participate fully and vote.

c. Any meeting may be held by telephone or teleconference so long as all members participating in the meeting can hear one another at the same time. Telephone or teleconference meetings will be governed by the same rules as other meetings of the GCS Team except as to location.

4. Decision-Making Authority. The API members, collectively, and the P&G members, collectively, will each be entitled to cast one vote on any matter to be acted upon at such meeting. Any decision or action required or permitted to be made or taken by the GCS Team will only be made or taken upon the unanimous agreement of API and P&G. The GCS Team will report to the Alliance Management Committee. If unanimous agreement does not exist with respect to any matter, then such matter will be referred to the Alliance Management Committee for resolution. The GCS Team may delegate any of the its responsibilities, as it deems appropriate, to any subgroup of the GCS Team. During the first meeting of the GCS Team, the GCS Team will begin to establish detailed procedures for performing its functions and making appropriate delegations.

5. Records. The GCS Team will establish its own detailed procedures for interactions, meetings, quorums and notices, if any, record-keeping, decision-making authority and any other matters as it may deem prudent.

Schedule III(E) - Listed Studies

*****

Schedule III(G)(1) - Current Programs (USD 000’s)

Actonel PMO Alliance Project Portfolio

Development, Life Cycle Mgmt. Exploratory Projects

*****

Schedule IV(B)(4) - Base Detailing Efforts

(Co-Promotion Territory)

PDE (000’s)	Total
US	*****
Canada	*****
Germany	*****
France	*****
Netherlands	*****
Belgium	*****

Schedule IV(B)(7) - Calculation of Actual Detailing Effort and Detailing Efforts Service Mark Up

*****

Schedule IV(B)(8) - Under Performance of Detailing Efforts

*****

Schedule IV(E)(2) - Bundled Sales Calculation

*****

Schedule IVa(B)(4) - Base Detailing Efforts

(Secondary Co-Promotion Territory)

PDE (000’s)	Total
Austria	*****
Sweden	*****
Norway	*****
Denmark	*****
Finland	*****
Switzerland	*****
Portugal	*****
Greece	*****
Mexico	*****
Australia	*****
Brazil	*****

Total	*****

Schedule VII(A)(2) - Definition of Detailing Capacity for Conversion of Co-Promotion/Co-Marketing

*****

Schedule VII(C)(1) - Entry Payment

P&G shall pay to API the following:

1.	if the Conversion Date is between the Original Agreement Effective Date and the date of launch of the Product (the “Launch Date” in such Converted Co-Promotion country, an amount equal to ***** of all of API’s Commercial Expenses and costs and expenses for Registration Studies, Marketing Studies, Health Registrations and Trademark Expenses;

2.	if the Conversion date is less than or equal to forty eight (48) months after the Launch Date, an amount equal ***** of the Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion Date;

3.	if the Conversion Date is more than forty eight (48) months after the Launch Date, but less than or equal to sixty (60) months after the Launch Date, an amount equal to ***** of Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion date;

4.	if the Conversion Date is more than sixty (60) months after the Launch Date, but less than or equal to seventy two (72) months after the Launch Date, an amount equal to ***** of Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion Date;

5.	if the Conversion Date is more than seventy two (72) months after the Launch Date, but less than or equal to eighty four (84) months after the Launch Date, an amount equal to ***** of Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion Date;

6.	if the Conversion Date is more than eighty four (84) months after the Launch Date, but less than or equal to ninety six (96) months after the Launch Date, an amount equal to ***** of Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion Date;

7.	if the Conversion Date is more than ninety six (96) months after the Launch Date, but less than or equal to one hundred eight (108) months after the Launch Date, an amount equal to ***** of Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion Date;

8.	if the Conversion Date is more than one hundred eight (108) months after the Launch Date, but less than or equal to one hundred twenty (120) months after the Launch Date, an amount equal to ***** of Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion Date;

9.	if the Conversion Date is more than one hundred twenty (120) months after the Launch Date, but less than or equal to one hundred thirty two (132) months after the Launch Date, an amount equal to ***** of Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion Date;

10.	if the Conversion Date is more than one hundred thirty two (132) months after the Launch Date, but less than or equal to one hundred forty four (144) months after the Launch Date, an amount equal to ***** of Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion Date;

11.	if the Conversion Date is more than one hundred forty four (144) months after the Launch Date, but less than or equal to one hundred fifty six (156) months after the Launch Date, an amount equal to ***** of Net Outside Sales derived from such Converted Co-Promotion country for the twelve (12) months immediately prior to the Conversion Date; or

12.	if the Conversion Date is more than one hundred fifty six (156) months after the Launch Date, *****.

*****

Schedule X(F) Calculation of Payments in White Space Territory

*****

Schedule XIV(A)(1)(c) - Collaboration Agreement Documents by API

None

Schedule XIV(B)(1)(c) - Collaboration Agreement Documents by P&G

None

Schedule XIV(B)(2)(d) - Pending Litigation

1.	Allegation by Boehringer Mannheim GmbH, in context of interference settlement discussions, that U.S. Patent 4,687,767 might be infringed through doctrine of equivalence by commercialization of risedronate.

Exhibit A - Listed Entities

To be agreed to by the parties by December 31, 2004.